AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON May 14, 2010
REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DRINKS AMERICAS HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Delaware	2080	87-0438825
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

372 Danbury Road
Wilton, CT 06897
203-762-7000

 (Address and telephone number of principal executive offices)

J. Patrick Kenny, CEO
Drinks Americas Holdings, Ltd.
372 Danbury Road
Wilton, CT 06897

 (Name, address and telephone number of agent for service)

Copies to:

Darrin M. Ocasio, Esq.
David B. Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

(COVER CONTINUES ON FOLLOWING PAGE)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
☐ Large accelerated filer
☐ Accelerated filer
☐ Non-accelerated filer
☒   Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount To Be Registered			Proposed Maximum Aggregate Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share	60,824,244	shares	(2)	$0.012	$729,890.93	$52.04

Common Stock, $0.001 par value per share	1,666,667	shares	(3)	$0.012	$20,000	$1.43

Total number of securities to be registered	62,490,911	shares			$749,890.93	$53.47

 (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the Over The Counter Bulletin Board on May 11, 2010, which was $0.012 per share.

(2) Of which 60,824,244 shares of common stock of Drinks Americas Holdings, Ltd. are issuable upon the exercise of outstanding warrants, offered by certain of the selling shareholders.

(3) Represents 1,666,667 shares of common stock of Drinks Americas Holdings, Ltd. that are issuable upon the conversion of a Convertible Promissory Note offered by a selling shareholder.

 The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED May 14, 2010

DRINKS AMERICAS HOLDINGS, LTD.
OTC Bulletin Board trading symbol: DKAM
62,490,911 Shares of Common Stock

This prospectus relates to the public offering of up to 62,490,911 shares of common stock, par value $0.001 per share (the “Common Stock”), of Drinks Americas Holdings, Ltd., by the selling stockholders, of which 60,824,244 are issuable upon exercise of five-year warrants, and 1,666,667 are shares issuable pursuant to a convertible promissory.  The shares being registered pursuant to this registration statement are approximately 29% of the shares held by non-affiliates of the Company.

The selling stockholders may sell Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any of the proceeds from the sale of Common Stock by the selling stockholders. We will pay the expenses of registering these shares.

Investment in the Common Stock involves a high degree of risk.  You should consider carefully the risk factors beginning on page 8 of this prospectus before purchasing any of the shares offered by this prospectus.

Our common stock is quoted on the OTC Bulletin Board and trades under the symbol "DKAM ". The last reported sale price of our common stock on the OTC Bulletin Board on May 11, 2010, was approximately $0.0116 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May ___, 2010.

DRINKS AMERICAS HOLDINGS, LTD.

TABLE OF CONTENTS

Page
PART I
Prospectus Summary	5
Risk Factors	8
Forward-Looking Statements	15
Use of Proceeds	15
Selling Security Holders	16
Plan of Distribution	17
Description of Securities to be Registered	18
Description of Business	20
Description of Property	27
Legal Proceedings	27
Management’s Discussion and Analysis of Financial Condition and Results of Operations	28
Market for Registrant’s Common Equity, Related Stockholders Matters and Issuer Purchasers of Equity Securities and Small Issuer Purchase of Equity Securities	41
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	42
Directors, Executive Officers, Promoters and Control Persons	42
Security Ownership of Certain Beneficial Owners and Management	45
Executive Compensation	47
Certain Relationships and Related Transactions, and Director Independence	51
Additional Information	51
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	51
Legal Matters	52
Experts	52
Financial Statements	F-1

PART II
Other Expenses of Issuance and Distribution	53
Indemnification of Directors and Officers	53
Recent Sales of Unregistered Securities	53
Exhibits	60
Undertakings	63
Signatures	65

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock.

About Us

Unless otherwise indicated or the context otherwise requires, all references below in this prospectus to the "Company", "us", "our" and "we" refer to (i) Drinks Americas Holdings, Ltd. (ii) our 100% owned Delaware subsidiary, Drinks Americas, Inc., (iii) our 100% owned Delaware limited liability company, Maxmillian Mixers, LLC, (iv) our 90% owned New York limited liability company, Drinks Global Imports, LLC,  (v) our 100% owned New York Limited Liability Company, DT Drinks, LLC and 90% owned Connecticut subsidiary, Olifant U.S.A, Inc. (which we acquired on January 15, 2009).

As of March 9, 2005, the shareholders of Drinks America, Inc. ("DA"), acquired control of Gourmet Group, which had become a Delaware corporation and changed its name to Drinks Americas Holdings, Ltd. Prior to entering into a share exchange, as Gourmet Group, Inc. ("Gourmet Group"), we were a company pursuing the acquisition of various operating businesses since our sale of Jardine Foods, Inc., our previous operating entity, in May 2002. As described below, as of March 9, 2005, DA’s shareholders acquired approximately 87% of Gourmet Group's common stock in exchange for all of DA's outstanding common shares and DA’s business.

Based in Wilton, Connecticut, we were founded in 2002 by an experienced team of beverage, entertainment, retail and consumer product industry professionals, led by J. Patrick Kenny, a former executive at Joseph E. Seagram & Sons. We specialize in the marketing and distribution of premium alcoholic and nonalcoholic beverages with icon entertainers and celebrities.

We develop, produce (primarily through contracts with independent contractors called co-packers), market and/or distribute alcoholic and non-alcoholic beverages for sale primarily in the continental United States and have recently expanded our distribution network to certain international and duty free markets. While in certain cases we own the trademarks or have developed the formula for a product that we distribute, in other cases we only have the right to distribute the products and have been granted licenses of the trademark to allow us to do so.

We own certain of our products jointly with celebrities, or their affiliates. We refer to all of the products we distribute as "our products" throughout this prospectus.

Over the past 12 months we have acquired and developed additional brands and distributed existing products, and reallocated marketing support for certain of these brands. Our production capacity is primarily through third party independent contract packers known as "co-packers". The expansion of our business has been negatively affected by insufficient working capital. As a result, we have regularly made judgments as to inventory levels in general and whether to maintain inventory for any particular product based on available working capital, rather than maintaining the optimum levels required to grow our business. We have tried to focus on the most efficient growth opportunities. We will continue to carefully manage our working capital and focus on brand and business opportunities that we believe offer the most strategic sense and most efficient return on investment. We expect that business decisions will continue to be influenced by the availability of working capital.

Our strategy is to take advantage of icon celebrity brands and the strategic relationships our management team has developed throughout their careers. We distribute our products through established distributors, virtually all of which are well known to our management team from prior business dealings with them in the beverage industry. We have expanded the number of distributors we do business with in certain markets where we believe it is appropriate. Our distributors buy our products from us for resale. Our products are produced by independent co-packers, typically, pursuant to our specifications. Our management's relationships with manufacturers, distillers, development/research companies, bottling concerns and certain customers provide the foundation through which we expect to grow our business in the future.

We have assembled, and will attempt to continue to assemble, our premium brands, on a "low cost" basis. We believe acquisition of mid-sized brands and single trademark companies can be accomplished at extremely efficient "price multiples" in relation to their existing volume. We are willing to develop these brands with their original owners on a cooperative economic basis and share with them marketing, production, distribution contacts and other relationships and the sophistication of our management team. We believe that the "skill-set" of our management team is a primary asset in the development of our acquired brands and trademarks. We have acquired products or trademarks from, or entered into ventures with, partners such as Trump Marks LLC, Willie Nelson, Bo Dietl, Dr. Dre, Wynn Starr Flavors, Inc., Old Whiskey River, LLC, DAS Communications, Interscope Geffen A&M, Rheingold Beer and, Marvin Traub Associates. Several of the brands that we have acquired have the strategic advantage of association with "icon" entertainers that provide us efficient promotion and marketing opportunities. We believe the public relations impact of our association with these icons and the resulting media opportunities cuts across electronic, social media and print media formats and delivers an exponential impact in building brand awareness and consumer excitement. Moreover, our focus is primarily on premium high margin, unique premium priced goods.

We believe that our organizational approach will also minimize the need to invest heavily in fixed assets or factories and will allow us to operate with modest overhead because of the historic relationship between members of our management team and co-packers, distilling and bottling and production firms and other industry participants.

We also rely on distributors who handle direct store delivery sales, which also allow us to control our overhead. We have formed an independent network of contract sales and regional managers, a promotional support team and several market segment specialists who are paid on a variable basis.

We currently market and distribute, and in most cases also produce (through co-packers), 8 unique beverage brands.

Our major alcoholic beverages are:

•	Olifant Vodka, which is manufactured at the Wenneker Distillery in Holland where it has been manufactured since 1841, was rated by the New York Times as the second best Vodka in the world;
•
Trump Super Premium Vodka, produced in Holland, a product developed by master distiller Jacques de Lat which was awarded a Four Star Highly Recommended Rating from Paul Pacult in a respected spirits journal and received a “90-95”, “Superb Highly Recommended” rating from the respected Wine Enthusiast Magazine in its March 2008 Buying Guide issue;

•
Trump Flavored Vodka, crafted at the Wanders Distillery in Holland, is comprised of Trump Premium Citron, Grape, Orange, and Raspberry, distilled with all natural fruit flavors combined with the award-winning Trump Super Premium Vodka with Trump Grape Vodka receiving Best in Show Platinum Medal at the prestigious World Spirits and Beverage Competition in Geneva Switzerland;

•	Old Whiskey River Bourbon (R), an award-winning small batch 6 year old bourbon (sometimes referred to in this prospectus as "Old Whiskey River "); and
•	Aguila Tequila, a 100% tequiliana weber blue agave reposado tequila (sometimes referred to as "Aguila").

 In addition, we import Leyrat Estate Bottled Cognac from the 200 year old distillery in Cognac in association with Grammy Award winning artist and producer Dr. Dre and Interscope Records.

Our Company is a Delaware corporation, our principal place of business is located at 372 Danbury Road, Suite 163, Wilton, Connecticut 06897 and our telephone number is (203) 762-7000.

Recent Developments

Preferred Stock Purchase Agreement

As of August 17, 2009, we entered into a Preferred Stock Purchase Agreement with Optimus Capital Partners, LLC, d/b/a Optimus Special Situations Capital Partners, LLC, an unaffiliated investment fund, which provides that, upon the terms and subject to the conditions set forth therein, Optimus is committed to purchase up to $5,000,000 of our Series B Preferred Stock.  Under the terms of the Purchase Agreement, from time to time until August 16, 2011 and at our sole discretion, we may present Optimus with a notice to purchase such Series B Preferred Stock (the “Notice”).  Optimus is obligated to purchase such Series B Preferred Stock on the tenth trading day after the Notice date, subject to satisfaction of certain closing conditions.  Optimus will not be obligated to purchase the Series B Preferred Stock (i) in the event the closing price of our common stock during the nine trading days following delivery of a Notice falls below 75% of the closing price on the trading day prior to the date such Notice is delivered to Optimus, or (ii) to the extent such purchase would result in Optimus and its affiliates beneficially owning more than 9.99% of our common stock.  Our ability to send a notice is also subject to certain conditions.  Therefore, the actual amount of Optimus’ investment is not certain.

In connection with the Optimus Purchase Agreement, we agreed to issue to Optimus (including its designees) five-year warrants to purchase 6,750,000 shares of our common stock at an exercise price of $0.13 per share (the closing price of our common stock on the trading day prior to the execution of the Purchase Agreement), subject to adjustment.  The Warrant underlying the shares was issued to Optimus CG II, Ltd., is only exercisable to the extent that we elect to sell shares of non-convertible preferred stock to Optimus, which Optimus is contractually obligated to purchase pursuant to the Purchase Agreement.  On each tranche notice date, we will issue Optimus an updated warrant amending and replacing a portion of the initial warrant issued on the date the Purchase Agreement was entered into to acquire that portion of the shares of our common stock equal in value to 135% of the tranche purchase price at an exercise price equal to the closing bid price for our common stock on the trading day immediately preceding the tranche notice date.  Each warrant will be exercisable on the earlier of (i) the date on which a registration statement registering for resale the shares of common stock issuable upon exercise of such warrant becomes effective and (ii) the date that is six months after the issuance date of such warrant.  The Company has filed a registration statement which this prospectus forms a part of to register the shares of our common stock issuable upon the exercise of the warrants issued to Optimus.

The Series B Preferred Stock is redeemable at our option on or after the fifth anniversary of the date of its issuance.  The Series B Preferred Stock also has a liquidation preference per share equal to the original price per share thereof plus all accrued dividends thereon. Holders of Series B Preferred Stock will be entitled to receive dividends, which will accrue in shares of Series B Preferred Stock on an annual basis at a rate equal to 10% per annum from the issuance date.  Accrued dividends will be payable upon redemption of the Series B Preferred Stock.  The Series B Preferred Stock ranks, with respect to dividend rights and rights upon liquidation senior to our common stock and our Series A Convertible Preferred Stock. In a concurrent transaction Optimus  borrowed up to 10,000,000 shares of our common stock from certain of our non-affiliated stockholders.

 In order to secure amendments to our Certificate of Designation with respect our Series A Convertible Preferred Stock (“Series A Shares”) which were required to do in order for us to enter into the Purchase Agreement, we agreed that that upon any issuance by the Company of any Common Stock with an effective price per share of Common Stock of less than $0.35 per share (“Triggering Issuances”)(subject to adjustment for reverse and forward stock splits and the like), the holders of the Series A Shares (the “Series A Holders”) may, in their sole discretion, at any time thereafter, pursuant to the conversion terms set forth in the Certificate of Designation of the Series A Preferred Stock, convert at the per share price which applied to the Triggering Issuance, such number of shares of Preferred Stock as will result, in the aggregate, in the issuance by the Company of the same number of shares of Common Stock to the Series A Holders as were issued in the Triggering Issuances, which rights will be exercisable by the Series A Holders pro rata to the number of shares of Preferred Shares held by each of them on the date the Triggering Issuances occur.

On November 25, 2009, we received gross proceeds of $87,037 from the issuance of 8.7037 shares of Series B preferred stock at $10,000.00 per share and a warrant for 4,701,167 shares of common stock with an exercise price of $0.025 per share (subject to adjustment).  The warrant is exercisable upon the earlier of (a) May 25, 2010, or (b) the date a registration statement covering the warrant shares is declared effective, but not after November 25, 2014.

On December 17, 2009, the Company received gross proceeds of $51,333 from the issuance of 5.133333 shares of Series B preferred stock at $10,000.00 per share and a warrant for 4,200,000 shares of common stock with an exercise price of $0.0165. The warrant is exercisable upon the earlier of (a) June 17, 2010, or (b) the date a registration statement covering the warrant shares is declared effective, but not after December 17, 2014.

Source Capital Group, Inc. acted as the placement agent for the Optimus transaction.  Out of the gross proceeds of the Offering, we are obligated to pay Source Capital 10% of the amount we realize on the sale of the Series B Preferred Stock. We will also issue Source Capital warrants to acquire 5% of the shares of our Common Stock which we deliver on exercise of the Warrants with an exercise price equal to the exercise price of the Warrants that were exercised, which warrants are exercisable for a five year period, will contain cashless exercise provisions as well as anti-dilution provisions in the case of stock splits and similar matters.

As of April 12, 2010, in connection with the Optimus transactions, we have paid Source Capital approximately $13,837 in commissions and have issued them warrants to purchase 8,901,167 shares of our Common Stock.

Convertible Promissory Note

On November 9, 2009, we received gross proceeds of $100,000 from Leon Frenkel and issue him a Convertible Promissory Note in the amount of $100,000.  The interest on the note is 12.5% per annum and is to be paid quarterly in arrears, commencing on January 31, 2009.  The Note matures on November 1, 2010.  The conversion price of the Note is $0.06 per share (subject to adjustment as provided in the Note).  In connection with the issuance of the Note, we entered into a registration rights agreement.  Pursuant to the registration rights agreement by January 8, 2010, we must file a registration statement with the Securities and Exchange Commission to register the 1,666,667 shares of our common stock issuable upon conversion of the Note.  If the registration statement is not timely filed or isn’t declared effective by the Securities and Exchange Commission within 90 days of when it was filed we will have to issue the note holder additional shares of our common stock equal to 2% of the number of shares of our Common Stock issuable upon conversion of the note.

In connection with the Note, we also entered into a Stock Grant Agreement pursuant to which we issued the note holder 250,000 shares of our Common Stock.

Master Importation and Distribution Agreement

We have entered into a Master Importation and Distribution Agreement with Mexcor, Inc. pursuant to which Mexcor will be the exclusive importer and master distributor for some of our products.  Under the agreement, Mexcor’s services will include storage, inventory maintenance, warehousing, shipping, marketing, promotion and distribution of our products.

We will be providing consulting services to Mexcor in connection with certain of these services and we have approval rights as to various matters under the agreement.  We remain responsible for our relationship with icons and trademark owners relating to the products governed by the agreement.

Under this agreement, Mexcor will also be responsible for billing and collection activities and will be obligated to pay us fees based on the number of cases of each product sold with certain percentage increases reflected in the agreement.  Mexcor is obligated to pay certain minimum fees commencing on the 4th month anniversary of the execution of the agreement through the 21st anniversary ranging from $20,000 to $50,000 per month, which are payable in the event they are greater than the fees based on sales which otherwise apply. In the event that a specified number of cases of each of our products are not sold by Mexcor during specified periods, at our option, that product will no longer be produced and distributed by Mexcor and we can consider other alternatives. We expect that Mexcor will perform certain of its obligations through sub-contractors.

Under the agreement, Mexcor will initially be responsible for the distribution of Old Whiskey River Bourbon, Trump Super Premium Vodka, Aguila Tequila, Leyrat Cognac, and Olifant Vodka and Gin.  However, the agreement also contemplates that products that we develop in the future may be governed by this agreement as may products introduced by Mexcor. Mexcor is entitled to retain the excess of the amounts realized from sales of our products over all of its costs including payments to us and royalties payable to third parties.

In part consideration for the services Mexcor is providing to us, we have agreed that under certain circumstances, Mexcor will be entitled to 5% of the amount that we realize in connection with the sale of certain existing products and 20% in connection with the sale of new products which are added to this agreement.  In addition, we shall issue and deliver to Mexcor 12,000,000 shares of our common stock within 10 days.  We will also issue to Mexcor warrants to acquire 2,000,000 shares of our common stock at such time as Mexcor realizes $8,000,000 of net sales of our products, and additional warrants to acquire 2,000,000 shares of our common stock at such time as Mexcor realizes $12,000,000 in net sales of products over a twelve (12) month look-back period, provided such criterion is satisfied during the initial five-year term.  Furthermore, we will issue to Mexcor warrants to acquire 2,000,000 shares of our common stock for each product introduced by Mexcor which becomes a product subject to the agreement, provided that (i) Mexcor agrees in writing that we will receive not less that 20% of any amount realized by Mexcor on the sale of Mexcor’s interest in the product, and  (ii) we receive not less than $75,000 in fees as a result of sales of such product in the ordinary course of business or Mexcor sells not less than 20,000 case equivalents of the new product.  The Warrants will be exercisable for a period of five years from the date of issuance at an exercise price of 75% of the average closing price of our common stock over the fifteen trading day’s immediately preceding issuance of the warrants. Our agreement with Mexcor has an initial term of 5 years and in certain circumstances is subject to an automatic 10 year renewal.

About This Offering

Summary of the Shares offered by the Selling Stockholders.

The following is a summary of the shares being offered by the selling stockholders:

Common Stock offered by the selling stockholders	Up to 62,490,911 shares of Common Stock, of which 60,824,244 shares are issuable upon exercise of warrants and 1,666,667 shares are issuable upon conversion of a convertible promissory note. (1)

Common Stock outstanding prior to the offering	265,621,787 (2)

Common Stock to be outstanding after the offering
328,112,698 assuming the full exercise of the shares issuable upon exercise of the warrants and the conversion of the shares issuable upon conversion of the convertible promissory note, which are included in this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of the Common Stock hereunder, but will receive the amount of the exercise price of the warrants if such warrants are exercised for cash.

(1)  Warrants to purchase 60,824,244 shares of our common stock were issued pursuant to the Purchase Agreement between us and Optimus and Warrants to purchase 8,901,167 shares were issued pursuant to an agreement between us and Source Capital.

(2) Based upon the total number of issued and outstanding shares as of April 12, 2010.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below as well as other information provided to you in this prospectus, including information in the section of this document entitled “Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to our Business

WE ARE A DEVELOPING COMPANY AND OUR PROSPECTS MUST BE CONSIDERED IN LIGHT OF OUR SHORT OPERATING HISTORY AND SHORTAGE OF WORKING CAPITAL

We are a developing company with a very short operating history, having been incorporated in September 2002. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by developing companies, including dealing with a shortage of necessary funds in the very competitive marketplace in which the alcoholic and non-alcoholic beverage business is carried on, as well as the many risks commonly anticipated or experienced by mature companies. Our ability to operate as a going concern and to achieve profitable operations will be dependent on such factors as the success of our business model and marketing strategy, market penetration of existing products, competition, future brand additions, continued development of distribution relationships and the availability of financing. No assurance can be given that we will be able successfully to develop our business under the foregoing conditions.

WE RELY HEAVILY ON OUR INDEPENDENT DISTRIBUTORS, AND THIS COULD AFFECT OUR ABILITY TO EFFICIENTLY AND PROFITABLY DISTRIBUTE AND MARKET OUR PRODUCTS, AND MAINTAIN OUR EXISTING MARKETS AND EXPAND OUR BUSINESS INTO OTHER GEOGRAPHIC MARKETS.

Our ability to establish a market for our brands and products in new geographic distribution areas, as well as maintain and expand our existing markets, is dependent on our ability to establish and maintain successful relationships with reliable independent distributors strategically positioned to serve those areas. Many of our larger distributors sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products may represent a small portion of their business. To the extent that our distributors are distracted from selling our products or do not expend sufficient efforts in managing and selling our products, our sales will be adversely affected. Our ability to maintain our distribution network and attract additional distributors will depend on a number of factors, many of which are outside our control. Some of these factors include: (i) the level of demand for our brands and products in a particular distribution area; (ii) our ability to price our products at levels competitive with those offered by competing products and (iii) our ability to deliver products in the quantity and at the time requested by distributors.

There can be no assurance that we will be able to meet all or any of these factors in any of our current or prospective geographic areas of distribution. Further, shortage of adequate working capital may make it impossible for us to do so. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our distributors in that particular geographic area, thus limiting our ability to maintain and expand our market, which will likely adversely effect our revenues and financial results.

WE GENERALLY DO NOT HAVE LONG-TERM AGREEMENTS WITH OUR DISTRIBUTORS, AND WE EXPEND SIGNIFICANT TIME AND MAY NEED TO INCUR SIGNIFICANT EXPENSE IN ATTRACTING AND MAINTAINING KEY DISTRIBUTORS.

Our marketing and sales strategy presently, and in the future, will rely on the performance of our independent distributors and our ability to attract additional distributors. We have entered into written agreements with certain of our distributors for varying terms and duration; however, most of our distribution relationships are informal (based solely on purchase orders) and are terminable by either party at will. We currently do not have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments from many of our distributors. In addition, despite the terms of the written agreements with certain of our significant distributors, we have no assurance as to the level of performance under those agreements, or that those agreements will not be terminated. There is also no assurance that we will be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we will have to incur significant expenses to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets. We may not have sufficient working capital to allow us to do so.

BECAUSE OUR DISTRIBUTORS ARE NOT REQUIRED TO PLACE MINIMUM ORDERS WITH US, WE NEED TO CAREFULLY MANAGE OUR INVENTORY LEVELS, AND IT IS DIFFICULT TO PREDICT THE TIMING AND AMOUNT OF OUR SALES.

Our independent distributors are not required to place minimum monthly, quarterly or annual orders for our products. In order to reduce their inventory costs, our independent distributors maintain low levels of inventory which, depending on the product and the distributor, range from 15 to 45 days of typical sales volume in the distribution area. We believe that our independent distributors endeavor to order products from us in such quantities, at such times, as will allow them to satisfy the demand for our products in the distribution area. Accordingly, there is no assurance as to the timing or quantity of purchases by any of our independent distributors or that any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. Our goal is to maintain inventory levels for each of our products sufficient to satisfy anticipated purchase orders for our products from our distributors, which is difficult to estimate. This places burdens on our working capital which has been limited since we began operations. As a result, we have not consistently been able to maintain sufficient inventory levels and may not be able to do so in the future.

As is customary in the contract packing industry for small companies, we are expected to arrange for the production of our products sufficiently in advance of anticipated requirements. To the extent demand for our products exceeds available inventory and the capacities available under our contract packing arrangements, or orders are not submitted on a timely basis, we will be unable to fulfill distributor orders on a timely basis. Conversely, we may produce more products than warranted by actual demand, resulting in higher storage costs and the potential risk of inventory spoilage. Our failure to accurately predict and manage our contract packaging requirements may impair relationships with our independent distributors, which, in turn, would likely have a material adverse effect on our ability to maintain relationships with those distributors.

THE BANKRUPTCY, CESSATION OF OPERATIONS, OR DECLINE IN BUSINESS OF A SIGNIFICANT DISTRIBUTOR COULD ADVERSELY AFFECT OUR REVENUES, AND COULD RESULT IN INCREASED COSTS IN OBTAINING A REPLACEMENT.

If any of our primary distributors were to stop selling our products or decrease the number of cases purchased, our revenues and financial results could be adversely affected. There can be no assurance that, in the future, we will be successful in finding new or replacement distributors if any of our existing significant distributors discontinue our brands, cease operations, file for bankruptcy or terminate their relationship with us.

WE HAVE NOT SATISFIED CERTAIN OF OUR COMMITMENTS UNDER DISTRIBUTION AGREEMENTS, WHICH ENTITLE US TO DISTRIBUTE CERTAIN OF OUR PRODUCTS. IF ANY OF THESE AGREEMENTS WERE CANCELLED IT WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

Our rights to distribute certain of our products are generally governed by distribution agreements which contain minimum sales targets and other requirements some of which we have not satisfied to date. Therefore virtually all of our distribution contracts can be cancelled. We rely on our relationships with the parties who have granted us distribution rights rather than contractual protection. Cancellation of one or more of our distribution contracts would have a material adverse effect on our business.

WE NEED TO EFFECTIVELY MANAGE OUR GROWTH AND THE EXECUTION OF OUR BUSINESS PLAN. ANY FAILURE TO DO SO WOULD NEGATIVELY IMPACT OUR RESULTS.

To manage operations effectively, we must improve our operational, financial and other management processes and systems. We have a small staff and our success also depends on our ability to maintain high levels of employee efficiency, to manage our costs in general and administrative expense in particular, and otherwise to efficiently execute our business plan. We need to cost-efficiently add new brands and products, develop and expand our distribution channels, and efficiently implement our business strategies. There are no assurances that we will be able to effectively and efficiently manage our growth. Any inability to do so, could increase our expenses and negatively impact the results of our operations.

OUR INDEPENDENT AUDITORS’ REPORT INCLUDES AN EMPHASIS OF MATTER PARAGRAPH STATING THAT THERE IS A SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Because we have incurred significant losses from operations since inception, our auditor included in its report for the years ended April 30, 2009 and 2008, an emphasis of matter paragraph in its independent auditors’ report stating that there is a substantial doubt about our ability to continue as a going concern. If we continue to generate significant losses we may not be able to continue as a going concern.

THE LOSS OF KEY PERSONNEL WOULD DIRECTLY AFFECT OUR EFFICIENCY AND ECONOMIC RESULTS.

We are dependent upon the creative skills and leadership of our founder, J. Patrick Kenny, who serves as our President and Chief Executive Officer and upon the management, financial and operational skills of Jason Lazo, our Chief Operating Officer. The loss of the services of either Mr. Kenny, or Mr. Lazo could have a material adverse affect on our business and operations, including our ability to develop and execute a long-term, profitable business plan. Due to inadequate working capital, we have often not paid agreed upon compensation to our employees and independent contractors.  We expect to timely pay our employees and independent contractors in the future. However, if we fail to do so, there can be no assurance they will continue to render services to us.

Our management team consists of several key distribution, sales and financial personnel who have been recruited within the past several years. Many of these individuals provide services to us as independent contractors. In order to manage and operate our business successfully in the future, it will be necessary to further strengthen our management team. The hiring of any additional executives will increase our compensation expense. We may not have sufficient working capital to be able to do so.

OUR STRATEGY REQUIRES US TO DEVELOP AND MAINTAIN RELATIONSHIPS WITH OTHER FIRMS.

Our strategy depends on various relationships with other firms for product development, research facilities, distilling facilities, bottling, distribution and low-cost marketing. Because of these relationships, we do not expect to invest heavily in fixed assets or factories. Of particular importance to us is our relationship with independent producers who manufacture our products, typically, pursuant to our specifications. We do not have our own production capacity and rely on independent contractors to produce our products. We will need to maintain and develop relationships with additional manufactures as we add products to our product mix. It is vital to our success that our producers deliver high quality products to us with favorable pricing terms. There can be no assurance, however, that we will be able to develop and maintain relationships which provide us the services and facilities we require. If we fail to develop and maintain such relationships, we may be forced to change our strategy, which could have a material adverse effect on the results of our operations. Further, if our relationship with a producer of any of our products is terminated, it is likely our business will be disrupted until a replacement producer is identified and production commences.

OUR BUSINESS AND FINANCIAL RESULTS DEPEND ON MAINTAINING A CONSISTENT AND COST-EFFECTIVE SUPPLY OF RAW MATERIALS.

Raw materials for our products include concentrate, glass, labels, flavoring, caps and packaging materials. Currently, we purchase our flavor concentrate from two flavor concentrate suppliers. We believe that we have adequate sources of raw materials, which are available from multiple suppliers, and that in general we maintain good supplier relationships. The price of our concentrates is determined through negotiation with our flavor houses, and may be subject to change. Prices for the remaining raw materials are generally determined by the market, and may change at any time. Increases in prices for any of these raw materials could have a material adverse impact on our ability to achieve profitability. If we are unable to continue to find adequate suppliers for our raw materials on economic terms acceptable to us, it will adversely affect our results of operations.

WE MAY NOT BE ABLE TO ACQUIRE AND SUCCESSFULLY INTEGRATE ADDITIONAL PRODUCTS IN THE FUTURE.

We have grown our business primarily through acquisitions of brands and, if we have the working capital necessary to do so, we expect to acquire additional brands in the future. There can be no assurance that we will be able to acquire additional products or assimilate all of the products we do acquire into our business or product mix. Acquisitions can be accompanied by risks such as potential exposure to unknown liabilities relating to the acquired product or business. We have entered into, and may continue to enter into, joint ventures, which may also carry risks of liability to third parties.

OUR INABILITY TO PROTECT OUR TRADEMARKS, PATENT AND TRADE SECRETS MAY PREVENT US FROM SUCCESSFULLY MARKETING OUR PRODUCTS AND COMPETING EFFECTIVELY.

Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, patents, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks and trade secrets to be of considerable value and importance to our business and our success. We rely on a combination of trademark, patent, and trade secrecy laws, and contractual provisions to protect our intellectual property rights. There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, trade secrets (including our flavor concentrate trade secrets) or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly and we may lack the resources required to defend against such claims. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse affect on our ability to market or sell our brands, and profitably exploit our products.

WE HAVE LIMITED WORKING CAPITAL AND WILL NEED ADDITIONAL FINANCING IN THE FUTURE.

Our working capital needs in the future will depend upon factors such as market acceptance of our existing products and of any new products we launch, the success of our independent distributors and our production, marketing and sales costs. None of these factors can be predicted with certainty.

We have sustained substantial operating losses since our organization. We will need additional debt or equity financing in the future to fully implement our business plan. We may not be able to obtain any additional financing on acceptable terms or at all. As a result, we may not have adequate working capital to implement future expansions, maintain sufficient levels of inventory, and maintain our current levels of operation or to pursue strategic acquisitions. Our failure to obtain sufficient financing would likely result in the delay or abandonment of some or all of our development plans, any one of which would likely harm our business and the value of our common stock.

CERTAIN OF OUR PRODUCTS ARE CLOSELY IDENTIFIED WITH CELEBRITIES AND OUR BRAND RECOGNITION IS SIGNIFICANTLY AFFECTED BY THEIR SUCCESS IN THEIR PROFESSION.

Certain of our products, including products for which we have acquired distribution rights, adopt the name of a single personality or celebrity, or are associated with a single personality or celebrity, such as Willie Nelson, Donald Trump, and Dr. Dre. Therefore, any reduction of notoriety or any damage to the reputation of any such personality will correspondingly damage the associated product and could have a material adverse effect on the results of our operations.

CERTAIN FACTORS RELATING TO OUR INDUSTRY

WE COMPETE IN AN INDUSTRY THAT IS BRAND-CONSCIOUS, SO BRAND NAME RECOGNITION AND ACCEPTANCE OF OUR PRODUCTS ARE CRITICAL TO OUR SUCCESS.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers. In addition, our business depends on acceptance by our independent distributors of our brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors' existing beverage sales. Although we believe that we have made progress towards establishing market recognition for certain of our brands in both the alcoholic and non alcoholic beverage industry, it is too early in the product life cycle of these brands to determine whether our products and brands will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers.

COMPETITION FROM TRADITIONAL ALCOHOLIC AND NON-ALCOHOLIC BEVERAGE MANUFACTURERS MAY ADVERSELY AFFECT OUR DISTRIBUTION RELATIONSHIPS AND MAY HINDER DEVELOPMENT OF OUR EXISTING MARKETS, AS WELL AS PREVENT US FROM EXPANDING OUR MARKETS.

The beverage industry is highly competitive. We compete with other beverage companies, most of which have significantly more sales and significantly more resources, which gives them significant advantages in gaining consumer acceptance for their products, access to shelf space in retail outlets and marketing focus by our distributors, all of whom also distribute other beverage brands. Our products compete with all beverages, most of which are marketed by companies with greater financial resources than what we have. Some of these competitors are or will likely in the future, place severe pressure on our independent distributors not to carry competitive alternative brands such as ours. We also compete with regional beverage producers and "private label" suppliers. Some of our alcoholic competitors are Diageo, Pernod Ricard, Castle Brands, Brown-Furman and Bacardi & Company, Ltd. Some of our direct competitors in the alternative beverage industry include Cadbury Schweppes (Snapple, Stewart, Nantucket Nectar, Mystic), Thomas Kemper, Boylans and Hansens. Competitor consolidations, market place competition, particularly among branded beverage products, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive phenomena, we are unable to sufficiently maintain or develop our distribution channels, or develop alternative distribution channels, we may be unable to achieve our financial targets. As a means of maintaining and expanding our distribution network, we intend to expand the market for our products, and introduce additional brands. However, we will require financing to do so. There can be no assurance that we will be able to secure additional financing or that other companies will not be more successful in this regard over the long term. Competition, particularly from companies with greater financial and marketing resources than those available to us, could have a material adverse effect on our existing markets, as well as our ability to expand the market for our products.

WE COMPETE IN AN INDUSTRY CHARACTERIZED BY RAPID CHANGES IN CONSUMER PREFERENCES, SO OUR ABILITY TO CONTINUE DEVELOPING NEW PRODUCTS TO SATISFY OUR CONSUMERS' CHANGING PREFERENCES WILL DETERMINE OUR LONG-TERM SUCCESS.

Our current market distribution and penetration is limited as compared with the potential market and so our initial views as to customer acceptance of a particular brand can be erroneous, and there can be no assurance that true market acceptance will ultimately be achieved. In addition, customer preferences are also affected by factors other than taste, such as the recent media focus on obesity in youth. If we do not adjust to respond to these and other changes in customer preferences, our sales may be adversely affected.

A DECLINE IN THE CONSUMPTION OF ALCOHOL COULD ADVERSELY AFFECT OUR BUSINESS.

There have been periods in American history during which alcohol consumption declined substantially. A decline in alcohol consumption could occur in the future due to a variety of factors including: (i) a general decline in economic conditions, (ii) increased concern about health consequences and concerns about drinking and driving, (iii) a trend toward other beverages such as juices and water, (iv) increased activity of anti-alcohol consumer groups, and (v) increases in federal, state or foreign excise taxes. A decline in the consumption of alcohol would likely negatively affect our business.

WE COULD BE EXPOSED TO PRODUCT LIABILITY CLAIMS FOR PERSONAL INJURY OR POSSIBLY DEATH.

Although we have product liability insurance in amounts we believe are adequate, we cannot assure you that the coverage will be sufficient to cover any or all product liability claims. To the extent our product liability coverage is insufficient; a product liability claim would likely have a material adverse affect upon our financial condition. In addition, any product liability claim successfully brought against us may materially damage the reputation of our products; thus adversely affecting our ability to continue to market and sell that or other products.

OUR BUSINESS IS SUBJECT TO MANY REGULATIONS AND NONCOMPLIANCE IS COSTLY.

The production, marketing and sale of our alcoholic and non alcoholic beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, thus adversely affecting our financial conditions and operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, rules and regulations are subject to change from time to time and while we monitor developments in this area, the fact that we have limited staff makes it difficult for us to keep up to date and we have no way of anticipating whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether regarding labeling, the environment, taxes or otherwise, could have a material adverse effect on our financial condition and results of operations.

THE CURRENT INTERNATIONAL CONFLICTS, AND TERRORISM EVENTS ALL OR INDIVIDUALLY MAY HAVE AN ADVERSE IMPACT ON OUR SALES AND EARNINGS, AND OUR SHIPPING COSTS HAVE INCREASED.

We cannot predict the impact of the current economic climate in the United States, or the current international situation, on current and future consumer demand for and sales of our products. In addition, recent volatility in the global oil markets has resulted in rising fuel and freight prices, which many shipping companies are passing on to their customers. Our shipping costs have increased, and these costs may continue to increase. Due to the price sensitivity of our products, we do not anticipate that we will be able to pass these increased costs on to our customers.

CERTAIN FACTORS RELATED TO OUR COMMON STOCK

BECAUSE OUR COMMON STOCK IS CONSIDERED A "PENNY STOCK," A SHAREHOLDER MAY HAVE DIFFICULTY SELLING SHARES IN THE SECONDARY TRADING MARKET.

Our common stock is subject to certain rules and regulations relating to "penny stock" (generally defined as any equity security that has a price less than $5.00 per share, subject to certain exemptions). Broker-dealers who sell penny stocks are subject to certain "sales practice requirements" for sales in certain nonexempt transactions (i.e., sales to persons other than established customers and institutional "accredited investors"), including requiring delivery of a risk disclosure document relating to the penny stock market and monthly statements disclosing recent price information for the penny stocks held in the account, and certain other restrictions. For as long as our common stock is subject to the rules on penny stocks, the market liquidity for such securities could be significantly limited. This lack of liquidity may also make it more difficult for us to raise capital in the future through sales of equity in the public or private markets.

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE, AND A SHAREHOLDER'S INVESTMENT IN OUR COMMON STOCK COULD SUFFER A DECLINE IN VALUE.

There could be significant volatility in the volume and market price of our common stock, and this volatility may continue in the future. Our common stock is listed on the over-the-counter Bulletin Board and there is a greater chance for market volatility for securities that trade on the OTC Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of "bid" and "ask" quotations and generally lower trading volume. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts or our failure to meet our or their projected financial and operating results, litigation involving us, general trends relating to the beverage industry, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price.

A LARGE NUMBER OF SHARES OF COMMON STOCK WILL BE ELIGIBLE FOR FUTURE SALE AND MAY DEPRESS OUR STOCK PRICE.

Our shares that are eligible for future sale may have an adverse effect on the price of our stock. As of April 12, 20010, there were approximately 265,621,787 shares of our common stock outstanding. In connection with December 2007 private placement, we  issued 5,000,000 shares of common stock, 11,000 shares of our Series A Preferred Stock, which is convertible into 31,428,571 shares of our common stock and warrants to acquire 600,000 shares of our common stock. A significant percent of these shares either are eligible to be traded.  Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

YOUR OWNERSHIP INTEREST, VOTING POWER AND THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE BECAUSE WE HAVE ISSUED, AND MAY CONTINUE TO ISSUE, A SUBSTANTIAL NUMBER OF SECURITIES CONVERTIBLE OR EXERCISABLE INTO OUR COMMON STOCK.

We have issued common stock, warrants, options and convertible notes to purchase our common stock to satisfy our obligations and fund our operations and reward our employees. In the future we may issue additional shares of common stock, options, warrants, preferred stock or other securities exercisable for or convertible into our common stock to raise money for our continued operations. We continue to seek additional investors. If additional sales of equity occur, your ownership interest and voting power in us will be diluted and the market price of our common stock may decrease.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of Common Stock offered by the selling stockholders. However, we will generate proceeds from the cash exercise of the warrants by the selling stockholders, if any. We intend to use those proceeds for general corporate purposes.

SELLING SECURITY HOLDERS

The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus.  Other than Source Capital Group, Inc. none of the selling shareholders is a broker-dealer. The selling stockholders may sell up to 62,490,911 shares of our Common Stock from time to time in one or more offerings under this prospectus, including 60,824,244 shares which are issuable upon the exercise of warrants held by certain selling stockholders and 1,666,667 shares of our Common Stock issuable upon the conversion of a convertible promissory note. Because each selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders.

Name of Selling Stockholder	Beneficial Ownership Before the Offering (1)		Shares of Common Stock Included in Prospectus		Percentage Beneficial Ownership before the Offering	Beneficial Ownership After the Offering (2)	Percentage of Ownership After Completion of Offering (2)
Optimus CG II, Ltd. (3)	0	(4)	51,923,077	(5)	0 (4)	0	0
Leon Frenkel	3,454,047	(6)	1,666,667		1.3%	1,787,380	*
Source Capital Group, Inc.(7)	8,901,167	(8)	8,901,167		3.24%	0	0

(1)  The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. As of April   12, 2010, the Company had 265,621,787 shares of common stock issued and outstanding.

(2)  Assumes the sales of all shares included in this prospectus.

(3) The sole stockholder of Optimus CG II, Ltd. is Optimus Capital Partners, LLC, d/b/a Optimus Life Sciences Capital Partners, LLC. Voting and dispositive power with respect to the shares held by Optimus CG II, Ltd. is exercised by Terry Peizer, the Managing Director of Optimus Life Sciences Capital Partners, LLC, who acts as investment advisor to Optimus CG II, Ltd. Optimus CG II, Ltd. is not a registered broker-dealer or an affiliate of a registered broker-dealer.

(4) The holder of the warrant is contractually prohibited from exercising the warrant if such exercise would result in the holder holding more than 4.99% of our common stock on the exercise date.

(5) Includes 51,923,077 shares of common stock issuable upon the exercise of five year warrants issued to Optimus.  The Warrant is exercisable on the earlier of (i) the date on which a registration statement registering for resale the shares of common stock issuable upon exercise of such warrant becomes effective (ii) the date that is six months after the issuance date of the Warrant.

(6)  Includes 1,666,667 shares of Common Stock issuable upon the conversion of a Convertible Promissory Note issued to the selling shareholder.

(7) Russell Newton, the Chief Financial Officer of Source Capital Group, Inc., has voting and dispositive powers over the securities of the Company owned by Source Capital.  Mr. Newton disclaims beneficial ownership of these securities. Source Capital Group, Inc. is a registered broker dealer.

(8) Includes 8,901,167 shares of common stock issuable upon the exercise of Warrants issued to the selling shareholder.

* Less than one percent.

PLAN OF DISTRIBUTION

This prospectus includes 62,490,911shares of common stock offered by the selling stockholders.

Each selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

☐	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

☐	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

☐	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

☐	an exchange distribution in accordance with the rules of the applicable exchange;

☐	privately negotiated transactions;

☐	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

☐	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

☐	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

☐	a combination of any such methods of sale; or

☐	Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

A selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. A selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

A selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event that the selling stockholder is deemed affiliated with purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify certain of the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

We agreed to use commercially reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus includes 62,490,911 shares of our Common Stock offered by the selling stockholders. The following description of our Common Stock is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Holders of our common stock have no preemptive rights. There are no conversion or redemption rights or sinking fund provisions with respect to our common stock.

           Our Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate of designations, preferences and rights pursuant under Delaware law, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued are likely to have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

On December 18, 2007, we amended our Certificate of Incorporation to establish our Series A Preferred Stock at $0.001 par value. We have issued 11,000 shares of Series A Preferred Stock (hereinafter the "Series A Preferred Stock" or the "Preferred Stock"). The Preferred Stock is convertible into common stock at $0.50 per share, which if all of the Preferred Stock is converted, would result in the issuance of 22,000,000 shares of our common stock. The Preferred Stock has no voting or divided rights and has a liquidation preference of $1,000 per share, $11,000,000 in the aggregate.

The Certificate of Designation of Preferences, Rights and Limitations of our Series A Preferred Stock (the Certificate) provide the holders thereof with numerous rights and privileges and impose various limitations on the Company.

So long as any shares of our Series A Preferred Stock is outstanding, without the consent of the holders of at least 51% in stated value of the then outstanding shares of the Series A Preferred Stock, subject to certain limited exceptions, we may not (i) enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money or liens on any of our assets, (ii) amend our certificate of incorporation, bylaws or other charter documents so as to materially and adversely affect any rights of any holder of the Series A Preferred Stock, (iii) repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of our common or other securities or (iv) pay cash dividends or distributions on common stock or other securities of the Company.

Also, although the Series A Preferred Stock generally has no voting rights, we may not without, the affirmative vote of holders of 60% or more of the then outstanding shares of the Series A Preferred Stock, take certain actions, including (a) alter or change adversely the powers, preferences or rights given to the preferred stock or alter or amend the Certificate, (b) authorize or create any class of stock ranking as to redemption or distribution of assets upon a liquidation (as defined in the Certificate) senior to or otherwise pari passu with the Series A Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of such preferred shares, or (d) increase the number of authorized shares of the Series A Preferred Stock.

In addition, in the event a Triggering Event (as defined in the Certificate), occurs we will be required to redeem the Series A Preferred Stock at the greater of 110% of its stated value or the value of the common stock which may be acquired on the conversion of the Preferred Stock, which value generally is determined based on the weighted average trading value of our common stock on the date the Triggering Event occurs. Triggering events include (i) our failure to deliver certificates representing shares of common stock issuable upon conversion of the Preferred Stock prior to the fifth trading day after such shares are required to be delivered, (ii) after the date that shareholder approval is obtained to amend our charter to increase the number of shares of common stock we are authorized to issue to 200,000,000 shares, we fail to have available a sufficient number of authorized and unreserved shares of common stock to allow for conversion of the Preferred Stock, (iii) we materially fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the transaction documents we executed in connection with the private placement conducted by us in January 2007, (iv) subject to certain limited exceptions, we redeem shares of our common stock or common stock equivalents, (v) we are the subject of a Change in Control Transaction (as defined in the Certificate), which includes the acquisition of in excess of 40% or our voting securities (other than by conversion of the Preferred Stock and the warrants issued to the placement agent in the December 2007 (the “December” private placement”) or, we are a party to a merger in which our shareholders own less than 60% of the voting power of the surviving entity or, we sell or transfer all or substantially all of our assets and our shareholders own less than 60% of the voting power of the transferee, or within a one year period more than one-half of the members of our board of directors are removed and such removal is not approved by a majority of the board, (vi) we are the subject of bankruptcy proceeding (in the event of an involuntary filing, which shall not have been dismissed within 75 days), (viii) our common stock shall fail to be listed or quoted for trading on a trading market (as defined in the Certificate) for more than five trading days, or (viii) we shall not have amended our Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue to 200,000,000 shares on or before June 30, 2008.

Under certain circumstances, provided the daily dollar trading volume for our common stock exceeds $100,000 per trading day for 20 consecutive trading days, we have the right to cause each holder of our Series A Preferred Stock to convert all or part of such stock. Our ability to cause such conversions is subject to numerous material conditions including that we shall have amended our Certificate of Incorporation as described herein and that the closing bid price per share of our common stock, on the trading market on which it trades, for a ten consecutive trading day period exceeds $1.50. This provision does not apply until the date that all of the shares of common stock purchasable on conversion of the Series A Preferred Stock can be sold pursuant to Rule 144 without volume or manner restrictions. Another of the conditions to a forced conversion is that there is an effective registration statement permitting the resell of the shares of common stock subject to conversion or such shares can be sold pursuant to Rule 144 without volume or manner restrictions.

The Certificate provides that we shall not effect any conversion of the Series A Preferred Stock, nor would the forced conversion provisions apply, and the holders shall not have the right to convert any portion of the Preferred Stock to the extent that, after giving effect to the conversion, such holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after the conversion, with beneficially ownership to be calculated in accordance with Section 13(d) of the Exchange Act. The determination of whether this limitation applies is in the sole discretion of the holder of the Series A Preferred stock, the conversion of whose preferred shares is at issue.

 In August 2009, we filed a Certificate of Designations of Preferences, Rights and Limitations of the Series B Preferred Stock with the Secretary of State of Delaware (“Series B Preferred Stock Certificate of Designations”) to designate 10,000 shares of our preferred stock as Series B Preferred Stock.

Our Series B Preferred Stock is redeemable at our option on or after the fifth anniversary of the date of its issuance.  The Series B Preferred Stock also has a liquidation preference per share equal to $10,000 plus all accrued dividends thereon.

Holders of Series B Preferred Stock are entitled to receive dividends, which will accrue in shares of Series B Preferred Stock on an annual basis at a rate equal to 10% per annum from the issuance date.  Accrued dividends will be payable upon redemption of the Series B Preferred Stock.  The Series B Preferred Stock ranks, with respect to dividend rights and rights upon liquidation senior to our common stock and our Series A Convertible Preferred Stock. So long as any shares of Series B Preferred Stock are outstanding, we shall not, without the affirmative approval of the Holders of a majority of the shares of the Series B Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Series B Preferred Stock Certificate of Designations, (b) authorize or create any class of stock ranking as to distribution of assets upon a liquidation senior to or otherwise pari passu with the Series B Preferred Stock, (c) amend its articles of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of Series B Preferred Stock, (e) liquidate, dissolve or wind-up the business and affairs of the  Corporation, or effect any Deemed Liquidation Event (as defined below), or (f) enter into any agreement with respect to the foregoing.

DESCRIPTION OF BUSINESS

HISTORY OF COMPANY

As of March 9, 2005, the shareholders of Drinks America, Inc. ("DA"), acquired control of Gourmet Group, which had become a Delaware corporation and changed its name to Drinks Americas Holdings, Ltd. Prior to entering into this share exchange, as Gourmet Group, Inc. ("Gourmet Group"), we were a company pursuing the acquisition of various operating businesses since our sale of Jardine Foods, Inc., our previous operating entity, in May 2002. As described below, as of March 9, 2005, DA’s shareholders acquired approximately 87% of Gourmet Group's common stock in exchange for all of DA's outstanding common shares and DA’s business.

As of March 9, 2005, we, as Gourmet Group, issued an aggregate of approximately 42,963,792 shares of our common stock (or approximately 87.28% of the outstanding common stock on a fully-diluted basis) to DA's shareholders, an additional 1,800,000 total shares of our common stock (or approximately 3.66%) to two advisors to DA and a total of 400,000 shares of our common stock (or approximately 0.8%) to the four members of Maxmillian Mixers, LLC, a Delaware limited liability company affiliated with DA ("Mixers"). Immediately prior to issuing such shares, the Company (which had previously been a Nevada corporation), by way of merger into a newly formed Delaware corporation, became a Delaware corporation, changed its name to Drinks Americas Holdings, Ltd., effectively reverse split its outstanding shares one-for-ten, and authorized up to 1,000,000 shares of "blank check" preferred stock in its new certificate of incorporation. In return for such issuances of shares, we, as Gourmet Group, received all of the outstanding shares of capital stock of DA and all of the membership interests in Mixers. Thus, DA and Mixers became our wholly-owned subsidiaries and the business of those subsidiaries constitutes substantially all of our operations at that time. Prior to the share exchange transaction described above, Maxmillian Partners, LLC ("Partners") owned approximately 99% of the outstanding capital stock of DA and immediately after the share exchange became our majority shareholder. Subsequently, Partners distributed its shares pro rata to its 21 members as part of a plan of liquidation. For financial accounting purposes, this share exchange has been recognized as a reverse merger, and accordingly we changed our fiscal year end from June 30 to DA's year end of April 30th, and all of our historical financial statements prior to the share exchange are those of DA.

Based in Wilton, Connecticut, we were founded in 2002 by an experienced team of beverage, entertainment, retail and consumer product industry professionals, led by J. Patrick Kenny, a former executive at Joseph E. Seagram & Sons. We specialize in the marketing and distribution of premium alcoholic and nonalcoholic beverages with an emphasis on utilizing and leveraging associations with icon entertainers and celebrities.

We develop, produce (primarily through contracts with independent contractors called co-packers), market and/or distribute alcoholic and non-alcoholic beverages for sale primarily in the continental United States and have recently expanded our distribution network to certain international and duty free markets. For the majority of our products we own the trademarks or have developed the formula for a product that we distribute, in other cases we only have the right to distribute the products and have been granted licenses of the trademark to allow us to do so.

We own certain of our products jointly with celebrities, or their affiliates. We refer to all of the products we distribute as "our products".

Over the past 12 months we have acquired and developed additional brands and distributed existing products, and reallocated marketing support for certain of these brands. Our production capacity is primarily through third party independent contract packers known as "co-packers". The expansion of our business has been negatively affected by insufficient working capital. As a result, we have regularly made judgments as to inventory levels in general and whether to maintain inventory for any particular product based on available working capital, rather than maintaining the optimum levels required to grow our business. We have tried to focus on the most efficient growth opportunities. We will continue to carefully manage our working capital and focus on brand and business opportunities that we believe offer the most strategic sense and most efficient return on investment.

Our strategy is to take advantage of icon celebrity brands and the strategic relationships our management team has developed throughout their careers. We distribute our products through established distributors, virtually all of which are well known to our management team from prior business dealings with them in the beverage industry. We have expanded the number of distributors we do business with in certain markets where we believe it is appropriate. We have entered into a importing and distribution deal with Mexcor International Wine and Spirits. Mexcor is and will continue to be a master distributor to our national network of wine, spirits and beverage distributors. Mexcor purchases our products from us for resale. Our products are produced by independent co-packers, typically, pursuant to our specifications. Our management's relationships with manufacturers, distillers, development/research companies, bottling concerns and certain customers provide the foundation through which we expect to grow our business in the future.

We have assembled, and will attempt to continue to assemble, our premium brands, on a "low cost" basis. We believe acquisition of mid-sized brands and single trademark companies can be accomplished at extremely efficient "price multiples" in relation to their existing volume. We are willing to develop these brands with their original owners on a cooperative economic basis and share with them marketing, production, distribution contacts and other relationships and the sophistication of our management team. We believe that the "skill-set" of our management team is a primary asset in the development of our acquired brands and trademarks. We have acquired products or trademarks from, or entered into ventures with, partners such as Olifant USA, Willie Nelson, Dr. Dre and Interscope Geffen A&M, Trump Org., Wynn Starr Flavors, Inc., Old Whiskey River, LLC, DAS Communications, Rheingold Beer and Marvin Traub Associates. Several of the brands that we have acquired have the strategic advantage of association with "icon" entertainers that provide us efficient promotion and marketing opportunities. Other brands we have acquired such as Olifant have come with distribution intact and critical volume for sales. We believe the public relations impact of our association with these icons and the resulting media opportunities cuts across electronic, social media and print media formats and delivers an exponential impact in building brand awareness and consumer excitement.

We believe that our organizational approach will also minimize the need to invest heavily in fixed assets or factories. Our strategic relationship with Mexcor International Wine and Spirits will allow us to operate with modest overhead and substantially reduce our need for capital on an ongoing basis.

Our major alcoholic beverages are:

•	Olifant Vodka, which is manufactured at the Wenneker Distillery in Holland where it has been manufactured since 1841, was rated by the New York Times as the second best Vodka in the world;
•
Trump Super Premium Vodka, produced in Holland, a product developed by master distiller Jacques de Lat which was awarded a Four Star Highly Recommended Rating from Paul Pacult in a respected spirits journal and received a “90-95”, “Superb Highly Recommended” rating from the respected Wine Enthusiast Magazine in its March 2008 Buying Guide issue;

•
Trump Flavored Vodka, crafted at the Wanders Distillery in Holland, is comprised of Trump Premium Citron, Grape, Orange, and Raspberry, distilled with all natural fruit flavors combined with the award-winning Trump Super Premium Vodka with Trump Grape Vodka receiving Best in Show Platinum Medal at the prestigious World Spirits and Beverage Competition  in Geneva Switzerland;

•	Old Whiskey River Bourbon (R), an award winning small batch 6 year old bourbon (sometimes referred to as "Old Whiskey River ");
•	Aguila Tequila, a 100% tequiliana weber blue agave reposado tequila (sometimes referred to as "Aguila"); and
•
Damiana, a Mexican liqueur which the company sells through Mexcor is made from the Damiana root and at times given in Mexican culture as a wedding gift because of its perceived aphrodisiac characteristics.

 In addition, the Company imports Leyrat Estate Bottled Cognac from the 200 year old distillery in Cognac.

Our Company is a Delaware corporation, our principal place of business is located at 372 Danbury Road, Suite 163, Wilton, Connecticut 06897 and our telephone number is (203) 762-7000.

STRATEGY

Our long-term business strategy is to expand the sales and distribution of our celebrity and icon alcoholic and non-alcoholic beverage portfolio and to add branded beverage products from the largest and most profitable beverage categories. Our business model and our recent entry into a strategic relationship with Mexcor International Wine and Spirits, takes into account the limited working capital available for expansion of our business by leveraging Mexcor's infrastructure and sales support with our brands and to combine that with the impact celebrities have in generating public relations and consumer awareness for our brands across all media platforms at comparatively low cost and investment.

Key elements of our business strategy include: using our partnership with Mexcor to keep our overhead costs low and support our margins, creating consumer awareness and demand for our brands utilizing our icon brand strategy and the demonstrated ability of celebrities to generate public relations and promotional brand marketing activity at low cost; promoting our relationships within the entertainment industry, such as but not limited to, Interscope Records, Donald Trump and Willie Nelson as well as additional entertainers introduced to us through the relationships we have developed with Interscope Geffen A&M, of Universal Music Group including Dr. Dre; capitalizing on our distribution relationships with key distributors and having Mexcor selling to a network of national distributors and retail contacts.

Since we were founded in 2002, the implementation of our business plan has been negatively effected by the limited amount of working capital available to us and most recently the downturn in the banking and lending industry. Our working capital position improved as a result of our June 2009 Debt Financing and October 2008 Warrant Re-Pricing. We will continue to carefully manage our working capital and focus on our celebrity and icon brand strategy relying on public relations and strategically leveraging our marketing and production partners’ resources and notoriety in order to implement our growth strategy while also focusing on our current brand portfolio.

On February 11, 2010, the Company signed an agreement with Mexcor International Wine and Spirits, Inc., an importer and distributor for hundreds of high quality brands nationally and internationally. Mexcor has agreed to manage the sourcing, importing and distribution of our portfolio of brands nationally. Our Company will continue to focus its efforts on its core business of marketing and building a portfolio of iconic brands as well as developing, coordinating and executing marketing and promotional strategies for its icon brands. We anticipate that the agreement with Mexcor will rapidly drive additional royalty revenues and substantially reduce our overhead costs.

Under the terms of the agreement, the parties have agreed to a 15-year term. Additionally, the Company has agreed to issue the principal of the business 12 million shares of Company common stock in exchange for consulting services. Mexcor is eligible to receive financial incentives provided the parties deliver and attain certain minimum performance requirements.  Mexcor has agreed to deliver additional new brands to the Company’s brand portfolio, which the companies plan to jointly acquire, develop and market.

The overhead reductions we put in place in our second quarter, through decreased administrative support staff and the resulting lower payroll and payroll related and travel expenses were mostly realized in the three months ended January 31, 2010 and will continue to be realized into the fourth quarter and beyond as we continue to refine and restructure our operating business model.

ALCOHOLIC BEVERAGE DISTRIBUTION

We have a key strategic relationship with Mexcor International Wine and Spirits and both through them and independently for certain brands a network of approximately 50 alcohol beverage distributors covering substantially all of the states within the United States. Our distributors buy our products from Mexcor and from Drinks for resale.
The company has complete national coverage through this network available for its products.

BEER, WINE AND SPIRITS INDUSTRY OVERVIEW

The United States beverage alcohol market consists of three distinct segments:

Beer, wine and distilled spirits. Distilled spirits consist of three primary categories: white goods, whiskey and specialties. White goods, consisting of vodka, rum, gin and tequila, represent the largest category. Vodka is the largest product within the distilled spirits. Despite a slowing economy, the distilled spirits industry chartered its ninth consecutive year of growth in 2008, with sales increasing 2.8 percent, totaling $18.7 billion, and volume rising 1.6 percent. While the segment’s growth slowed considerable from last year’s 5.6 percent revenue gain, the spirits industry has proven its resilience in the face of challenging economic times. Spirits also managed to hold onto its 33 percent market share of the total beverage alcoholic category.  Significant consolidation in the global spirits industry has produced five primary large competitors: Diageo, Allied Domecq, Pernod Ricard, Brown-Forman and Bacardi & Company, Ltd.

The overall beer category’s growth slowed in 2008 most likely due to the faltering economy which may have bolstered the lower-price beer segments. Light beers and economy beers, which had been taking a hit, saw improvement in 2008. The domestic beer market was up 0.5 percent by volume, down from 2007’s 1.5 percent growth and 2006’s 2.2 percent gain.  Total domestic beer was up 1.1 percent. Imports continued to decline, dropping 3 percent, due to pricing and the weak economy.  The past year, the segment saw massive change due to global consolidation lead by Belgium based InBev’s acquisition of US brewing giant Anheuser-Busch, as well as SABMiller and Coors Brewing also forming a joint venture.

PRODUCTS, ACQUISTIONS AND ALLIANCES

CELEBRITY AND ICON BASED BRANDS

We are executing a "celebrity and icon" based brand strategy, which we believe will enhance consumer acceptance, lower ongoing marketing costs and strengthen our access to distribution channels. We have entered into several ventures with icon entertainers. Our business model leverages consumer identification with these iconic personalities, leveraging social media platforms to quickly and effectively communicating a brand message. We believe the public relations impact of our association with these icons and the resulting media opportunities cuts across electronic and print media formats and delivers an exponential impact in building brand awareness and consumer excitement.

ALCOHOLIC BEVERAGE PRODUCTS

The alcoholic products distributed by us are Olifant Vodka, Trump Super Premium Vodka, Trump flavored vodka, Old Whiskey River Bourbon, Aguila Tequila, and Leyrat Cognac and Rheingold Beer.

On January 15, 2009, the Company acquired 90% of the capital stock of Olifant U.S.A, Inc. (“Olifant”), Olifant has the worldwide distribution rights (other than Europe)  to Olifant Vodka and Olifant Gin which are both produced in Holland. Olifant Vodka made purely from hand selected Dutch grains, is triple distilled in small batches in the distillery’s original copper potstills and aged for a smooth refreshing finish that is world class.  It is an award-winning spirit with great quality and taste at a price point that is economically attractive in today’s retail environment This summer, the Company launched the “Blazed and Confused Olifant Vodka Tour” with Snoop Dog and Slightly Stoopid which sold out in 32 cities nationwide and exposed over 100,000 consumers to Olifant Vodka’s “Summer Party”

In February 2008 we entered into a joint venture with Grammy Award-winning producer and artist, Dr. Dre. The Company and Dr. Dre have formed the joint venture to identify, develop, and market premium alcoholic beverages, The deal is under the umbrella of the agreement between the Company and Interscope Geffen A&M Records.  Our Leyrat Cognac is the joint ventures’ first beverage. In January 2009 we launched its Leyrat Estate Bottled Cognac which it imports from a 200 year old distillery in Cognac France.  We granted 10% of its 50% interest in the brand to the producer of the product, leaving us with a 45% interest, in return for the rights to distribute the product in the United States. We have 5% of the rights for the brand in Europe.

In December 2002, we purchased 25% interest in Old Whiskey River Distilling Company, LLC which owns or licenses the related trademarks and trade names associated with the Old Whiskey River products. We hold the exclusive worldwide distribution rights, through December 31, 2017, subject to an indefinite number of five-year renewals, for Old Whiskey River Bourbon which is marketed in association with Willie Nelson, a renowned country western entertainer. Our distribution agreement is subject to certain minimum sales requirements. Old Whiskey River Bourbon has been featured on Food Channel's Emeril Live as well as Celebrity Food Finds and other television programs. This line of products is available nationally at the Texas Roadhouse Restaurant chain as well as other outlets with specific Willie Nelson promotions. Old Whiskey River is a featured item at Specs chain of liquor stores in Texas. We have developed a marketing plan that focuses on Florida, North and South Carolina and Texas where Willie Nelsons’ brand image is high and bourbon consumption is significant. The company is currently promoting Old Whiskey River Red Bandanas and providing autographed guitars for promotion.

We own a 55% interest in the trademark for Aguila Tequila, a premium 100% Blue Agave Tequila, produced by El Viejito distillery in Mexico, which is marketed with its icon label, the North American Eagle. We have the exclusive distribution rights for this product throughout the world except for Mexico. We began distributing this product in November 2003.  We have expanded the selections of Aguila from one sku of Repasado to Silver, Repasado and Anejo selections with distinctive bottle designs for each price selection.

In fiscal year 2005 we entered into a U.S. distribution contract giving us the exclusive sales and marketing rights to Damiana, a Hispanic liquor for the United States market. In 2010 we assigned this agreement to Mexcor in exchange for receipt of an ongoing royalty per case. Damiana is sold on a national basis in approximately 40 states.  We have introduced point of sale marketing material aimed at expanding consumer brand awareness for Damiana.

In October 2005, we acquired ownership of a long-term license for (188 years) for the Rheingold trademark and other assets related to the Rheingold brand. We believe Rheingold has a significant brand identity and awareness level within the Metro New York and east coast markets. We believe this brand has the potential to be an integral component of our Metro New York distribution base. We plan to produce this product at Lion Brewery and distribute the brand with Beehive, Phoenix New York, the Metro New York Heineken Distributor.

In November 2005, we signed a license agreement with Trump Mark, LLC to utilize the name Trump, until November 15, 2013, in connection with super premium vodka. The formula for this product was developed by master distiller Jacq DeLac. Bruni Glass, Italy, designed a proprietary bottle for Trump Super Premium Vodka and Milton Glaser designed a bottle decoration. The product was unveiled at the 2006 Wine and Spirits Wholesalers convention. We launched Trump Super Premium Vodka on October 28, 2006 in the metro New York market. We subsequently expanded distribution to 46 states. The product has been sold through several key distributors including Phoenix Distribution. Trump Super Premium Vodka was awarded a Four Star Highly Recommended Rating from Paul Pacult in a respected spirits journal and received a “90-95”, “Superb Highly Recommended” rating from the respected Wine Enthusiast Magazine in its March 2008 Buying Guide issue; Trump Flavored Vodka, which we began selling in February 2008, are crafted at the Wanders Distillery in Holland, is comprised of Trump Premium Citron, Grape, Orange, and Raspberry, distilled with all natural fruit flavors combined with the award-winning Trump Super Premium Vodka with Trump Grape Vodka receiving Best in Show Platinum Medal at the prestigious World Spirits and Beverage Competition  in Geneva, Switzerland.

FLAVORS, RESEARCH AND DEVELOPMENT RELATIONSHIP

We have a requirements contract with Wynn Starr Flavors, Inc. ("Wynn Starr"), a leading supplier of flavors and similar product components through which, with certain exceptions, we are required to acquire the flavors we require for our products. Wynn Starr performs research and development for us with respect to the flavors we need for new and/or proposed products. Wynn Starr became a DA shareholder by investing $250,000 in DA in 2002, and, under its agreement with us, has provided research and development services for us thereby lessening the expenses we would otherwise incur. The relationship has been essential to us, and provides a significant research resource at relatively low cost, e.g. developing drinks for targeted markets. We expect that certain of our new products will utilize patents developed and licensed by Wynn Starr. Wynn Starr has also assisted us in evaluating the product quality of various brands which we have considered acquiring and/or distributing. Our incremental product development expenses to date have not been material.

CELEBRITY MARKETING RESOURCES

We intend to continue to utilize our access to icon celebrity-based product endorsers, through the contacts of our management and various advisors, to further promote the branded identity of certain of the beverages we will develop or acquire.

We have entered into agreements with DAS Communications, Ltd. and Shep Gordon of Alive Enterprises. Both David Sonenberg, who controls DAS Communications, Ltd., and Shep Gordon are our shareholders. We have also entered into a joint venture (50% each) with Interscope Geffen A&M, of Universal Music Group, to commercialize and market jointly owned alcoholic and non alcoholic beverage products in collaboration with artists under contract with Interscope Geffen A&M. The collaboration with Interscope has resulted in our agreement with the Grammy award winning producer and artist, Dr. Dre. We believe that these persons can provide access to entertainment personalities and will help us to develop and access unique marketing and promotional opportunities in spirits and beverages. Our relationship with Shep Gordon has resulted in agreements with country music "icon" Willie Nelson and access to various culinary icons and introductions to other promotional resources.  Although   our agreement with Mr. Gordon, which we entered into in December 2002, terminated in June 2009 we believe he will continue to be an advisor to us.

TRADEMARK DEVELOPMENT RESOURCES

In March 2002, we entered into a consulting agreement with Marvin Traub, former Chief Executive Officer of the Bloomingdales' department store chain, and an expert in trademark development. Mr. Traub provides ongoing advice and marketing expertise to us pursuant to us under this agreement. He also serves on our Board of Directors.

MARKETING, SALES AND DISTRIBUTION

MARKETING

Our marketing plan is based upon our strategy of icon branding. We successfully launched Trump Super Premium Vodka by using the public relations activity across numerous media platforms to generate a high level of brand awareness and consumer interest. This model has also been used for Old Whiskey River Bourbon and Paul Newman’s Sparkling Fruit Beverages and now for our Olifant Vodka. Our marketing and pricing policies and programs take into consideration competitors' prices and our perception of what a consumer is willing to pay for the particular brand and product in the retail environment. Our goal is to competitively price our products with the other comparable premium brands and provide a higher quality product at the selected price points. We believe our Icon strategy supports category premium pricing.

Our marketing for our alcoholic brands focuses on building brand recognition with our distributors with the goal of a regional and, if demand warrants, a national roll-out of most of our products, focusing on population centers. Our marketing of our non-alcoholic brands has been focused on building the brands recognition initially in the New York metropolitan area at the retail level and generally developing market profile through promotion tasting at retail distribution locations. Our marketing plan contemplates expanding distribution to the east and west coast regions, focusing on population centers.

SALES

Our products are sold predominantly in the continental United States primarily in the beverage sections of liquor stores, grocery stores, drug stores, convenience stores, delicatessens, sandwich shops and supermarkets. Many of our beverage products are sold nationally and our distribution model, depending on the product, includes several national and regional chains, for example, our products have been sold at Ralphs in California, and Walgreen's, ABC Liquor, Albertsons and various other retail chains. Old Whiskey River is sold nationally at Texas Roadhouse and at Specs in Texas.

DISTRIBUTION

On February 11, 2010, the Company signed an agreement with Mexcor, Inc., an importer and distributor for hundreds of high quality brands nationally and internationally. Mexcor has agreed to manage the sourcing, importing and distribution of our portfolio of brands nationally. Our Company will continue to focus its efforts on its core business of marketing and building a portfolio of iconic brands as well as developing, coordinating and executing marketing and promotional strategies for its icon brands. We anticipate that the agreement with Mexcor will rapidly drive additional royalty revenues and substantially reduce our overhead costs.

Under the terms of the agreement, the parties have agreed to a 15-year term. Additionally, the Company has agreed to issue the principal of the business 12 million shares of Company common stock in exchange for consulting services. Mexcor is eligible to receive financial incentives provided the parties deliver and attain certain minimum performance requirements.  Mexcor has agreed to deliver additional new brands to the Company’s brand portfolio, which the companies plan to jointly acquire, develop and market.

The overhead reductions we put in place in our second quarter, through decreased administrative support staff and the resulting lower payroll and payroll related and travel expenses were mostly realized in the three months ended January 31, 2010 and will continue to be realized into the fourth quarter and beyond as we continue to refine and restructure our operating business model.

We sell the majority of our products through our distribution network, and we currently have relationships with approximately 50 independent distributors throughout North America. Through Mexcor our distribution partner, our policy is to grant our distributors rights to sell particular brands within a defined territory. Our distributors buy our products from us for resale. We believe that substantially all of our distributors also carry beverage products of our competitors. Our agreements with our distributors vary; we have entered into written agreements with a number of our top distributors for varying terms; most of our other distribution relationships are oral (based solely on purchase orders) and are terminable by either party at will.

We generally require our independent distributors to place purchase orders for our products at least 14 days in advance of requested shipping dates. To the extent we have product available in inventory, we will fulfill other purchase orders when and as received. We and our distributors typically contract with independent companies to have product shipped from our contract packers to independent warehouses, and then on to our distributors. Distributors then sell and deliver our products either to sub-distributors or directly to retail outlets, and such distributors or sub-distributors stock the retailers' shelves with our products. We recognize revenue upon shipment to our distributors and customers of our products, net of anticipated discounts and allowances. All sales are final and we have a "no return" policy, although we occasionally accept returned products.

PRODUCTION

CONTRACT PACKING ARRANGEMENTS

We currently use independent contract packers known as "co-packers" to prepare, bottle and package our products. Currently, our primary contract packers are WV Wanders in Holland, Wenneker Distilleries also in Holland, Francis Abecassis in Cognac France, Heaven Hill Distilleries in Kentucky, Cold Spring Brewing Company in Minnesota, Tequila El Viejito S.A. in Guadalajara, Mexico, and Damiana S.A. Mexico. We have an option to acquire WV Wanders production facility in Holland. WV Wanders produces Trump Super Premium Vodka and Trump Flavors. In the event our relationship with any of our co-packers is terminated, we believe we could replace the co-packer with another of comparable quality. However, in such, case our business would be disrupted until a replacement co-packer was identified and commenced production.

We continually review our contract packing needs in light of regulatory compliance and logistical requirements and may add or change co-packers based on those needs. We rely on and believe our co-packers comply with applicable environmental laws.

As is customary in the contract packing industry, we are expected to arrange for our contract packing needs sufficiently in advance of anticipated requirements. Accordingly, it is our business practice to require our independent distributors to place their purchase orders for our products at least 14 days in advance of shipping. Other than minimum case volume requirements per production run, we do not have any minimum production requirements.

RAW MATERIALS

Substantially all of the raw materials used in the preparation, bottling and packaging of our products are purchased by us or by our contract packers in accordance with our specifications. Typically, we rely on our contract packers to secure raw materials that are not unique to us. The raw materials used in the preparation and packaging of our products consist primarily of spirits, flavorings, concentrate, glass, labels, caps and packaging. These raw materials are purchased from suppliers selected by us or in concert with our co-packers or by the respective supplier companies. Bottle production for Trump Super Premium Vodka and Trump flavored vodka transferred to China at the end of fiscal 2008. We consider World Enterprises Sino, Ltd, which now supplies the bottles for Trump Super Premium Vodka to be a significant suppliers of raw materials, because they supply specialty products. We believe that we have adequate sources of raw materials, which are available from multiple suppliers.

QUALITY CONTROL

We attempt to use quality ingredients for our products. We seek to ensure that all of our products satisfy our quality standards. Contract packers are selected and monitored by our Chief Operating Officer in an effort to assure adherence to our production procedures and quality standards. Samples of our products from each production run undertaken by each of our contract packers are analyzed and categorized in a reference library.

For every run of product, our contract packers undertake extensive on-line testing of product quality and packaging. For our non-alcoholic products this includes testing levels of sweetness, carbonation, taste, product integrity, packaging and various regulatory cross checks. Similar product testing is done on our wines and spirits. For each product, the contract packer must transmit all quality control test results to us upon request. We believe that, working in concert with our internal management, the food scientist resources of Newman's Own and Wynn Starr Flavors, and the in-house quality control mechanisms of our winery and distillery partners assure that our standards are at least equal to those established in the industry.

Testing at each of our co-packers generally includes microbiological checks and other tests to ensure the production facilities for our products meet the standards and specifications of our quality assurance program. We believe the production facilities inspection programs are at least equal to industry standards. We request that water quality be monitored during production and at scheduled testing times to ensure compliance with applicable government regulatory requirements. Flavors are sourced from only qualified manufacturers. We are committed to an on-going program of product improvement with a view toward ensuring high quality of our products.

We believe we select only those suppliers that use only quality components. We have a full-time senior executive who oversees all production processes with respect to product distilling. We also inspect packaging suppliers' production facilities and monitor their product quality.

GOVERNMENT REGULATION

The production and marketing of our licensed and proprietary alcoholic and non alcoholic beverages are subject to the rules and regulations of various Federal, provincial, state and local health agencies, including in particular the U.S. Food and Drug Administration ("FDA") and the U.S. Alcohol and Tobacco Tax and Trade Bureau ("TTB"). The FDA and TTB also regulate labeling of our products. From time   to time, we may receive notification of various technical labeling or ingredient reviews with respect to our products. We believe that we have a compliance program in place to ensure compliance with production, marketing and labeling regulations on a going-forward basis. There are no regulatory notifications or actions currently outstanding. We have a specific manager with direct responsibility to insure regulatory compliance and retain a regulatory law firm that oversees our submissions to various agencies.

TRADEMARKS, FLAVOR CONCENTRATE TRADE SECRETS AND PATENTS

We own a number of trademarks, including, in the United States, "Drinks Americas" (TM), “Olifant “(TM), "Cohete" (TM), "Swiss T"(TM), " "Screaming Monkey" (TM) and "Aguila" (TM), Casa BoMargo (TM). Trademarks have been filed and pending with no opposition for Drinks Americas (TM), "Monte Verde"(TM) and "Corcovado"(TM). In addition, we have trademark protection in the United States for a number of other trademarks for slogans and product designs, including "The Rooster Has Landed"(R), "Party Harder"(TM), Success Distilled (TM) and The World's Finest Super Premium Vodka (TM).

We also own, indirectly as a member of a limited liability company, an interest in the "Old Whiskey River" trademark. We also license the Rheingold trademark. We also have a license from Trump Mark, LLC to use the Trump trademark in the marketing and sale of Trump Super Premium Vodka and Trump flavors.

In November 2005, we entered into an eight-year license agreement for sales of Trump Super Premium Vodka. Under the agreement the Company is required to pay royalties on sales of the licensed product. The agreement requires minimal royalty payments through November 2012 which if not paid could result in termination of the license.  We are currently in default under the terms of its license agreement with Trump Marks LLC. The licensor has the right to terminate the license, but at present has not formally asserted that right. We are under a non documented arrangement with the licensor is continuing to sell the product. The Company and the licensor are currently in discussion to amend the agreement under mutually beneficial terms.

Under our license agreement for Old Whiskey River, we are obligated to pay royalties of between $10.00 and $33.00 per case, depending on the size of the bottle. Our Rheingold license requires us to pay the licensor $3.00 per barrel for domestic sales and $10.33 for foreign sales. Under our license agreement for Damaina Liqueur we are obligated to pay  $3.00 per case thereafter. Under our license agreement with Aguila Tequila we are obligated to pay $3.00 per case.

Under our joint ventures agreement with Dr. Dre and Interscope Records, which includes our Leyrat Cognac, we are obligated to pay a percentage of gross profits, less certain direct selling expenses.

We consider our trademarks, patent and trade secrets to be of considerable value and importance to our business. No successful challenges to our registered trademarks have arisen and we have no reason to believe that any such challenges will arise in the future.

COMPETITION

The beverage industry is highly competitive. We compete with other beverage companies, most of which have significantly more sales, significantly more resources and which have been in business for much longer than we have. We compete with national and regional beverage producers and "private label" suppliers. Some of our alcohol competitors are Diageo, Pernod Ricard, Brown-Forman, Castle Brands, Allied Biomes and Bacardi & Company, Ltd. On the non-alcoholic front, some of our direct competitors include Cadbury Schweppes (which produces Snapple and Mystic among other brands) Camper, Boylands and Hansens. We believe it is a costly and difficult for large companies to create new brands. As a result, we believe opportunities exist for smaller companies to develop high-quality, high-margin brands, which can grow to be very attractive acquisition candidates for the larger companies.

EMPLOYEES

We have five full-time employees and an additional one person, who is an independent contractor working for us. No employee is represented by a labor union. The independent contractor and one of our employees have executed contracts with us.

DESCRIPTION OF PROPERTY

We lease 2,739 square feet of office in Wilton, Connecticut under an operating sublease which will expire September 30, 2011, with base annual rent payments of approximately $36,000 through September 30, 2011.  Under our lease, we are also responsible for our pro rata share of real estate tax increases. In addition we have a number of agreements with independent warehousing companies providing for the stocking, storage and shipping of a significant amount of our products at their various locations.  We believe our leased premise and our independent warehouse facilities are suitable and adequate for our use and adequately covered by insurance.

LEGAL PROCEEDINGS

As of the date of this prospectus, we are party to the following legal proceedings:

In June 2009, Richard Shiekman, a former employee of the Company, filed an application for prejudgment remedy against the Company and our chief Executive Officer in Superior Court of Connecticut, Judicial District of Fairfield (Docket Number CV 09 4028895 S). The plaintiff seeks $127,250 of unpaid wages and commissions and, $1,500 for reimbursement of expenses. The maximum exposure to the Company and our CEO is approximately $260,000 for double damages plus attorneys’ fees and costs. The Company believes that the claims made by the plaintiff are false and plans to vigorously defend this suit.  In addition, the Company plans to commence a countersuit for damage and theft of services.  As of November 30, 2009, we pledged 10,325,000 shares of Company common stock in lieu of a prejudgment remedy that the Plaintiff had sought against the Company and its Chief Executive Officer.

In October 2009, James Sokol, a former salesperson for the Company, filed suit against the Company and its Chief Executive Officer in the Superior Court for the Judicial District of Fairfield (Docket Number CV 09 5027925 S) claiming unpaid compensation of $256,000.  The maximum exposure to the Company and our CEO is approximately $520,000 for double damages plus attorney's fees and costs.  The Company believes that the claims made by the plaintiff are false and plans to vigorously defend this suit.  As of November 30, 2009, we pledged 15,00,000 shares of Company common stock in lieu of a prejudgment remedy that the Plaintiff had sought against the Company and its Chief Executive Officer.

In February 2009, Vetrerie Bruni S.p.A (“Bruni”) the company which has the patent to the Trump Vodka bottle design filed a complaint against us in the U.S. District Court, Southern District of New York for alleged breach of contract and seeking $225,000 for alleged past due invoices and royalties. The Company filed a counterclaim. The case was settled in October 2009. This settlement resulted in the reduction of the Company’s annual glass royalty obligation and a settlement of the outstanding balance the Company owed Bruni. In October 2009, the case was settled, whereby we agreed to pay Bruni $150,000 in settlement of all claims. The settlement amount was to be paid in monthly installments of $12,500 beginning February 15, 2010, and $12,500 on 15th of each succeeding month through January 15th, 2011. The February 15, 2010 and March 15, 2010 and APRIL 15 2010 payments have been made. The Company has accrued $150,000 as of January 31, 2010 which if paid in full by August 2010 reverts to $120,000. Additionally, the annual going forward royalty has been lowered by as much as 75% depending on utilization levels.

In June 2009, Liquor Group Wholesale, Inc. (“Liquor Group”) a company which provided distribution services for us in several states filed a claim for damages against us in Duval County Florida for alleged damages including breach of contract and is seeking damages. It is the Company’s strong opinion that the claim arose out of our termination of the agreements we had with them for their nonperformance, failure of the plaintiff to accurately report sales to the Company and their withholding of information required by the agreements. The Company filed a counterclaim of $500,000 for damages against Liquor Group and has denied their claimed breach of contract claim previously made against it.  The Company contends that it is owed money by Liquor Group under the agreements. There is currently pending an arbitration before the American Arbitration Association involving the dispute between Liquor Group and Drinks Americas. A final arbitration hearing has been scheduled for June 22, 2010, in Jacksonville, Florida. Liquor Group Wholesale, Inc. and/or Liquor Group Holdings, LLC sought arbitration on a breach of contract claim asserting damages in excess of $1,100,000. The claim was filed against Drinks Americas Holding Limited, not Drink Americas, Inc., the contracting party. Drinks America, Inc. has counter claimed against the initial Liquor Group claimants, and has included several other Liquor Group entities because of the considerable confusion Liquor Group has created through the use of multiple entities with the same or virtually identical names. The counterclaim is for $500,000 and includes claims concerning breach of contract, civil conspiracy, fraudulent concealment, and civil theft.

Liquor Group has been authorized to conduct certain limited discovery concerning Drinks Americas’ civil conspiracy, fraudulent concealment and civil theft claims and the parties are scheduled to exchange witness lists on April 23rd and exhibit lists on May 14th and to file prehearing briefs on June 8th.

In December 2009, Niche Media, Inc., an advertising vendor, filed suit against the Company in the Connecticut Superior Court for the Judicial District of Stamford/Norwalk (Docket Number FST-CV09-6002627-S) claiming unpaid invoices for the approximate amount of $300,000.  The Company believes that it has defenses to this action and is attempting to reach a resolution.

Other than the items discussed above, we believe that the Company is currently not subject to litigation, which, in the opinion of our management, is likely to have a material adverse effect on us.

FORWARD LOOKING STATEMENTS

Our disclosure and analysis in this prospectus contain some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, future sales, product demand, competition and the effect of economic conditions include forward-looking statements within the meaning of section 27A of the Securities Act of 1933, referred to herein as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, referred to herein as the Exchange Act.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures, distribution channels, profitability, new products, adequacy of funds from operations and other projections, and statements expressing general optimism about future operating results, and non-historical information, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

Readers are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-K, Forms 10-Q and Forms 8-K reports to the SEC. Also note that we provide a cautionary discussion of risk and uncertainties under the caption "Risk Factors" in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the consolidated financial condition and results of operations should be read with "Selected Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

RESULTS OF OPERATIONS

Introduction

The following discussion and analysis summarizes the significant factors affecting (1) our consolidated results of operations for the nine and three months ended January 31, 2010, as compared to the nine and three months ended January 31, 2009, and (2) our liquidity and capital resources. This discussion and analysis should be read in conjunction with the consolidated financial statements and notes included in Item 1 of this Report, and the audited consolidated financial statements and notes included in Form 10-K, which Report was filed on August 13, 2009 for the year ended April 30, 2009.

RESULTS OF OPERATIONS

Nine Months Ended January 31, 2010 and 2009:

Net Sales: Net Sales were $846,020 for the nine months ended January 31, 2010 compared to net sales of $2,214,710 for the nine months ended January 31, 2009, representing a decrease of $1,368,690 or 62%. As we announced previously, the delay in securing timely financing, now currently in place, resulted in various second and third quarter customer orders and their respective inventories experiencing shipment delays into our third and fourth quarters. Our significant second quarter decrease is predominantly due to inventory shortfalls because of insufficient working capital, and the untimely issuance of letters of credit resulting in the delay of certain shipments and the reluctance of distributors to place orders for our products. We believe, and subsequent customer orders and demand indicate, that with adequate working capital, our recent distribution and importation agreement (February 2010) now currently in place with Mexcor, Inc., sales of our products will increase in the fourth quarter and should be very successful in this economic environment.

Gross Margin:  Gross margin was $236,764 (28.0% of net sales) for the nine months ended January 31, 2010 compared to gross margin of $524,875 (23.7% of net sales) for the comparable three month period of the prior year reflects an improvement of 4.3% percentage points in gross margin. This improvement results from the discontinuance of the Newman’s Own product line which was providing lower margins during the nine months ended January 31, 2009 as the product was sold at or below cost due to increased production costs coupled with its the inability to sustain growth. As this trend continued into the current fiscal year, we decided to discontinue the product line in the second quarter of 2009, and wrote-off the related inventory by recording a charge of $40,000 to cost of goods sold. Additionally, for the nine months ended January 31, 2009, we terminated the Cohete Rum brand and recorded a loss for the subsequent inventory liquidation.

Selling, general and administrative expenses: Selling, general and administrative expenses amounted to $3,840,716 for the nine months ended January 31, 2010, compared to $4,366,544 for the nine months ended January 31, 2009, an 12.0% decrease. The decrease in selling, general and administrative expenses for the nine months ended January 31, 2010, is predominately due to our decision to reduce our operating expenses and thereby sustain working capital.  The overhead reductions, resulted in lower payroll and payroll related and travel expenses, that were mostly realized in the three months ended January 31, 2010 and will continue into the fourth quarter and beyond as we restructure our business operating model. Local marketing expenses decreased from the prior year because many customers were out of inventory of our brands. Additionally, for the nine months ended January 31, 2010, marketing expenses included $567,000 of fees relating to the Olifant Summer Concert Series. For the nine months ended January 31, 2009, we recognized a non-cash charge of $220,000 relating to payment in stock in lieu of cash paid to certain employees of the Company for the services they have provided.

Other Income (Expense): Interest expense totaled $906,888 for the nine months ended January 31, 2010 compared to $122,515 for the nine months ended January 31, 2009. The increase is predominately due to the financing costs attributed to our June financings and the associated amortization of the deferred financing charges. In December of 2008, the Company’s lender, Sovereign, notified the Company that it had computed interest on our outstanding working capital credit line incorrectly resulting in a $50,000 settlement credit with the Company. For the nine months ended January 31, 2009, other income aggregated $409,000 as a result of the Company’s settlement with RBCI Holdings, Inc. The Company issued 350,000 shares of Company common stock with an aggregate value on the settlement date of $91,000 in full consideration of a $500,000 note payable to RBCI Holdings, Inc.

Income Taxes: We have incurred substantial net losses from our inception and as a result, have not incurred any income tax liabilities. Our federal net operating loss carry forward is approximately $29,000,000, which we can use to reduce taxable earnings in the future. No income tax benefits were recognized for the three and nine months ended January 31, 2010 and 2009 as we have provided valuation reserves against the full amount of the future carry forward tax loss benefit. We will evaluate the reserve every reporting period and recognize the benefits when realization is reasonably assured.

Three Months Ended January 31, 2010 and 2009:

Net Sales: Net Sales were $396,742 for the three months ended January 31, 2010 compared to net sales of $565,000 for the three months ended January 31, 2009, a decrease of  $168,258.  While this year over year decrease was 30%, we believe the greater indication of the Company’s business turnaround is the current quarter’s $381,437 sales dollar increase over last quarter’s sales of $15,305. The year over year decrease is predominantly due to inventory shortfalls because of insufficient working capital, resulting in the delay of certain shipments and the reluctance of distributors to place orders for our products. We believe, and subsequent customer orders and demand indicate, as demonstrated by the current quarter’s to last quarter’s sales increase, that with adequate working capital, our recently signed distribution and importation agreement (February 2010) now currently in place with Mexcor, Inc., sales of our products will be very successful in this economic environment.

Gross Margin:  Gross margin was $109,195 (27.5% of net sales) for the three months ended January 31, 2010 compared to gross margin of $145,351 (25.7% of net sales) for the comparable three month period of the prior year reflects an improvement of 1.8 percentage points in gross margin. This improvement results from the discontinuance of the Newman’s Own product line which contributed to lower margins in the prior year’s third quarter as the product was sold below cost. The low margins for the Newman’s Own products were due to increased production costs coupled with the inability to sustain growth lead to our decision to discontinue this line of products.

Selling, general and administrative expenses: Selling, general and administrative expenses amounted to $630,659 for the three months ended January 31, 2010, compared to $1,659,960 for the three months ended January 31, 2009, a 62% decrease. The decrease in selling, general and administrative expenses is predominately due to the reduction in overhead which resulted in lower payroll and payroll related and travel expenses as we sought to reduce our operating expenses and sustain our reduced levels of working capital. Local marketing expenses decreased from the prior year because many customers were out of inventory of our brands. The reduction in selling, general and administrative expenses provides a strong indication of the Company’s potential once our revised operating business model is fully implemented.

Other Income (Expense): Interest expense for the three months ended January 31, 2010 totaled $389,404 predominately from interest expense incurred on our notes and loans payable and the related amortization associated with the deferred June financing charges. Interest expense for the three months ended January 31, 2009, reflects the income benefit a $50,000 settlement with the Company’s lender, Sovereign offset by interest expense on borrowings of $15,371. Other income of $409,000 for the three months ended January 31, 2009, is the result of the Company’s settlement with RBCI Holdings, Inc. whereby we issued 350,000 shares of Company common stock with an aggregate value of $91,000 on the settlement date in full consideration for the $500,000 note payable to RBCI.

Income Taxes: We have incurred substantial net losses from our inception and as a result, have not incurred any income tax liabilities. Our federal net operating loss carry forward is approximately $29,000,000, which we can use to reduce taxable earnings in the future. No income tax benefits were recognized for the three and nine months ended January 31, 2010 and 2009 as we have provided valuation reserves against the full amount of the future carry forward tax loss benefit. We will evaluate the reserve every reporting period and recognize the benefits when realization is reasonably assured.

IMPACT OF INFLATION

Although management expects that our operations will be influenced by general economic conditions we do not believe that inflation has had a material effect on our results of operations.

SEASONALITY

As a general rule, the second and third quarters of our fiscal year (August-January) are the periods that we realize our greatest sales as a result of sales of alcoholic beverages during the holiday season. During the fourth quarter of our fiscal year (February-April) we generally realize our lowest sales volume as a result of our distributors decreasing their inventory levels which typically remain on hand after the holiday season. Given our lack of working capital, the effects of seasonality on our sales have been lessened.

FINANCIAL LIQUIDITY AND CAPITAL RESOURCES

Although we expect that our working capital position will benefit from our June 2009 sales of our debentures, our August 2009 agreement relating to our Series B Preferred Stock and our February 2010 Agreement with Mexcor, our business continued to be effected by insufficient working capital. We will need to continue to manage carefully our working capital and our business decisions will continue to be influenced by our working capital requirements. Lack of liquidity continued to negatively affect our business and curtail the execution of our business plan.

We have experienced net losses and negative cash flows from operations and investing activities since our inception in 2003. Our net loss for the nine months ended January 31, 2010 was $ 4,414,612. Cash used in operating activities for the nine months ended January 31, 2010 was $ 274,200. We have to date funded our operations predominantly through factoring, vendor credit, loans from shareholders and investors, and proceeds from the sale of our common stock, preferred stock, and warrants.

As of August 17, 2009, we entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Optimus Capital Partners, LLC, d/b/a Optimus Special Situations Capital Partners, LLC an unaffiliated investment fund (the “Fund”), which provides that, upon the terms and subject to the conditions set forth therein, the Fund is committed to purchase up to $5,000,000 of our Series B Preferred Stock.  Under the terms of the Purchase Agreement, from time to time until August 16, 2011 and at our sole discretion, we may present the Fund with a notice to purchase such Series B Preferred Stock (the “Notice”).  The Fund is obligated to purchase such Series B Preferred Stock on the tenth trading day after the Notice date, subject to satisfaction of certain closing conditions.  The Fund will not be obligated to purchase the Series B Preferred Stock (i) in the event the closing price of our common stock during the nine trading days following delivery of a Notice falls below 75% of the closing price on the trading day prior to the date such Notice is delivered to the Fund, or (ii) to the extent such purchase would result in the Fund and its affiliates beneficially owning more than 9.99% of our common stock.

On November 25, 2009, the Company received gross proceeds of $87,037 from the issuance of 8.7037 shares of Series B preferred stock at $10,000.00 per share and a warrant for 4,701,167 shares of common stock with an exercise price based on prevailing market prices.  The warrant is exercisable upon the earlier of (a) May 25, 2010, or (b) the date a registration statement covering the warrant shares is declared effective, but not after November 25, 2014, that number of duly authorized, validly issued, fully paid and non-assessable shares of common stock set forth above; provided, however, that this warrant may only be exercised for warrant shares equal in value to not more than 135.0% of the initial $0.025 initial exercise price. We have determined the warrants to have a fair value of $66,960 using Black-Scholes pricing model and will amortize the cost over five years or until exercised.

On December 17, 2009, the Company received gross proceeds of $51,333 from the issuance of 5.133333 shares of Series B preferred stock at $10,000.00 per share and a warrant for 4,200,000 shares of common stock with an exercise price based on prevailing market prices.  The warrant is exercisable upon the earlier of (a) June 17, 2010, or (b) the date a registration statement covering the warrant shares is declared effective, but not after December 17, 2014, that number of duly authorized, validly issued, fully paid and non-assessable shares of common stock set forth above; provided, however, that this warrant may only be exercised for warrant shares equal in value to not more than 135.0% of the initial $0.0165 initial exercise price. We have determined the warrants to have a fair value of $53,922 using Black-Scholes pricing model and will amortize the cost over five years or until exercised.

Our ability to send additional notices is also subject to certain conditions.  Therefore, the actual amount of the Fund’s investment is not certain.

On March 4, 2010, we granted 2,000,000 shares of Company common stock under the 2009 Plan to a financial consultant in satisfaction of payment for a $40,000 note payable (See Note 9 (d) - Notes and Loans Payable.).

On March 2, 2010, we issued 6,000,000 shares to our Chief Executive Officer and President; 5,000,000 (aggregate value $100,000) was a partial payment against the working capital loan he has provided to the Company and 1,000,000 (aggregate value $20,000) was awarded by the Board of Directors as a stock bonus for his accomplishments in the creation and launch of one of our premier brands.

On March 2, 2010, we issued 36,150 shares of our common stock with an aggregate value of $723 to a former employee in satisfaction of past due wages, net of advances.

On March 2, 2010, we granted 2,000,000 shares of our common stock with an aggregate value of $40,000 under the 2009 Plan to a consultant in exchange for marketing services. The shares vested immediately on the date of grant.

On March 10, 2010, we issued 2,000,000 shares of our common stock with an aggregate value of $40,000 for investor relation services provided to us under the terms to a management consulting agreement.

On March 10, 2010, we granted 3,000,000 shares of our common stock with an aggregate value of $60,000 under the 2009 Plan to a consultant in exchange for marketing and promotional services. The shares vested immediately on the date of grant.

In connection with the June 18, 2009 Drinks Debenture financing by an investor, the investor submitted a Notice of Conversion on February 11, 2010 to convert $108,375 of the outstanding balance of the Debenture in exchange for 8,500,000 shares of our common stock.

In connection with the June 18, 2009 Drinks Debenture financing by an investor, the investor submitted a Notice of Conversion on March 11, 2010 to convert $120,000 of the outstanding balance of the Debenture in exchange for 7,058,824 shares of our common stock.

On November 9, 2009, the Company issued an unsecured $100,000 convertible note that matures on November 9, 2010. Interest accrues at a rate of 12.5% per annum and is payable quarterly. At the option of the note holder, interest can be paid in either cash or shares of Company common stock based on the convertible note’s $0.06 conversion price.  As additional consideration, the Company granted the note holder 250,000 shares of Company’s common and agreed to register the shares by January 8, 2010 or pay to the note holder as damages additional shares of the Company’s common stock equal to 2.0% of the common shares issuable upon conversion of the convertible note.  The Company also granted the note holder piggyback registration rights.  On November 23, 2009, the Company issued the 250,000 shares.

In June 2009, (the "Closing Date") we sold to one investor (the “Investor”) a $4,000,000 non-interest bearing debenture with a 25% ($1,000,000) original issue discount, that matures in 48 months from the Closing Date (the Drink’s Debenture) for $3,000,000, consisting of $375,000 paid in cash at closing and eleven secured promissory notes, aggregating $2,625,000, bearing interest at the rate of 5% per annum, each maturing 50 months after the Closing Date (the “Investor Notes”).  The Investor Notes, the first ten of which are in the principal amount of $250,000 and the last of which is in the principal amount of $125,000, are mandatorily pre-payable, in sequence, at the rate of one note per month commencing on the seven month anniversary of the Closing Date.  If the prepayment occurs, the entire aggregate principal balance of the Investor Notes (less the $200,000 August prepayment) in the amount of $2,425,000, together with the interest outstanding thereon, will be paid in eleven monthly installments (ten in the amount of $230,000 and one the amount of $125,000) such that the entire amount would be paid to us by November 26, 2010. These monthly payments if made will help fund operations over their eleven month period.

The Company has an agreement with a factor entered into April 2009, pursuant to which a substantial portion of the Company’s accounts receivable is sold to the factor with recourse to bad debts and other customer claims.  The Company receives a cash advance equal to 80% of the invoice amount and is paid the balance of the invoice less fees incurred at the time the factor receives the final payment from the customer. The factor fee is 1.75% for the first 30 days the invoice remains unpaid and 0.07% for each day thereafter. The facility shall remain open until a 30 day notice by either party of termination of the agreement The facility is secured by all assets of the Company.

In October 2006, the Company borrowed $250,000 and issued a convertible promissory note in like amount. The due date of the loan was originally extended by the Company to October 2008 from October 2007 in accordance with the terms of the original note agreement. On March 1, 2009 the note was amended to extend the due date to October 18, 2009. As consideration for extending the note in March 1, 2009 the Company issued the lender 286,623 shares of Company common stock. On November 9, 2009, an investor purchased the past due note in the amount of $309,839 including interest from the note-holder. On November 13, 2009, the Company exchanged the past due Company Note for a new $447,500 Convertible Promissory Note. The new convertible promissory note is convertible at the note holder’s option using a conversion price based on the prevailing market prices.

As of January 31, 2010, the Company issued the note holder a total of 16,162,687 shares of Company common stock in satisfaction of conversions of note principal leaving a balance of $153,618 in note principal available for conversion. On November 23, the Company issued 400,000 shares of common stock in satisfaction of interest payable on the note described above.  Subsequent to January 31, 2010, the Company issued the note holder a total of 13,688,679 shares of Company common stock at prevailing market prices in satisfaction of conversions of the remaining note principal.

On November 9, 2009, the Company issued an unsecured $100,000 convertible note that matures on November 9, 2010. Interest accrues at a rate of 12.5% per annum and is payable quarterly. As of January 31, 2010, interest expense of $2,882 was accrued. At the option of the note holder, interest can be paid in either cash or shares of Company common stock based on the convertible note’s $0.06 conversion price.  As additional consideration, the Company granted the note holder 250,000 shares of Company’s common and agreed to register the shares by January 8, 2010 or pay to the note holder as damages additional shares of the Company’s common stock equal to 2.0% of the common shares issuable upon conversion of the convertible note.  The Company also granted the note holder piggyback registration rights.  On November 9, 2009, the Company issued the 250,000 shares valued at $10,000 which the Company deemed a loan origination fee. As of January 31, 2010, $7,694 has been recorded as a deferred charge on the balance sheet and $3,306 has been amortized to interest expense.

On November 17, 2009, the Company issued a total of 12,003,720 shares of Company common stock to certain officers and directors as a replacement for the shares they pledged pursuant to a financing transaction (including 8,000,000 to our CEO; 906,000 to our COO and an aggregate of 3,097720 among our three directors.) On January 11, 2010, pursuant to the previously noted financing transaction, the Company issued to those individuals who pledged their shares, 0.5 shares of Company stock for each share pledged, which aggregated 6,001,860 shares (including 4,000,000 to our CEO; 453,000 to our COO and an aggregate of 1,548,860 to our three directors). The 6,001,860 shares had an approximate fair value of $240,074 on January 11, 2010, the issuance date, which amount is recorded in common stock and additional paid in capital in the accompanying balance sheet as of January 31, 2010. (See Note 6 – Note Receivable.)

On November 18, 2009, the Company retained a business advisory consultant and agreed to issue 2,000,000 shares of Company Common Stock in exchange for consulting services which shares the Company issued on March 10, 2010.

On November 17, 2009, the Company issued 23,000,000 shares of Company common stock, to be held as treasury shares which are pledged in lieu of prejudgment remedies on two litigation matters. (See Note 16. Commitments and Contingencies – Litigation).

On December 18, 2007, (the "Closing Date") the Company sold to three related investors (the "December Investors") an aggregate of 3,000 shares of our Series A Preferred Stock, $0.001 par value (the "Preferred Stock"), at a cash purchase price of $1,000 per share, generating gross proceeds of $3,000,000 (the “December Financing”). The Preferred Stock has no voting or dividend rights. Out of the gross proceeds of the December Financing, we paid Midtown Partners & Co., LLC (the "Placement Agent") $180,000 in commissions and $30,000 for non-accountable expenses. We also issued, to the Placement Agent, warrants to acquire 600,000 shares of our Common Stock for a purchase price of $0.50 per share (the "Placement Agent Warrants"), which warrants are exercisable for a five year period and contain anti-dilution provisions in the events of stock splits and similar matters. Both the commissions and expenses were accounted for as a reduction of Additional Paid in Capital.

The financing that we consummated in January 2007 (the “January Financing”) provided participating investors (the “January Investors”) rights to exchange the common stock they acquired for securities issued in subsequent financings which were consummated at a common stock equivalent of $2.00 per share or less. Under this provision, the January Investors have exchanged 4,444,445 shares of common stock for 8,000 shares of Preferred Stock. The 4,444,445 shares returned were accounted for as a reduction of Additional Paid in Capital and a reduction of Common Stock since the shares have been cancelled. Also in the January Financing, the January Investors acquired warrants to purchase 3,777,778 shares of our common stock at an exercise price of $3.00 per share (the “January Warrants”).  These warrants were exercised at $0.20 per share of common stock.

Each of our December Investors participated in the January Financing but not all of our January Investors participated in the December Financing.

The December Investors may allege that certain penalties are owed to them by the Company based on certain time requirements in the documentation relating to the December Financing. If such claim is successfully made, we may lack the liquidity to satisfy such claim.

On January 15, 2009 (the “Closing”), the Company acquired 90% of the capital stock of Olifant U.S.A, Inc. (“Olifant”) , pursuant to a Stock Purchase Agreement (the “Agreement.  As security for the balance due to the sellers the Company issued a promissory note for the $800,000 balance. The promissory note is payable in four annual installments, the first payment is due one year from Closing. Each $200,000 installment is payable $100,000 in cash and Company stock valued at $100,000 with the stock value based on the 30 trading days immediately prior to the installment date. The cash portion of the note accrues interest at a rate of 5% per annum. On January 15, 2010, the Company paid the first loan installment in the amount of $200,000 and $5,000 in interest. The Company issued 4,950,496 shares as payment for the stock portion of the installment, and at the election of the sellers, $63,000 in cash and 2,079,208 in common stock as payment of the cash and interest portion on the first installment.

On November 5, 2009, the Company borrowed $37,500 from an investor under an informal agreement for working capital purposes. The loan is payable on demand and is classified under notes and loans payable as a current liability on the balance sheet as of January 31, 2010.

From July 2007 through January 2010, the Company has borrowed and our CEO has loaned various amounts up to $813,035 to the Company for working capital purposes at an annual interest rate of 12%. As of January 31, 2010 and April 30, 2009, amounts owed to our CEO on these loans including accrued and unpaid interest aggregated $280,845 and $295,179, respectively. For the nine months ended January 31, 2010 and 2009, interest incurred on these loans aggregated $27,983 and $29,179, respectively.

On March 2, 2010, we issued 6,000,000 shares to our Chief Executive Officer and President; 5,000,000 (aggregate value $100,000) was a partial payment against the working capital loan he has provided to the Company and 1,000,000 (aggregate value $20,000) was awarded by the Board of Directors as a stock bonus for his accomplishments in the creation and launch of one of our premier brands.

On October 20, 2009, the Company reached agreements with its Chief Executive Officer and members of its Board of Directors to satisfy obligations owed to them, in the aggregate amount of $1,002,450 for salary, director fees, consulting fees and for satisfaction of a portion of an outstanding loan and the interest accrued thereon, by issuing to them 1,763,607 shares of our common stock and warrants to acquire 9,838,793 shares of our common stock. Under this arrangement, the valuation of the common stock and the exercise price of the warrants was $0.15 a share.  Fifty percent of the warrants can be exercised at anytime during the ten-year term and the other 50 percent will only be exercisable when the Company has achieved positive EBITDA for two successive quarters.  If this profitably standard is not realized during the term of the warrants, 50 percent of the warrants will be forfeited.   While the Company has not yet issued the shares or warrants as of January 31, 2010, it expects to do so in the fourth quarter.

As of January 31, 2010, the Company has a shareholders' deficiency – controlling interest of $3,530,761 including $42,015,466 in accumulated losses since its inception in 2002. For the nine months ended January 31, 2010, the Company sustained a net loss of $4,414,612 and used $274,200 in operating activities. We will need additional financing which may take the form of equity or debt and we will seek to convert liabilities into equity.

We expect that our working capital position and our cash balance will benefit from financing agreement we have in place; however, our business continues to be effected by insufficient working capital. We will need to continue to carefully manage our working capital and our business decisions will continue to be influenced by our working capital requirements.

Therefore, our short term business strategy will rely heavily on our cost efficient icon brand strategy and the resources available to us from current and new strategic partners we may attract. Consequently, in direct pursuit of this strategy, effective February 15, 2010, the Company entered into an exclusive distribution agreement with Mexcor, Inc., to manage, promote and distribute in the United States, the Company’s portfolio of brands, as defined. The initial term of the agreement is for five years, requires a minimum net sales performance by Mexcor, which when attained, will automatically renew for an additional ten years. Under the terms of the agreement, the Company has agreed to issue the principal of the business 12 million shares of Company common stock in exchange for consulting services.

Furthermore, the Company shall earn and Mexcor shall pay, a royalty fee on a per case or case equivalent basis on all Company products distributed by Mexcor which royalty fee will increase by ten percent on August 12, 2011, with additional ten percent increases (compounded) on August 15th of each successive year during the initial term of the agreement. Additionally, the Company shall earn $10.00 for each case of Damiana product, as defined, distributed by Mexcor. For the first full twenty-one calendar months following the effective date, Mexcor will pay the Company the greater of the per case royalty fees described above or the following monthly minimum royalties; $20,000, for the first six months; $35,000, for months 7-9 and $50,000 for months 10-21. The minimum monthly royalties are payable on the 15th day of that month.

Additionally, the Company will issue to Mexcor, warrants to acquire 2,000,000 shares of the Company’s common stock at such time Mexcor realizes the minimum net sales requirements under the initial term. The Company has further agreed to issue Mexcor a warrant to acquire an additional 2,000,000 shares of Company common stock at such time Mexcor attains a second net sales performance level based on a twelve-month look-back period provided such performance criteria are satisfied during the initial term. Finally, the Company has agreed to issue Mexcor additional financial incentives payable in cash or stock and warrants for the attainment of certain volume or business metrics.

We anticipate that the agreement with Mexcor will rapidly drive additional revenues and substantially reduce our overhead costs. Our Company will continue to focus its efforts on its core business of building a portfolio of iconic brands as well as developing, coordinating and executing marketing and promotional strategies for its icon brands.

We will continue to focus on those of our products which we believe will provide the greatest return per dollar of investment with the expectation that as a result of increases in sales and the resulting improvement in our working capital position, we will be able to focus on those products for which market acceptance might require greater investments of time and resources. To that end, our short-term focus, for beer and spirits,  will be on Trump Super Premium Vodka, Old Whiskey River Bourbon, Damiana, Aquila Tequila, and in association with our recent joint venture with music icon  Dr. Dre, our Leyrat Cognac and our recent joint venture with music icon Kid Rock, BadAss Beer. In order for us to continue and grow our business, we will need additional financing which may take the form of equity or debt.

There can be no assurance we will be able to secure the financing we require, and if we are unable to secure the financing we need, we may be unable to continue our operations. We anticipate that increased sales revenues will help to some extent, but we will need to obtain funds from equity or debt offerings, and/or from a new or expanded credit facility. In the event we are not able to increase our working capital, we will not be able to implement or may be required to delay all or part of our business plan, and our ability to attain profitable operations, generate positive cash flows from operating and investing activities and materially expand the business will be materially adversely affected.

ROYALTIES/LICENSING AGREEMENTS

In November 2005, the Company entered into an eight-year license agreement for sales of Trump Super Premium Vodka. Under the agreement the Company is required to pay royalties on sales of the licensed product. The agreement requires minimal royalty payments through November 2012 which if not paid could result in termination of the license. The Company is currently in default under the terms of its license agreement with Trump Marks LLC. The licensor has the right to terminate the license, but at present has not formally asserted that right. The Company under a non documented arrangement with the licensor is continuing to sell the product. The Company and licensor are currently in discussion to amend the agreement under mutually beneficial terms.

Under our license agreement for Old Whiskey River, we are obligated to pay royalties of between $10.00 and $33.00 per case, depending on the size of the bottle.

Under our license agreement with Aguila Tequila we are obligated to pay $3.00 per case.

Under our joint venture agreements with Dr. Dre and Interscope Records, which includes our Leyrat Cognac, we are obligated to pay a percentage of gross profits, less certain direct selling expenses.

Our license with respect to the Kid Rock related trademarks currently requires payments to Drinks Americas based upon volume through the term of the agreement.

OTHER AGREEMENTS

The Company has an agreement with a foreign distributor, through December 2023, to distribute our products in their country. The agreement requires the distributor to purchase a set monthly amount of our products, predominately our Trump Super Premium Vodka for the term of the agreement. The distributor is to pay the Company a monthly fee over the term of the agreement for the rights to be the exclusive distributor in Israel. As of January 31, 2009, the distributor received its distribution license and has commenced performance under the contract.

Effective February 15, 2010, the Company entered into an exclusive agreement with Mexcor, Inc., to manage, promote and distribute in the United States, the Company’s portfolio of brands, as defined. The initial term of the agreement is for five years, requires a minimum net sales performance by Mexcor, which when attained, will automatically renew for an additional ten years. Furthermore, the Company has agreed to issue the principal of the business 12 million shares of Company common stock in exchange for consulting services.

Under the terms of the agreement, the Company shall earn and Mexcor shall pay, a royalty fee on a per case or case equivalent basis on all Company products distributed by Mexcor, which royalty fee will increase by ten percent on August 12, 2011, with additional ten percent increases (compounded) on August 15th of each successive year during the initial term of the agreement. Additionally, the Company shall earn $10.00 for each case of Damiana product, as defined, distributed by Mexcor. For the first full twenty-one calendar months following the effective date, Mexcor will pay the Company the greater of the per case royalty fees described above or the following monthly minimum royalties; $20,000, for the first six months; $35,000, for months 7-9 and $50,000 for months 10-21. The minimum monthly royalties are payable on the 15th day of that month. Mexcor can earn additional financial compensation in cash or stock for achieving certain metrics.

In April 2009, the Company entered into a sponsorship agreement with concert producer and promoter to promote Olifant Vodka in its concert tour which runs from July 10, thru August 8, 2009.  In consideration for their services the Company has given the promoter the following: 4,700,000 shares of its common stock that have been issued; 3% of the net profits of Olifant for each fiscal year beginning  following the third anniversary of the agreement (years beginning May 2012) and ending  the earlier of Olifant’s fiscal year ending in 2018 or when Olifant is sold, if that were to occur.  If Olifant is sold prior to expiration the promoter will receive 3% of the consideration received from the sale. The Company has agreed to grant an additional 2% (of Olifant or a future  brand)  for promotion in the 2010 concert tour; and warrants to purchase 200,000 shares of Company stock at an exercise price of $0.50 per share which shall be issued at the end of the 2009  tour. In accordance with the agreement the amount of cash and stock based consideration issued by the Company shall not be less than $400,000.  In accordance with the agreement, in May 2009, the Company issued a promissory note to the promoter for a loan in the same amount to cover expenses relating to the tour. The note, which bears no interest, was repaid with shares of Company stock.

In fiscal 2003, we entered into a consulting agreement with a company owned 100% by a member of the Board of Directors. Under the agreement, the consulting company is being compensated at the rate of $100,000 per annum. As of January 31, 2010, we were indebted to in the amount of $331,243. The Company and the Board member have agreed to settle the outstanding amount due at January 31, 2010 by the Company issuing shares of our common stock and warrants to acquire shares of our common stock. The Company plans to issue the shares and associated warrants in our fiscal fourth quarter.

In December 2002, the Company entered into a consulting agreement with one of its shareholders which provides for $600,000 in fees payable in five fixed increments over a period of 78 months. The agreement expired on June 9, 2009. The Company has an informal agreement with the shareholder pursuant to which he has the option of converting all or a portion of the consulting fees owed him into shares of Holding's common stock at a conversion price to be agreed upon. In March 2009 the consultant elected to convert $120,000 due him for consulting fees into shares of Company stock at a price of $0.35 per share resulting in the Company issuing 342,857 shares to him.  In February, 2008 the consultant elected to convert $190,000 due him for consulting fees into shares of Company common stock at a price of $0.50 per share resulting in the Company issuing 380,000 shares to him. Each of the conversions was at a premium to the market price of the Company’s common stock on the date of the elections to convert.  As of January 31, 2010 and April 30, 2009, amounts owed to this shareholder aggregated $43,151 and $30,000, respectively.

Year ended April 30, 2009 compared to year ended April 30, 2008:

Net Sales: Net sales were $2,478,000 for the year ended April 30, 2009 compared to net sales of $4,509,000 for the year ended April 30, 2008, a decrease of 45%. The decrease is predominantly due to inventory shortfalls as a result of insufficient working capital and the resulting delay of certain shipments. Trump Super Premium Vodka sales aggregated $1,100,000 which accounted for 44% of total dollar sales for the year ended April 30, 2009. For the year ended April 30, 2008, Trump Super Premium Vodka sales aggregated $2,652,000 which accounted for 59% of total dollar sales. We believe that the recent economic downturn has hurt the sales of this premium product. Interruption of access to production financing resulted in temporary inventory disruption. In addition, sales of Trump for the year ended April 30, 2009 were effected by issues relating to our California, Chicago distributors as with Liquor Group, who represented us in several “controlled state”  which have been corrected with new distributors being appointed.  The launch of Trump Super Premium Vodka in Texas in July 2007 also contributed to greater sales of Trump Super Premium Vodka for the year ended April 30, 2008 compared to the year ended April 30, 2009.   Sales of all wine and spirits products aggregated $2,042,000 for the year ended April 30, 2009 compared to $3,842,000 for the year ended April 30, 2008. Net sales of Old Whiskey River Bourbon totaled $231,000 on 1,864 cases sold for the year ended April 30, 2009 compared to net sales of $452,000 on 3,806 cases sold for the year ended April 30, 2008. Net sales of our Aguila Tequila aggregated $74,600 on 895 cases sold for the year ended April 30, 2009 compared to $133,000 on 1,418 cases sold for the year ended April 30, 2008. This represents a dollar decrease of 44% and a case increase of 37%. Net sales of our Damiana Liqueur aggregated   $145,400 on 1,094 cases sold for the year ended April 30, 2009 compared to net sales of $196,700 on 1555 cases sold for the year ended April 30, 2008.  Net sales of our premium imported wines totaled $269,000 on 2,769 cases sold for the year ended April 30, 2009 compared to net sales of $392,000 on 3,396 cases sold for the year ended April 30, 2008. Net sales of our non alcoholic product, Newman’s Own sparkling fruit beverages and sparkling waters decreased to $443,990 on 53,265 cases sold for the year ended April 30, 2009 compared to $666,620 on 75,300 cases sold for the year ended April 30, 2008. Sales of our Newman’s Own products were affected the Company’s decision to exit this business. We have made the strategic decision to discontinue selling the Newman’s Own products in light of the fact our contract ends in October 2009. The Newman’s Own organization and the Company have agreed that the Newman’s Own organization will assume the selling of the product. The Company’s decision was based on enhancing profitability and our inability to have equity in the brand. In January 2009 the Company acquired a 90% interest in Olifant USA, Inc, which has the worldwide rights (excluding Europe) to Olifant Vodka and gin.  Olifant Vodka and Gin is, produced in Holland is sold at an economy price. The Company’s management believes, and customer demand indicates, that with national distribution already in place sales of these products will be successful in this economic environment. In January 2009 the Company commenced sales of its Leyrat Cognac recognizing $145,000 in revenue on 773 cases sold.

Gross margin:  Exclusive of our allowance for slow moving inventory ($120,000), gross profit was $628,000 (25% of net sales) for the year ended April 30, 2009 a decrease of $1,057,000 compared to gross profit of $1,685,000 (37% of net sales) for the year ended April 30, 2008. Gross margin for our wine and spirits business was 30% percent for the year ended April 30, 2009, exclusive of allowances for slow moving inventory, compared to 41 % for the prior year. Gross margin for our non alcoholic business was 17% for the year ended April 30, 2009 compared to 22% for the year ended April 30, 2008.   The inherent low margins for the Newman’s Own products, the increased costs in production together with the inability to sustain its growth has lead to our decision to discontinue to sell the products. Gross margin of Trump Super Premium Vodka decreased to 35% for the year ended April 30, 2009 compared to 40% for the year ended April 30, 2008. The gross margin decrease is largely due to a decrease in the percentage of direct sales which leads to increased direct costs such as excise taxes and freight, price competition, and a greater amount of sales to our distributor in “controlled” states for which we generally recognize lower margins.  For the year ended April 30, 2009 the Company recorded a loss for Cohete Rum as the Company has liquidated the inventory and terminate the brand.

Selling, general and administrative: Selling, general and administrative expenses totaled $5,720,000 for the year ended April 30, 2009, compared to $7,838,000 for the year ended April 30, 2008, a decrease of 27%. Total selling and marketing costs aggregated $2,200,000 for the year ended April 30, 2009 compared to $3,900,000 for the year ended April 30, 2008. The decrease in selling and marketing expenses is due to the overall decreased marketing spend to a normalized level as sales promotions for Trump Vodka have become more targeted.  General and administrative expenses aggregated $3,520,000 for the year ended April 30, 2009 compared to $3,938,000 for the year ended April 30, 2008.  Professional fees, including legal fees have decreased from the prior year and travel related expenses have also decreased for the year ended April 30, 2009 compared to the year ended April 30, 2008. For the year ended April 30, 2009 we recognized a non-cash charge of $220,000 relating to stock bonuses to certain employees of the Company for services they have provided.

Other Income (expense): Interest expense totaled $151,000 for the year ended April 30, 2009 compared to expense of $164,000 for the year ended April 30, 2008. For the year ended April 30, 2009 other income aggregated $409,000 which is the result of the Company’s settlement with RBCI Holdings, Inc. For the year ended April 30, 2009 the Company recognized an impairment loss on its Rheingold license based on additional investment to eventually bring the product to market. The Company issued 350,000 shares of Company stock full consideration of a note payable to RBCI for $500,000. The value of the shares on the settlement date was $91,000.

Income Taxes: We have incurred substantial net losses from our inception and as a result, have not incurred any income tax liabilities. Our federal net operating loss carry forward is approximately $28,000,000, which we can use to reduce taxable earnings in the future. No income tax benefits were recognized in fiscal 2008 and 2007 as we have provided valuation reserves against the full amount of the future carry forward tax loss benefit. We will evaluate the reserve every reporting period and recognize the benefits when realization is reasonably assured.

IMPACT OF INFLATION

Although management expects that our operations will be influenced by general economic conditions we do not believe that inflation has had a material effect on our results of operations.

SEASONALITY

As a general rule, the second and third quarters of our fiscal year (August-January) are the periods that we realize our greatest sales as a result of sales of alcoholic beverages during the holiday season. During the fourth quarter of our fiscal year (February-April) we generally realize our lowest sales volume as a result of our distributors working off inventory which remained on hand after the holiday season. As we increase our beer sales, as a result of the launch of Kid Rock’s beer, we would expect sales in first quarter of our fiscal year (May-July), to increase since the spring and summer tends to be the strongest periods for sales of this beverage.

FINANCIAL LIQUIDITY AND CAPITAL RESOURCES

 Although our working capital position was initially improved as a result of the exercise of warrants to acquire our common stock pursuant to our October 2008 warrant re-pricing and our December 2007 Private Placement of our preferred stock, our business continues to be effected by insufficient working capital. We will need to continue to carefully manage our working capital and our business decisions will continue to be influenced by our working capital requirements. Lack of liquidity continues to negatively affect our business and curtail the execution of our business plan.

We have experienced net losses and negative cash flows from operations and investing activities since our inception in 2003. Net losses for the year ended April 30, 2009 and 2008 were $5,041,000 and $6,311,000, respectively. Cash used in operating activities for the years ended April 30, 2009 and 2008 was $630,000 and $3,848,000, respectively. We have to date funded our operations predominantly through bank borrowings, loans from shareholders and investors, and proceeds from the sale of our common stock, preferred stock, and warrants. For the year ended April 30, 2009 and 2008 net cash provided by financing activities totaled $509,000 and $2,987,000, respectively.

As described in Item 5 (under Unregistered Sale of Equity Securities) in June, 2009 (the "Closing Date") we sold to one investor (the “Investor”) a $4,000,000 non interest bearing debenture with a 25% ($1,000,000) original issue discount, that matures in 48 months from the Closing Date (the Drink’s Debenture) for $3,000,000, consisting of $375,000 paid in cash at closing and eleven secured promissory notes, aggregating $2,625,000, bearing interest at the rate of 5% per annum, each maturing 50 months after the Closing Date (the “Investor Notes”).  The Investor Notes, the first ten of which are in the principal amount of $250,000 and the last of which is in the principal amount of $125,000, are mandatorily pre-payable, in sequence, at the rate of one note per month commencing on the seven month anniversary of the Closing Date.  If the prepayment occurs, the entire aggregate principal balance of the Investor Notes in the amount of $2,625,000, together with the interest outstanding thereon, will be paid in eleven monthly installments (ten in the amount of $250,000 and one the amount of $125,000) such that the entire amount would be paid to us by November 26, 2010. These monthly payments will help fund operations over their eleven month period.

The Company has an agreement with a factor through September 2009, with automatic six month renewals which can  be terminated by either parties  at their discretion,  to which a substantial portion of Olifant’s accounts receivable are sold to the factor without recourse as to bad debts but with recourse as to all customer claims. Immediately upon assigning a customer invoice the Company receives a cash advance equal to 70% of the invoice amount and is paid the balance of the invoice less fees incurred at the time the factor receives the final payment from the customer. The facility has a maximum account limit of $200,000. The factor fee is 1% of the factored receivable for every ten days the related invoice remains unpaid and is subject to a monthly administrative charge based on monthly volume. The factor has first security interest in the factored receivable of Olifant and a security interest in the related inventory.

The Company also has an agreement with a different factor pursuant to which a substantial portion of the Company’s accounts receivable, other than Olifant’s, is sold to the factor with recourse to bad debts and other customer claims.  The Company receives a cash advance equal to 80% of the invoice amount and is paid the balance of the invoice less fees incurred at the time the factor receives the final payment from the customer. The factor fee is 1.75% for the first 30 days the invoice remains unpaid and 0.07% for each day thereafter. The facility shall remain open until a 30 day notice by either party of termination of the agreement The facility is secured by all assets of the Company other than Olifants’.

In October 2006, the Company borrowed $250,000 and issued a convertible promissory note in like amount. The due date of the loan was originally extended by the Company to October 2008 from October 2007 in accordance with the terms of the original note agreement. On March 1, 2009 the note was amended to extend the due date to October 18, 2009. As consideration for extending the note in March 1, 2009 the Company issued the lender 286,623 shares of Company common stock.  As of July 2009, the Company had not made any payments under the amended note and has reached an informal agreement with the note-holder, to issue 50,000 shares of the Company’s common stock for each week of nonpayment. As of July 2009, the Company has issued the note-holder 400,000 shares of its stock to remain in compliance with the amended note.

On October 27, 2005, the Company acquired certain assets of Rheingold Beer (“Rheingold”) and assumed certain obligations from Rheingold Brewing Company, Inc. (“RBCI”). Holdings issued 724,638 shares of common stock with a fair value of approximately $650,000 to RBCI and assumed approximately $142,000 of their liabilities and are contractually obligated to RBCI to issue an additional $500,000; payable in Holdings common stock with a value of $350,000 and $150,000 cash, accruing no interest. The obligation due RBCI was originally due on October 27, 2006. Due to nonpayment of the balance as a result of disagreements over certain of the acquired assets and liabilities, the Company was sued by RBCI. On January 15, 2009 the Company reached a settlement with RBCI in which it will issue 350,000 shares of common stock in satisfaction of the note. The Company recorded a gain of $409,000 on the settlement.

On October 27, 2008, in order to encourage holders of warrants which we issued in our January Financing (described below) to exercise their warrants, and enabling us to decrease the number of unexercised warrants and raise short-term working capital at low cost, the Company reduced the exercise price from $0.50 to $0.20 per share of common stock for a period of 5 trading days. Each of the investors who participated in the January Financing exercised all of the warrants issued in the private placement representing a total of 3,777,778 newly issued shares of common stock, resulting in proceeds to the Company of $755,556 less a due diligence fee paid of $70,693. We also agreed to reduce the conversion price of the preferred stock acquired by these investors in our December Financing (described below) from $0.50 per share of common stock to $0.35 per share.  There were a total of 11,000 shares of preferred shares outstanding with a redemption value of $11,000,000 at April 30, 2009, which if all the preferred stock was converted would result in the issuance of 31,428,571 shares of our common stock. One other investor, Greenwich Beverage Group LLC, who is controlled by a member of our board of directors, elected to exercise warrants for a total of 166,667 shares of common stock at $0.20 per share, which the Company reduced from $1.25, for an aggregate exercise price of $33,333.  As a provision of the June 2009 sale of our debentures, in order to satisfy the ratcheting provisions of the preferred stock financing we allowed, and the three December Investors (see below) elected, to convert an aggregate of $335,800 (335.8 shares) of our preferred stock into 3,358,000 shares of our common stock.

On December 18, 2007 (the "Closing Date") the Company sold to three related investors (the "December Investors") an aggregate of 3,000 shares of our Series A Preferred Stock, $0.001 par value (the "Preferred Stock"), at a cash purchase price of $1,000 per share, generating gross proceeds of $3,000,000 (the “December Financing”). The Preferred Stock has no voting or dividend rights. Out of the gross proceeds of the December Financing, we paid Midtown Partners & Co., LLC (the "Placement Agent") $180,000 in commissions and $30,000 for non-accountable expenses. We also issued, to the Placement Agent, warrants to acquire 600,000 shares of our Common Stock for a purchase price of $0.50 per share (the "Placement Agent Warrants"), which warrants are exercisable for a five year period and contain anti-dilution provisions in the events of stock splits and similar matters. Both the commissions and expenses were accounted for as a reduction of Additional Paid in Capital.

The financing that we consummated in January 2007 (the “January Financing”) provided participating investors (the “January Investors”) rights to exchange the common stock they acquired for securities issued in subsequent financings which were consummated at a common stock equivalent of $2.00 per share or less. Under this provision, the January Investors have exchanged 4,444,445 shares of common stock for 8,000 shares of Preferred Stock. The 4,444,445 shares returned were accounted for as a reduction of Additional Paid in Capital and a reduction of Common Stock since the shares have been cancelled. Also in the January Financing, the January Investors acquired warrants to purchase 3,777,778 shares of our common stock at an exercise price of $3.00 per share (the “January Warrants”).  These warrants were exercised at $0.20 per share of common stock.

Each of our December Investors participated in the January Financing but not all of our January Investors participated in the December Financing.

The December Investors may allege that certain penalties are owed to them by the Company based on certain time requirements in the documentation relating to the December Financing. If such claim is successfully made, we may lack the liquidity to satisfy such claim.

On January 15, 2009 (the “Closing”), the Company acquired 90% of the capital stock of Olifant U.S.A, Inc. (“Olifant”) , pursuant to a Stock Purchase Agreement (the “Agreement. The Company has agreed to pay the sellers $1,200,000 for its 90% interest: $300,000 in cash and common stock valued at $100,000 to be paid 90 days from the Closing date The initial cash payment of $300,000 which was due 90 days from Closing, was initially reduced by $138,000 at Closing because Olifant’s liabilities exceeded the amount provided for in the Purchase Agreement.  In accordance with the Agreement, the initial cash payment was subject to additional offsets to be mutually agreed upon by both parties. As of July 31, 2009 the parties have agreed to additional offsets aggregating $4,702 with potential offsets of  $37,030 which are to be determined by August 20, 2009 in accordance with a supplementary agreement entered into by the parties, Settlement Agreement and General Release, on July 31, 2009. The initial payment in accordance with the supplementary agreement is due August 31, 2009.  The Company issued a promissory note for the $800,000 balance. The promissory note is payable in four annual installments, the first payment is due one year from Closing. Each $200,000 installment is payable $100,000 in cash and Company stock valued at $100,000, with the stock value based on the 30 trading days immediately prior to the installment date. The cash portion of the note accrues interest at a rate of 5% per annum.

From July 2007 through April 2009 the Company borrowed an aggregate of $654,435 from our CEO for working capital purposes.   The borrowings bear interest at 12% per annum. For the years ended April 30, 2009 and 2008 interest incurred on this loan aggregated $38,204 and $37,798, respectively.  As of April 30, 2009 and, 2008 amounts owed to our CEO on these loans including accrued and unpaid interest aggregated $305,935 and $232,547, respectively.

ROYALTIES/LICENSING AGREEMENTS

In November 2005, the Company entered into an eight-year license agreement for sales of Trump Super Premium Vodka. Under the agreement the Company is required to pay royalties on sales of the licensed product. The agreement provides for certain minimum royalty payments through November 2012 which if not satisfied could result in termination of the license.

Under our license agreement for Old Whiskey River, we are obligated to pay royalties of between $10.00 and $33.00 per case, depending on the size of the bottle.

Under our license agreement for Damaina Liqueur we pay $3.00 per case.

Under our license agreement with Aguila Tequila we are obligated to pay $3.00 per case.

Under our joint ventures agreement with Dr. Dre and Interscope Records, which includes our Leyrat Cognac, we are obligated to pay a percentage of gross profits, less certain direct selling expenses.

We license our Kid Rock related trademarks, indirectly as a member of a limited liability company (the “LLC”). The license requires the LLC to pay the licensor a per case royalty  (or equivalent liquid volume), with certain minimum royalties for years 2 through 5 of the agreement payable on the first day of the applicable year.

OTHER AGREEMENTS

The Company has an agreement with a foreign distributor, through December 2023, to distribute our products in their country. The agreement requires the distributor to purchase a set monthly amount of our products, predominately our Trump Super Premium Vodka for the term of the agreement. The distributor is to pay the Company a monthly fee over the term of the agreement for the rights to be the exclusive distributor in their country. As of April 30, 2009 the distributor has not received its distribution license. Once the distributor receives its license and begins purchasing our products the Company will accrue the monthly “exclusivity” fee to revenue based on the intent of the agreement and such fee.

In April 2009 the Company entered into a sponsorship agreement with concert producer and promoter to promote Olifant Vodka in its  concert tour  which  runs from July  10, thru August 8, 2009.  In consideration for their services the Company has given the promoter the following: 1,500,000 shares of its stocks which were issued in May 2009; 3% of the net profits of Olifant for each fiscal year beginning following the third anniversary of the agreement (years beginning May 2012) and ending the earlier of Olifant’s fiscal year ending in 2018 or when Olifant is sold.  If Olifant is sold prior to expiration the promoter will receive 3% of the consideration received from the sale. The Company has agreed to grant an additional 2% (of Olifant or a future brand) for promotion in the 2010 concert tour; and warrants to purchase 200,000 shares of Company stock at an exercise price of 200,000 shares which shall be issued at the end of the 2009  tour. The value of the 1,500,000 shares issued aggregating  $225,000, based on the market price of the Company’s stock on the date of the agreement, and the warrants granted, $8,000, will be amortized over the life of the tour. In accordance with the agreement the amount of cash and stock based consideration issued by the Company shall not be less than $400,000.  In accordance with the agreement, in May 2009, the Company issued a promissory note to the promoter for a loan in the same amount  to cover expenses relating to the tour. The note, which bears no interest, was to be paid in four equal installments beginning in June 2009 is secured by 500,000 shares of Company stock.  The promoter has deferred the requirement of payment under the note pending the completion of a future financing  for the Company at which time they will elect payment or take the 500,000 shares of stock.

In fiscal 2003 we entered into a consulting agreement with a company, Marvin Traub & Associates (“MTA”), owned 100% by Marvin Traub, a member of the Board of Directors. Under the agreement, MTA is being compensated at the rate of $100,000 per annum. As of April 30, 2009, we were indebted to MTA in the amount of $256,248.

In December 2002 the Company entered into a consulting agreement with one of its shareholders which provides for $600,000 in fees payable in five fixed increments over a period of 78 months. The agreement expired on June 9, 2009. The Company has an informal agreement with the shareholder pursuant to which he has the option of converting all or a portion of the consulting fees owed him into shares of Holding's common stock at a conversion price to be agreed upon. In March 2009 the consultant elected to convert $120,000 due him for consulting fees into shares of Company stock at a price of $0.35 per share resulting in the Company issuing 342,857 shares to him.  In February, 2008 the consultant elected to convert $190,000 due him for consulting fees into shares of Company common stock at a price of $0.50 per share resulting in the Company issuing 380,000 shares to him. Each of the conversions was at a premium to the market price of the Company’s common on the date of the elections  to convert.  As of April 30, 2009 to this shareholder aggregated $30,000.

Since we were founded in 2002, the implementation of our business plan has been negatively affected by insufficient working capital. Business judgments have been substantially affected by the availability of working capital. Although our working capital position and our cash balance was initially improved as a result of our June 2009 sale of our debentures, our October 2008 Warrant Re-pricing Program and our December and January, 2007 private placement of our common stock, preferred stock and warrants, our business continues to be effected by insufficient working capital. We will need to continue to carefully manage our working capital and our business decisions will continue to be influenced by our working capital requirements. Therefore, our short term business strategy will rely heavily on our cost efficient icon brand strategy and the resources available to us from our media and entertainment partners We will continue to focus on those of our products which we believe will provide the greatest return per dollar of investment with the expectation that as a result of increases in sales and the resulting improvement in our working capital position, we will be able to focus on those products for which market acceptance might require greater investments of time and resources. To that end, our short-term focus, for beer and spirits, will be on Trump Super Premium Vodka, Old Whiskey River Bourbon, Damiana, Aquila Tequila, and in association with our recent joint venture with music icon Dr. Dre, our Leyrat Cognac and our recent joint venture with music icon Kid Rock, BadAss Beer. In order for us to continue and grow our business, we will need additional financing which may take the form of equity or debt. There can be no assurance we will be able to secure the financing we require, and if we are unable to secure the financing we need, we may be unable to continue our operations. We anticipate that increased sales revenues will help to some extent, but we will need to obtain funds from equity or debt offerings, and/or from a new or expanded credit facility. In the event we are not able to increase our working capital, we will not be able to implement or may be required to delay all or part of our business plan, and our ability to attain profitable operations, generate positive cash flows from operating and investing activities and materially expand the business will be materially adversely affected.

OFF BALANCE SHEET ARRANGEMENTS

Not applicable.

CRITICAL ACCOUNTING POLICIES

Our significant accounting policies are more fully described in Note 2 to the audited financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities. Actual results could differ from those estimates under different assumptions or conditions. We believe that the following critical accounting policies are subject to estimates and judgments used in the preparation of the financial statements.

Revenue Recognition

The Company recognizes revenues when title passes to the customer, which is generally when products are shipped.

The Company recognizes revenue dilution from items such as product returns, inventory credits, discounts and other allowances in the period that such items are first expected to occur. The Company does not offer its clients the opportunity to return products for any reason other than manufacturing defects. In addition, the Company does not offer incentives to its customers to either acquire more products or maintain higher inventory levels of products than they would in ordinary course of business. The Company assesses levels of inventory maintained by its customers through communications with them. Furthermore, it is the Company's policy to accrue for material post shipment obligations and customer incentives in the period the related revenue is recognized.

Accounts Receivable

Accounts receivable are recorded at original invoice amount less an allowance for uncollectible accounts that management believes will be adequate to absorb estimated losses on existing balances. Management estimates the allowance based on collectability of accounts receivable and prior bad debt experience. Accounts receivable balances are written off upon management's determination that such accounts are uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Management believes that credit risks on accounts receivable will not be material to the financial position of the Company or results of operations at April 30, 2009 and 2008 the allowance for doubtful accounts was $36,000 and $24,000, respectively.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144 (SFAS No. 144), Accounting for the Impairment or Disposal of Long-lived Assets, we review long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. The Company's policy is to record an impairment loss at each balance sheet date when it is determined that the carrying amount may not be recoverable. Recoverability of these assets is based on undiscounted future cash flows of the related asset. The Company concluded that there was no impairment during the years ended April 30, 2009 and 2008, respectively.

Deferred Charges and Intangible Assets

The costs of intangible assets with determinable useful lives are amortized over their respectful useful lives and reviewed for impairment when circumstances warrant. Intangible assets that have an indefinite useful life are not amortized until such useful life is determined to be no longer indefinite. Evaluation of the remaining useful life of an intangible asset that is not being amortized must be completed each reporting period to determine whether events and circumstances continue to support an indefinite useful life. Indefinite-lived intangible assets must be tested for impairment at least annually, or more frequently if warranted. Intangible assets with finite lives are generally amortized on a straight line bases over the estimated period benefited. The costs of trademarks and product distribution rights are amortized over their related useful lives of between 15 to 40 years. We review our intangible assets for events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable, in which case an impairment charge is recognized currently.

Deferred financing costs are amortized ratably over the life of the related debt. If debt is retired early, the related unamortized deferred financing costs are written off in the period debt is retired.

Stock Based Compensation

The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standard 123 (revised 2004), Share-Based Payment (SFAS 123R) using the modified prospective approach. The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity based compensation issued to employees and non employees.

Earnings Per Share

The Company computes earnings per share under the provisions of SFAS No. 128, Earnings per Share, whereby basic earnings per share is computed by dividing net income (loss) attributable to all classes of common shareholders by the weighted average number of shares of all classes of common stock outstanding during the applicable period. Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased to assume exercise of potentially dilutive and contingently issuable shares using the treasury stock method, unless the effect of such increase would be anti-dilutive. For the nine and three months ended January 31, 2009 and 2008, the diluted earnings per share amounts equal basic earnings per share because the Company had net losses and the impact of the assumed exercise of contingently issuable shares would have been anti-dilutive.

 MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDERS MATTERS AND
ISSUER PURCHASERS OF EQUITY SECURITIES AND SMALL ISSUER PURCHASE OF
EQUITY SECURITIES

MARKET FOR OUR COMMON STOCK
AND RELATED
STOCKHOLDER MATTERS

Our common stock was authorized to trade on June 2, 2005 on the over-the-counter market with quotations available on the OTC Electronic Bulletin Board under the symbol "DKAM" on the Over-the-Counter Bulletin Board Electronic Quotation System maintained by the National Association of Securities Dealers, Inc. Trading commenced on June 3, 2005. Prior to June 3, 2005, there was no public trading market for our Common Stock.

The following table sets forth the range of high and low bid quotations of our common stock for the periods indicated. The information contained in the table was obtained from Bloomberg Financial Services. The prices represent inter-dealer quotations, which do not include retail markups, markdowns or commissions, and may not represent actual transactions.

Year Ending, April 30, 2008	High	Low
First Quarter, July 31, 2007	$1.59	$0.95
Second Quarter, October 31, 2007	$1.00	$0.38
Third Quarter, January 31, 2008	$0.56	$0.14
Fourth Quarter, April 30, 2008	$0.58	$0.21

Year Ending, April 30, 2009	High	Low
First Quarter, July, 31, 2008	$0.31	$0.22
Second Quarter, October 31, 2008	$0.35	$0.21
Third Quarter, January 31, 2009	$0.26	$0.15
Fourth Quarter, April 30, 2009	$0.26	$0.14

Year Ending, April 30, 2010	High	Low
First Quarter, July, 31, 2009	$0.20	$0.12
Second Quarter, October 31, 2009	$0.16	$0.04
Third Quarter, January, 31, 2010	$0.05	$0.01

SECURITY HOLDERS

As of April 12, 2010, there were approximately 265,621,787 shares of our common stock outstanding, which were held of record by approximately 656 stockholders, not including persons or entities that hold the stock in nominee or "street" name through various brokerage firms. On such date there were five stockholders of record of our Preferred Stock.

DIVIDEND

The payment of dividends, if any, is to be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, for use in our business operations and accordingly, the Board of Directors does not anticipate declaring any dividends in the near future. In addition, the terms of our Series A Preferred Stock limit our ability to pay cash dividends to our stockholders.   Dividends, if any, will be contingent upon our revenues and earnings, capital requirements and financial condition.

Holders of our Series B Preferred Stock are entitled to receive dividends which will accrue in shares of Series B Preferred Stock on an annual basis at a rate equal to 10% per annum from the issuance date.  Accrued dividends will be payable upon redemption of the Series B Preferred Stock.

EQUITY COMPENSATION PLAN INFORMATION

In January 2009, the Company’s shareholders approved the 2008 Stock Incentive Plan (the” Plan”) which provides for awards of incentives of non-qualified stock options, stock, restricted stock and stock appreciation rights for its officers, employees, consultants and directors in order to attract and retain such individuals and to enable them to participate in the long-term success and growth of the Company. There are 10,000,000 common shares reserved for distribution under the Plan, of which 3,050,000 remain available. Stock options granted under the Plan are granted with an exercise price at or above the fair market value of the underlying common stock at the date of grant, generally vest over a four year period and expire 5 years after the grant date.

Subject to the terms of the Plan, the plan administrator, which may be the Company's Board of Directors, shall determine the provisions, terms, and conditions of each award including, but not limited to, the vesting schedules, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, shares, or other consideration) upon settlement, payment contingencies, performance criteria for vesting and other matters.

On March 12, 2009 the Company granted an aggregate of 5,775,000 options under the Plan to various employees, the directors of the Company, and to two consultants to the Company.  The exercise price of the options granted to employees, directors and one of the consultants was at the fair market value of the underlying common stock at the date of grant (other than those issued to our CEO which was at a 10% premium to the market value). The exercise price of the options granted to the other consultant, $0.35, was above the fair market value of the underlying common stock at the date of grant.

The Company issued an aggregate of 4,175,000 options to purchase shares of its common stock to its employees including 2,500,000 to its CEO, 500,000 to its COO and 300,000 to its CFO.  The options granted to employees of the Company vest over a four year period and expire five years after the grant date.   The options awarded to the directors (1,000,000) of the Company and the consultants (600,000) vested immediately upon grant.

Also on March 12, 2009, the Company granted 1,175,000 shares of its common stock under the Plan to several of its employees as consideration for past services they have performed for the Company. Of these, an aggregate of 750,000 shares were issued in June 2009.

A summary of the options outstanding under the Plan as of April 30, 2009 is as follows:

	2009

	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	-	$-
Granted	5,775,000	0.18
Forfeited	-	-
Outstanding at end of period	5,775,000	$0.18
Exercisable at end of period	1,600,000	$0.22
Weighted average fair value of grants during the period		$0.09

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Below are the names and certain information regarding the Company’s executive officers and directors.

Name	Age	Positions and Offices
J. Patrick Kenny	53	President and Chief Executive Officer and Chairman of the Board of Directors
Jason Lazo	43	Chief Operating Officer
Bruce Klein	54	Director
Marvin Traub	84	Director
Fredrick Schulman	57	Director
Hubert Millet	73	Director
Jack Kleinert	51	Director

J. Patrick Kenny has served as the Chairman and Chief Executive Officer of Drinks Americas, Inc. (“DA”) since it was founded in September 2002 and as Chairman of the Company since January 2009.  DA acquired control of the Company in March 2005.  Mr. Kenny has been our President and Chief Executive Officer, and a member of our Board of Directors, since March 2005. He is a former Senior Vice President and General Manager of Joseph E. Seagram & Sons ("Seagram"), for which he held a variety of senior management positions over 22 years, with increasing levels of responsibility in Seagram's wine, wine cooler, alcoholic and non-alcoholic beverage divisions.

Mr. Kenny managed Seagram's worldwide carbonated soft drink operations from 1992 through March 2000. He held the title of Senior Vice President and General Manager when he left Seagram in March 2000, prior to its sale to Vivendi Universal. In April 2000, he co-founded Sweet16 Intermedia, Inc., a trademark licensing and media company which was sold to TEENTV Inc., a media company for chain retailers and mall properties. He has also acted as adviser to several Fortune 500 beverage marketing companies, and has participated in several beverage industry transactions. Prior to joining Seagram, Mr. Kenny was employed in a range of sales and sales management positions with Scott Paper Co. and then Coca Cola's Wine Spectrum. Mr. Kenny initially attended West Point (U.S. Military Academy), until an athletic injury required lengthy treatment. He later received a B.A. at Georgetown University, and an M.A. at St. Johns University in New York.

Bruce K. Klein has served as the Vice Chairman of the Board of DA since it was founded in September 2002 and had been our Chairman of the Board from March 2005 to January 2009. Since February 1999, he has served as the Managing Partner of Victory Partners LLC, a company created to fund private businesses in their early stages. In the last five years, Victory has funded six businesses in technology, vitamins and internet services areas, of which three have became public companies and three remain private. From 1992 to 1997, Mr. Klein was a registered representative of the Equitable Companies, responsible for sales and services to high income clients, acting as investment advisor and estate planner to an exclusive client base. From 1986 to 1991, Mr. Klein served as President of Transatlantic Exports Corp., where his duties included purchasing and exporting of finished and contract goods throughout Europe and Africa. From 1980 through 1991, Mr. Klein owned several retail businesses in lumber, hardware home centers and decorating. He received a B.S. in Finance and an M.BA in Marketing from Farleigh Dickinson University.

Marvin Traub was an initial investor with Mr. Kenny in Maxmillian Partners, LLC, a former affiliate of DA. He joined our Board of Directors in March 2005. From 1969 to 1991, he served as the President and Chairman of Bloomingdales. His background is in marketing, retail, home furnishings and apparel. Mr. Traub serves as President of his own marketing and consulting firm, Marvin Traub Associates ("MTA"), which he founded in 1992. MTA is a unique consulting firm with great expertise in global retailing, marketing and consumer goods products. Prior to that, Mr. Traub served as Chairman of Finance Global Consulting, the consulting arm of Finance, Inc., where he was Senior Advisor.

Mr. Traub is the author of "Like No Other Store..." a combination autobiography and history of Bloomingdale's and American retailing. It was first published in 1993 by Random House and has since gone through three printings, two hardback and one paperback. In the summer of 2008, Mr. Traub’s second book, “Like No Other Career…” a sequel to “Like No Other Store…” was published by Assouline and launched worldwide in October 2008 in Paris. Mr. Traub's consulting clients include American Express, Ralph Lauren, Jones New York, Saks Fifth Avenue, Macy’s Department Stores, Nautica Europe, Lanvin-France, Coin-Italy, Men's Health Magazine, Yue Sai Kan-China, Aishti-Lebonon, Quarter 206-Berlin,  the Time Warner Center at Columbus Circle in New York, Oscar de la Renta, Harvey Nichols – Dubai, The Tata Group – India, Attica Department Store – Athens and Bloomingdales - Dubai. Along with two partners, Mr. Traub created TSM Capital in 2007, a partnership that invests in midsize, upscale apparel and accessory brands. The first two investments were Matthew Williamson and Rachel Roy. In the Spring 2008, Mr. Traub, with other investors, acquired Ellen Tracy form Liz Claiborne and serves as Chairman of Ellen Tracy in the new enterprise.

Mr. Traub graduated from Harvard College Magna Cum Laude in 1947 and Harvard Business School with Distinction in 1949. Mr. Traub was the recipient of The Gold Medal of the National Retail Federation in 1991 as well as the Legion d’ Honeur and Order of Merit from France and was awarded the Commendatore de la Republic by Italy.

Fredrick Schulman served as the Chairman and President of Gourmet Group, Inc. (our predecessor) from September 2000 until March of 2005 and he has been a member of our Board of Directors since March 2005. He has 25 years of experience in corporate and commercial finance, venture capital, leveraged buy outs, investment banking and corporate and commercial law. Mr. Schulman's career includes key positions with RAS Securities in New York from 1994 to 1998 as General Counsel and Investment Banker, eventually becoming Executive Vice President and Director of Investment Banking. From 1999 to September 2001, he was President of Morgan Kent Group, Inc, a venture capital firm based in New York and Austin, Texas. Since September 2003, Mr. Schulman has served as Chairman of Skyline Multimedia Entertainment, Inc., and, since September 2002, he has served as President and Director of East Coast Venture Capital, Inc., a specialized small business investment company and community development entity based in New York. Since September 2006, Mr. Schulman also has served as chairman of the board of directors of NewBank, a New York charted commercial bank.

Hubert Millet joined our Board of Directors in March 2007. Mr. Millet has over 40 years experience in consumer products and has spent over 20 years in senior management positions in the beverage industry. Since 2000, Mr. Millet has acted as an international consultant to various clients in the beverage industry. From 1989 through 2000, Mr. Millet worked for The Seagram Company Ltd where he served as a member of the Seagram Spirits & Wine Executive Council. From 1991 through 1997, he served as the President of Seagram Global Brands Division where he was responsible for production and business development for Martell Cognacs, Mumm and Perrier-Jouet Champagnex and Barton & Guestier wines, as well as scotch whiskey operations (Chivas Brothers and Glenlivet). From 1989 through 2000 Mr. Millet was the Chief Executive Officer and Chairman of Seagram's Mumm Martell Group. Mr. Millet has previously served as Chairman of Barton & Guestier SA, a member of the Board of Directors of Martell Cognac, a member of the Board of Directors and Chief Executive Officer of G.H. Mumm, a member of the Board of Directors and Chief Executive Officer of Perrier-Jouet, a member of the Board of Directors of Tropicana Europe, and Chairman of the Board of Directors of Herve Leger (Fashion Co.). From 1977 through 1989, Mr. Millet worked for Groupe Cointreau where he served in various roles, including the Chief Executive Officer of the Cointreau Group and as Cointreau's Finance & Development Director. From 1970 through 1977, Mr. Millet worked for the British American Tobacco Company, Cosmetics and Beauty Products Division, where he served in various roles including as a Vice President responsible for finance and development with respect to the divisions of European operation.

Mr. Millet has also served as a member of the Board of Directors of Parfums Hermes (1982-2007), a member of the Hermes Group Strategic Committee (1982-2001), and serves as a member of the Board of Directors of Hermes USA, and a member of the Board of Directors of The Savannah College of Art and Design.  Mr. Millet was the French consul in Savannah, Georgia from 2001 to 2006. Millet has been the recipient of various rewards, including Officier de la Legion d'honneur, Officer dans l'Ordre National du Merite and Medaille Commemorative d'Algerie.

Jason Lazo has served as our Chief Operating Officer since March 2005 and the Chief Operating Officer of DA since May, 2003. From December 1997 to May 2003, he worked for Seagram as Director of Finance, during which he served in the Mixers Group of Seagram working with Mr. Kenny. From January 1990 to December 1997, Mr. Lazo worked at Kraft Foods as Manager of Business Analysis, with responsibility for the Capri Sun and Kool-Aid Koolburst, and Ready to Drink Country Time & Crystal Lite brands. He has also worked as a Kraft Foods Plant Controller, managing the start-up of Capri Sun and Lender's Bagels. He has worked in logistics and procurement for Kraft Foods central manufacturing organization and in corporate finance for Entenmann's Bakeries, Inc. He received a B.S. in Finance and an M.S. in Accounting from Long Island University.

Jack Kleinert joined our Board of Directors in April 2010. He is the CEO and co-founder of Velocity Portfolio Group (VPG). Founded in 2003, VPG purchases distressed consumer receivables and liquidates the receiveables using its nationwide legal network.  Prior to founding VPG, Mr. Kleinert ran his own private investment group, JCK Investments.  For 15 years beginning in 1982, Mr. Kleinert worked for Goldman Sachs. He was elected as a General Partner of the firm in 1994 and retired as a Limited Partner at the end of 1997. Mr. Kleinert is a graduate of Princeton University with a Bachelor of Science degree in Chemical Engineering.  He resides in Franklin Lakes, NJ with his wife and four children.

Committees of the Board

      Our Board of Directors has established an Audit Committee and a Compensation Committee.

Audit Committee

Our Audit Committee consists of Fredrick Schulman as Chairman and Marvin Traub. Our Audit Committee is responsible for preparing reports, statements and charters required by the federal securities laws, as well as:

☐
overseeing and monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements as they relate to financial statements or accounting  matters, and our internal accounting and financial controls;

☐	preparing the report that SEC rules require be included in our annual proxy statement;

☐	overseeing and monitoring our independent registered public accounting firm's qualifications, independence and performance;

☐	providing the Board with the results of our monitoring and recommendations; and

☐	providing to the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

The Board has determined that all current members of the Audit Committee have the ability to read and understand fundamental financial statements. The Board has also determined that Fredrick Schulman qualifies as "Audit Committee financial expert" as defined under Item 407 of Regulation S-K of the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. Schulman, in his capacity as Chairman and Chief Executive Officer of Gourmet Group, Inc. (our predecessor company) for over four years, directly supervised the financial staff of the Company and coordinated the preparation of the Company's financial statements with its outside auditors. Neither Mr. Schulman nor Mr. Traub would be viewed as an independent member of the Audit Committee under the NASDAQ corporate governance rules.

Compensation Committee

The Compensation Committee consists of Bruce Klein as Chairman, Fredrick Schulman and Marvin Traub. The Compensation Committee assists the Board in fulfilling its oversight responsibilities relating to officer and director compensation and the development and retention of senior management.

Nominating Committee

The Board does not have a standing nominating committee. The Company does not maintain a policy for considering nominees.  Director nominees are recommended, reviewed and approved by the entire Board. The Board believes that this process is appropriate due to the relatively small number of directors on the Board and the opportunity to benefit from a variety of opinions and perspectives in determining director nominees by involving the full Board.

While the Board is solely responsible for the selection and nomination of directors, the Board may consider nominees recommended by Stockholders as it deems appropriate. Stockholders who wish to recommend a nominee should send nominations to the Company's Chief Executive Officer, J. Patrick Kenny, 372 Danbury Road, Wilton, CT 06897, that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 12, 2010, certain information regarding the ownership of our voting securities by each stockholder known to our management to be (i) the beneficial owner of more than 5% of our outstanding common stock, (ii) our directors, (iii) our named executive officers (iv) two additional employees of the Company whose received total compensation of greater than $100,000 in fiscal 2009 and (iv) all executive officers and directors as a group. We believe that, except as otherwise indicated, the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares. Percentage of ownership is based on 265,621,787 shares of Common Stock issued and outstanding at April 12, 2010, plus, as to the holder thereof only and no other person, the number of shares of Common Stock which may be acquired on conversion of our preferred stock or are subject to options, warrants and convertible debentures exercisable or convertible within 60 days of April 12, 2010, by that person.

	Number of Shares of		Percentage of
	Common Stock		Outstanding
Name	Beneficially Owned		Shares
J. Patrick Kenny	25,127,821	(1)	9.46%
30 Old Wagon Road
Wilton, CT 06877

Bruce Klein	7,772,691	(2)	2.93%
123 Elbert Street
Ramsey, NJ 07446

Kenneth Close	9,014,758	(3)	3.39%
3708 Oliver Street NW
Washington, DC 20015

Thomas Schwalm (Deceased)	4,201,406	(4)	1.58%
5983 SE Morning Dove Way
Hobe Sound, FL 33455

Jason Lazo	1,718,751	(5)	0.65%
144 Wire Mill Rd.
Stamford, CT 06903

Marvin Traub	2,220,434	(6)	0.84%
535 Fifth Avenue
New York, NY 10022

Fredrick Schulman	2,801,958	(7)	1.06%
241 Fifth Ave, Suite 302
New York, NY 10016

Hubert Millet	294,164	(8)	0.11%
102 Queens Garden Dr
Thousand Oaks, CA 91361

Brian Kenny	5,279,353	(9)	1.99%
30 Old Wagon Road
Wilton, CT 06877

Charles Davidson	1,049,160	(10)	0.40%
152 Ridgedale Ave.
Madison, NJ 07940

Jack Kleinert	0		0.00%
c/o 372 Danbury Road Wilton, CT 06897

Enable Growth Partners, LP	13,320,534	(11)	5.02%
1 Ferry Bldg Ste 255
San Francisco, CA 94111

Mexcor International Wine and Spirits, Inc.,	12,000,000		4.52%
372, Danbury Road, Wilton CT 06987

All Directors, Officers	47,286,385		17.81%
and Management as a group (8
persons)

TOTAL	265,563,014		100.00%

(1) Includes 10,000,000 shares owned by Kenny LLC I, and 2,000,000 shares owned by Kenny LLC II, entities controlled by Mr. Kenny. Does not include 5,279,353 shares owned by Brian Kenny, Mr. Kenny’s son; 136,150 shares owned by Mr. Kenny’s daughter; and 191,263 shares owned by Mr. Kenny's brother; as to which shares Mr. Kenny disclaims beneficial ownership; or options to purchase 2,500,000 shares of our common stock which were granted to Mr. Kenny of which 75% will not be exercisable within  60 days of  April 12, 2010.

(2) Includes 4,600,000 shares owned by Peter Christian and Associates, LLC, and 1,500,633 shares owned by Victory Partners, LLC, entities controlled by Mr. Klein; 55,556, shares owned by Vigilant Investors, of which Mr. Klein is a partner; and 550,000 and 450,000 shares owned by Mr. Klein’s wife and Mr. Klein’s two sons, respectively and fully vested options to purchase 100,000 shares granted to Mr. Klein. Mr. Klein disclaims beneficial ownership of the shares owned by his wife, his sons, and Vigilant Investors.

(3) Includes 4,701,167 shares owned by Nexcomm International Beverage, LLC, an entity controlled by Mr. Close, 211,136 shares in trusts for the benefit of Mr. Close’s four children of which Mr. Close is a trustee, warrants to purchase 83,333 shares, and fully vested options to purchase 100,000 shares.

(4) Includes 3,498,434 shares and warrants to purchase 155,556 shares owned by Greenwich Beverage Group, LLC ("Greenwich"), an entity controlled by Mr. Schwalm. Also includes 1,500 shares owned by a trust of which Mr. Schwalm is co-trustee, as to which shares Mr. Schwalm disclaims beneficial ownership, and fully vested options to purchase 100,000 shares granted to Mr. Schwalm.

(5) Includes 907,434 shares owned by Lazo, LLC, an entity controlled by Mr. Lazo and 100,000 shares owned by Mr. Lazo’s daughters. Does not include options to purchase 500,000 shares of our common stock which were granted to Mr. Lazo 75% which will not be exercisable within  60 days of  April 12, 2010.

(6) Includes fully vested options to purchase 100,000 shares. Does not include 22,222 shares owned by Mr. Traub's son, as to which shares Mr. Traub disclaims beneficial ownership.

(7) Includes 219,970 shares owned by Mr. Schulman's wife, Lois Shapiro, to which shares Mr. Schulman disclaims beneficial ownership and fully vested options to purchase 600,000 shares.

 (8) Includes fully vested options to purchase 100,000 shares.

 (9) Does not include options to purchase 575,000 shares of our common stock granted to Mr. Kenny of which 75% will not be exercisable within 60 days of  April 12, 2010.

(10)  Includes 299,160 shares owned by Crinj, LLC, an entity controlled by Mr. Davidson.  Does not include options to purchase 125,000 shares of our common stock granted to Mr. Davidson of which 75% will not be exercisable within 60 days of  April 12, 2010.

(11) Includes 1,834,853 shares purchasable on conversion of convertible preferred stock. Does not include an additional 16,778,204 shares purchasable upon conversion of convertible preferred stock due to provisions of the Certificate of Designation with respect to our Series A Preferred Stock, which generally prevent conversion of the preferred stock if conversion would result in beneficial ownership by the holder of greater than 9.99% of our shares.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows for fiscal years ended April 30, 2009 and 2008, respectively, certain compensation awarded or paid to, or earned by, the following persons (collectively, the "Named Executive Officers"): J. Patrick Kenny, our President and Chief Executive Officer, Jason Lazo, our Chief Operating Officer, and Jeffrey Daub our Chief Financial Officer and the Named Executive Officers whose total compensation exceeded $100,000 in 2009 and 2008. In addition the table includes compensation awarded or paid to, or earned by Charles Davidson and Brian Kenny and Charles Davidson, employees of the Company who earned more than $100,000 each in total compensation in 2009.

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS (1) ($)	Option AWARDS(2) ($)	ALL OTHER COMPENSA TION ($)	TOTAL ($)

J. Patrick Kenny	2009	$300,000	$—	$—	$7,551	$6,959	$314,510
Chief Executive	2008	300,000	—	—	—	24,609	324,609
Officer (3)

Jason Lazo	2009	175,000	—	40,000	1,510	—	216,510
Chief Operating	2008	175,000	—	—	—	—	175,000
Officer

Jeffrey Daub	2009	145,000	—	44,200	906	—	190,106
Chief Financial	2008	125,000	—	—	—	2,161	127,161
Officer(4)

Charles Davidson	2009	72,000	—	40,000	378	—	112,378
Director of	2008	90,000	—	—	—	—	114,999
Operations

Brian Kenny	2009	69,003	—	40,000	1,737	—	110,740
V.P. Marketing	2008	92,000	7,667	—	—	—	102,473

(1) Represents the dollar amount of expenses recognized for financial statement purposes with respect to the 2009 fiscal year for the fair value of incentive stock options issued under our 2008 Stock Incentive Plan (the” Plan”) which was approved by our shareholders in January 2009 which provides for awards of incentives of non-qualified stock options, stock, restricted stock and stock appreciation rights for its officers, employees, consultants and directors in order to attract and retain such individuals and to enable them  to participate in the long-term success and growth of the Company. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See note 13 to our consolidated financial statements for the year ended April 30, 2009 included in this 10-K regarding the assumptions underlying the valuation of these grants.

(2) Stock Awards in fiscal 2009 represents the issuance of shares each of our common stock to Mr. Lazo, Mr. Daub, Mr. Davidson and Mr. Brian Kenny under the Plan in our fourth quarter of fiscal 2009. Each individual was awarded 250,000 shares as a bonus for services they have provided the Company which are at fair market value on the date of grant valued in accordance with FAS 123R at $0.16 per share.

(3) In fiscal 2009 and 2008 Mr. Kenny converted $10,000 and $25,000 of compensation, respectively, due him into 28,571 and 50,000, respectively, shares of the Company’s common stock which amount is included in salary in the above table.  Other compensation of $6,959 in fiscal 2009 and $24,609 in fiscal 2008 represents payments of personal major medical and life insurance premiums. We implemented a corporate sponsored group life and health plan in March 2008 which does not discriminate in scope, terms of operation, in favor of executive officers and is available to all salaried employees.

(4) In addition to the value of stock granted to Mr. Daub ($40,000) also includes the value of  warrants issued to Mr. Daub to purchase 300,000 shares of our common stock  in our second quarter fiscal 2009 for services he has provided the Company which are at fair market value on the date of grant valued in accordance with FAS 123R at $0.014 per share. The warrants are exercisable for 5 years from the date of issuance and have an exercise price of $0.50 per share.  Other compensation of $2,161 in fiscal 2008 represents payments of personal major medical premiums. Mr. Daub resigned from his position of Chief Financial Officer in October 2009.

INCENTIVE PLANS

In January 2009, the Company’s shareholders approved the 2008 Stock Incentive Plan (the” Plan”) which provides for awards of incentives of non-qualified stock options, stock, restricted stock and stock appreciation rights for its officers, employees, consultants and directors in order to attract and retain such individuals and to enable them to participate in the long-term success and growth of the Company. Stock options granted under the Plan are granted with an exercise price at or above the fair market value of the underlying common stock at the date of grant, generally vest over a four year period and expire 5 years after the grant date.

Also on March 12, 2009, the Company granted 1,175,000 shares of its common stock under the Plan  to several of  its employees as consideration for past services they have performed for the Company. The stock awards vested immediately upon grant. The stock we issued to our Named Executive Officers were valued based on the market price of the shares on the over-the-counter Bulletin Board on the date the shares were granted.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

The following table sets forth information regarding grants of plan-based awards to each of the Named Executive Officers during fiscal 2009.

						All Other
					All Other	Option
					Stock	Awards:
		Estimated Future Payouts Under			Awards:	Number of	Exercise or	Grant Date
		Non-Equity Incentive Plan Awards			Shares of	Securities	Base Price	Fair Value of
					Stock or	Underlying	Of Option	Stock and
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Option awards
NAME	Date	($)	($)	($)	(#)(1)	(#)(2)	($/Sh) (3)	(S) (4)

J. Patrick Kenny	03/12/09	-	-	-	-	2,500,000	0.176	225,000

Jason Lazo	03/12/09	-	-	-	250,000	500,000	0.160	85,000

Jeffrey Daub (5)	03/12/09	-	-	-	250,000	300,000	0.160	67,000

Brian Kenny	03/12/09	-	-	-	250,000	575,000	0.160	91,950

Charles Davidson	03/12/09	-	-	-	250,000	125,000	0.160	51,250

(1) Stock awards vested immediately upon grant.

(2) Options vest and become exercisable in four annual installments over the course of four years.

(3) The exercise price for option awards for Mr. Lazo and Mr. Daub is the fair market value per share of our common stock and for Mr. Kenny the exercise price is at a 10% premium to such value, which is defined under the  Plan as the closing price per share on the grant date.

(4) This column represents the full grant date fair value of each individual equity award calculated in accordance with SFAS 123R. For additional information on the valuation assumptions used in the calculation of these amounts, refer to Note 13 to the consolidated financial statements included in our annual report on form 10-K for the year ended April 30, 2009, as filed with the SEC. These amounts generally reflect the amount that we will expense in our financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(5) During our year ended April 30, 2009 the Company issued Mr. Daub warrants to purchase 300,000 shares of our common stock at an exercise price of $0.50 per shares. These warrants are not included in the above table as they were not granted  in accordance with a company plan. The fair value of the warrants were calculated using the Black-Scholes formula and market date of our common stock on the date of grant aggregated $4,200. Mr. Daub resigned from his position of Chief Financial Officer in October 2009.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL 2009

The following table lists all outstanding equity awards held by each f the Named Executive Officers as of April 30, 2009.

	Equity Awards					Stock Awards
			Equity					Equity	Equity
			Incentive					Incentive	Incentive
	Number of	Number of	Plan Awards:					Plan Awards:	Plan Awards:
	Unearned	Unearned	Number of				Market	Number of	Market Value
	securities	securities	Securities			Number of	Value of	Unearned	Of Unearned
	Underlying	Underlying	Underlying			Shares or	Stock	Shares, Units	Shares, Units
	Unexercised	Unexercised	Unexercised	Option		Units of Stock	that	or Other	or Other
	Options	Options	Unearned	Exercise	Option	That Have	Have Not	Rights That	Rights That
	(#)	(#)	Options	Price	Expiration	Not Vested	Vested	Have Not	Have Not
NAME	Exercisable (1)	Inextricable	(#)	($)	Date (2)	(#)	($)	Vested (#)	Vested (#)

J. Patrick Kenny	-	-	2,500,000	0.176	03/11/14	-	-	-	-

Jason Lazo	-	-	500,000	0.160	03/11/14	-	-	-	-

Jeffrey Daub (3)	-	-	300,000	0.016	03/11/14	-	-	-	-

Brian Kenny	-	-	575,000	0.160	03/11/14	-	-	-	-

Charles Davidson	-	-	125,000	0.160	03/11/14	-	-	-	-

(1) Options vest and become exercisable in four equal annual installments over the course of four years.

(2) The expiration date of each option occurs 5 years after the date of grant of each option.

(3) Mr. Daub resigned from his position as Chief Financial Officer in October 2009.

EMPLOYMENT AGREEMENTS

We have not entered into any employment agreements with our executive officers or other employees to date. We may enter into employment agreements with them in the future.

DIRECTOR COMPENSATION

The following table represents a summary of the compensation paid to our directors for their services on our board of directors during the fiscal year ended April 30, 2009. Except as listed below, there were no bonuses, other annual compensation, restricted stock awards or stock options/SARs, or any other compensation paid to the directors listed for their services as a director of the Company. Except as disclosed in the table below, no compensation was paid to our directors for any of the last three fiscal years for their services as directors of the Company.

Directors Compensation for the Fiscal Year Ended April 30, 2009

Name	Cash Fees ($) (1)	Option Awards ($) (2)	Total ($)
Bruce Klein	$25,000	$9,000	$34,000
Thomas Schwalm	25,000	9,000	34,000
Marvin Traub	25,000	9,000	34,000
Fredrick Schulman	25,000	9,000	34,000
Hubert Millet	25,000	9,000	34,000

(1)	Cash fees represent amounts earned but not paid in fiscal 2009 for services rendered as a director. The board has not made a determination whether such amounts will be paid in cash or common stock.

Option awards represent the compensation cost recognized in the fiscal year ended April 30, 2009 as calculated in accordance with FAS 123R with respect to all option awards granted to our directors in fiscal 2009. There were no such awards to our directors prior to our fiscal year 2009. In fiscal 2009 each director was issued options to purchase 100,000 shares of our common stock at an exercise price of $0.16 which was the market value of our common stock on the date of grant. Each of the options vested immediately upon grant and are exercisable for a period of 5 years from the date of grant. The options were issued as consideration for cumulative services the directors have provided us and it is not the intention of the Company to issue stock options to the directors for their services.

In fiscal 2009, our CEO was paid interest on loans he made to the Company.   In fiscal 2009, Companies wholly owned by Marvin Traub and Bruce Klein earned consulting fees of $100,000 and $84,000, respectively, for work not related to serving on our board. In addition, in fiscal 2009,we issued a company controlled by Fred Schulman options to purchase 400,000 shares of our common stock which had an aggregate value of $21,000 on the date of grant for legal services rendered to our Company (See “Certain Relationships and Related Party Transactions”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

Consulting and Marketing Fees

For each of the years ended April 30, 2009 and 2009, the Company incurred fees for services rendered related to sales and marketing payable to a limited liability company which was controlled by Bruce Klein, a member of the Company’s board of directors, and previous chairman of the board aggregating $84,000. As of April 30, 2009 and 2008 unpaid fees owed to the chairman's firm, aggregated $174,550 and  $98,550, respectively.

In fiscal 2003 we entered into a consulting agreement with a company wholly owned by Marvin Traub, a member of the Company's board of directors. Under the agreement the consulting company is being compensated at a rate of $100,000 per annum. As of April 30, 2009 and 2008 we were indebted to the consulting company in the amount of $256,248 and  $156,248, respectively.

ADDITIONAL INFORMATION

Federal securities laws require us to file information with the Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at 100 F Street, NE, Washington, D.C. 20549.

You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Drinks Americas Holdings, Ltd. the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s certificate of incorporation and by-laws provide that the liability of the directors and officers of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and provides for indemnification to the extent permitted by Delaware law.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006.

EXPERTS

Bernstein & Pinchuk LLP, an independent registered public accounting firm, located at 7 Penn Plaza, Suite 830, New York, N.Y. 10001, have audited our Financial Statements included in this registration statement to the extent, and for the periods set forth in their reports. We have relied upon such reports, given upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries, provided that certain members or employees of  Sichenzia Ross Friedman Ference LLP have received shares  of the Company's Common Stock.

DRINKS AMERICAS HOLDINGS, LTD., AND AFFILIATES
CONSOLIDATED BALANCE SHEETS

	JANUARY 31, 2010	APRIL 30, 2009
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$27,433	$30,169
Accounts receivable, net of allowances of $111,876 and $128,751, respectively	199,101	41,796
Due from factors	—	31,786
Inventories, net of allowance	764,119	1,204,266
Other current assets	311,161	374,671

Total current assets	1,301,814	1,682,688

Property and equipment, at cost less accumulated depreciation and amortization	29,689	58,900
Investment in equity investees	73,593	73,916
Intangible assets, net of accumulated amortization of $370,714 and $245,678, respectively	1,768,014	1,892,650
Deferred loan costs, net of accumulated amortization of $391,956 and $335,452, respectively	642,387	—
Note receivable, net	190,026	—
Other assets	51,340	467,912
	$4,056,863	$4,176,066

Liabilities and Shareholders' Deficiency
Notes and loans payable	$630,814	$799,329
Loan Payable – related party	280,845	305,935
Accounts payable	2,394,130	2,746,181
Accrued expenses	3,763,642	2,900,425

Total current liabilities	7,069,431	6,751,870

Long-term debt, less current maturities	400,000	600,000

	7,469,431	7,351,870
Commitments and Contingencies (Note 16)

Shareholders' deficiency:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; issued and outstanding 11,000 and 10,644 Series A shares, respectively (redemption value $11,000,000 and $10,664,000, respectively). 13.8370 Series B Preferred shares, $10,000 per share issued and outstanding) See – Note 11)	138,381	11
Common stock, $0.001 par value; 500,000,000 and 100,000,000, respectively, authorized; issued and outstanding 174,679,869 shares and 87,662,383 shares, respectively	174,680	87,662
Treasury stock, 26,075,000 and 0 shares held, respectively	—
Additional paid-in capital	38,171,644	34,206,433
Accumulated deficit	(42,015,466)	(37,600,854)
Shareholders' deficiency – controlling interest	(3,530,761)	(3,306,748)
Non-controlling Interests	118,193	130,944
	$4,056,863	$4,176,066

See notes to unaudited consolidated financial statements

DRINKS AMERICAS HOLDINGS, LTD., AND AFFILIATES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Nine months ended		Three months ended
	January 31,		January 31,
	2010	2009	2010	2009

Net sales	$846,020	$2,214,710	$396,742	$565,153

Cost of sales	609,256	1,689,835	287,547	419,802

Gross margin	236,764	524,875	109,195	145,351

Selling, general & administrative expenses	3,840,716	4,366,544	630,659	1,659,960

Loss from Operations	(3,603,952)	(3,841,669)	(521,464)	(1,514,609)

Other income (expense):
Interest	(906,888)	(122,515)	(389,404)	34,629
Other	96,228	409,000	12,751	409,000
Net Other Expense	(810,660)	286,485	(376,653)	443,629

Net Loss	$(4,414,612)	$(3,555,184)	$(898,117)	$(1,070,980)

Net loss per share (basic and diluted)	$(0.04)	$(0.04)	$(0.01)	$(0.01)

Weighted average number of common shares (basic and diluted)	110,322,344	82,924,616	138,832,992	85,747,065

See notes to unaudited consolidated financial statements

DRINKS AMERICAS HOLDINGS, LTD., AND AFFILIATES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Nine months ended January 31,
	2010		2009
Cash Flows From Operating Activities:
Net loss		$(4,414,612)	$(3,555,184)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization		545,803	313,376
Addition to inventory allowance		271,116	—
Stock and warrants issued for services of vendors, promotions, directors and interest payments		1,157,805	167,356
Noncontrolling interest in net loss of consolidated subsidiary		(12,751)
Reduction in note receivable		828,547
Accounts payable settlements		270,298
Gain on extinguishment of debt		—	(409,000)
Changes in operating assets and liabilities:
Accounts receivable		(157,305)	179,038
Due from factor		31,786	—
Inventories		169,031	671,520
Other current assets		62,075	92,125
Other assets		353,569	—
Accounts payable		(431,029)	443,315
Accrued expenses		1,051,467	1,392,447
Net cash used in operating activities		(274,200)	(705,007)

Cash Flows From Investing Activities:
Cash assumed of acquired business - Net cash provided by investing activities		—	17,150

Cash Flows From Financing Activities:
Proceeds from issuance of common stock		—	717,926
Proceeds from issuance of preferred stock		138,370
Proceeds from issuance of debt		674,408	152,555
Repayment of debt		(541,314)	(89,923)
Decrease in working capital facility		—	(179,437)
Payments for loan costs			(25,000)
Net cash provided by financing activities		271,464	576,121

Net decrease in cash and equivalents		(2,736)	(111,736)
Cash and equivalents - beginning		30,169	133,402
Cash and equivalents - ending		$27,433	$21,666

Supplemental disclosure of non-cash investing and financing transactions:

Increase in other current assets, other assets and additional paid in capital equal to the value of stock and warrants issued		$210,000	$124,000

Increase in other current assts equal to increase in notes payable		$100,000	$—
Increase in notes receivable equal to increase in notes payable		$2,400,000	$—
Increase in deferred charges equal to decrease in notes receivable, net		$1,316,908	$—
Accrued interest capitalized to debt principal		$204,293	$—
Satisfaction of note payable by issuance of common stock		$1,278,547	$—
Payment of accounts payable and accrued expenses with shares of common stock		$700,302	$153,000
Interest paid		$503	$49,666
Income taxes paid	$		$—

Acquisition of business:
Current assets less current liabilities			$(138,237)
Intangible assets			1,333,333
Minority interest			(133,333)
Payable to sellers			(1,061,763)
			$—

See notes to unaudited consolidated financial statements

DRINKS AMERICAS HOLDINGS, LTD., AND AFFILIATES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1. Basis of Presentation and Nature of Business

Basis of Presentation

On March 9, 2005 the shareholders of Drinks Americas, Inc. ("Drinks") a company engaged in the business of importing and distributing unique, premium alcoholic and non-alcoholic beverages associated with icon entertainers, sports figures, celebrities and destinations, to beverage wholesalers throughout the United States, acquired control of Drinks Americas Holdings, Ltd. ("Holdings"). Holdings and Drinks was incorporated in the state of Delaware on February 14, 2005 and September 24, 2002, respectively. On March 9, 2005 Holdings merged with Gourmet Group, Inc. ("Gourmet"), a publicly traded Nevada corporation, which resulted in Gourmet shareholders acquiring 1 share of Holdings' common stock in exchange for 10 shares of Gourmet's common stock. Both Holdings and Gourmet were considered "shell" corporations, as Gourmet had no operating business on the date of the share exchange, or for the previous three years. Pursuant to the June 9, 2004 Agreement and Plan of Share Exchange among Gourmet, Drinks and the Drinks' shareholders, Holdings, with approximately 4,058,000 shares of outstanding common stock, issued approximately 45,164,000 of additional shares of its common stock on March 9, 2005 (the "Acquisition Date") to the common shareholders of Drinks and to the members of its affiliate, Maxmillian Mixers, LLC ("Mixers"), in exchange for all of the outstanding Drinks' common shares and Mixers' membership units, respectively. As a result Maxmillian Partners, LLC ("Partners") a holding company which owned 99% of Drinks' outstanding common stock and approximately 55% of Mixers' outstanding membership units, became Holdings' controlling shareholder with approximately 87% of Holdings' outstanding common stock. For financial accounting purposes this business combination has been treated as a reverse acquisition, or a recapitalization of Partners' subsidiaries (Drinks and Mixers).

Subsequent to the Acquisition Date, Partners, which was organized as a Delaware limited liability company on January 1, 2002 and incorporated Drinks in Delaware on September 24, 2002, transferred all its shares of holdings to its members as part of a plan of liquidation.

On March 11, 2005 Holdings and an individual organized Drinks Global, LLC ("DGI"). Holdings own 90% of the membership units and the individual, who is the president of DGI, owns 10%. DGI's business is to import wines from various parts of the world and sell them to distributors throughout the United States. In May 2006 Holdings organized D.T. Drinks, LLC ("DT Drinks") a New York limited liability company for the purpose of selling certain alcoholic beverages.

On January 15, 2009 Drinks acquired 90% of Olifant U.S.A Inc. (“Olifant”), a Connecticut corporation, which owns the trademark and brand names and holds the worldwide distribution rights (excluding Europe) to Olifant Vodka and Gin.

Our license agreement with respect to Kid Rock’s BadAss Beer and related trademarks currently requires payments to Drinks Americas based upon volume through the term of the agreement.

The accompanying consolidated balance sheets as of  January 31,2010 and April 30, 2009, the consolidated cash flows for the nine months ended January 31, 2010 and 2009 and the consolidated results of operations for the nine and three months ended January 31, 2010 and 2009 reflect Holdings majority-owned subsidiaries and Partners (collectively, the "Company"). All intercompany transactions and balances in these financial statements have been eliminated in consolidation. The amount of common and preferred shares authorized, issued and outstanding as of January 31, 2010 and April 30, 2009 are those of Holdings.

The accompanying unaudited consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern.  As of January 31, 2010, the Company has a shareholders' deficiency of  $3,530,761 and has incurred significant operating losses and negative cash flows since inception. For the nine months ended January 31, 2010, the Company sustained a net loss of $4,414,612 and used  $274,200 in operating activities. We will need additional financing which may take the form of equity or debt and we will seek to convert liabilities into equity.  We anticipate that increased sales revenues will help to some extent. In the event we are not able to increase our working capital, we will not be able to implement or may be required to delay all or part of our business plan, and our ability to attain profitable operations, generate positive cash flows from operating and investing activities and materially expand the business will be materially adversely affected. The accompanying unaudited consolidated financial statements do not include any adjustments relating to the classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the company be unable to continue in existence.

In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Company as of January 31, 2010  and April 30, 2009, its results of operations for the nine and three months ended January 31, 2010 and 2009 and its cash flows for the nine months ended January 31, 2010 and 2009. Pursuant to the rules and regulations of the SEC for the interim financial statement, certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted from these financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, these unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the other information in the Form 10-K.

Nature of Business

Through our majority-owned subsidiaries, Drinks, DGI, DT Drinks and Olifant we import, distribute and market unique premium wine and spirits and alcoholic beverages associated with icon entertainers, celebrities and destinations, to beverage wholesalers throughout the United States and internationally.

On February 11, 2010, the Company signed an agreement with Mexcor, Inc., an importer and distributor for hundreds of high quality brands nationally and internationally. Mexcor has agreed to manage the sourcing, importing and distribution of our portfolio of brands nationally. Our Company will continue to focus its efforts on its core business of marketing and building a portfolio of iconic brands as well as developing, coordinating and executing marketing and promotional strategies for its icon brands. We anticipate that the agreement with Mexcor will rapidly drive additional royalty revenues and substantially reduce our overhead costs.

Under the terms of the agreement, the parties have agreed to a 15-year term. Additionally, the Company has agreed to issue the principal of the business 12 million shares of Company common stock in exchange for consulting services. Mexcor is eligible to receive financial incentives provided the parties deliver and attain certain minimum performance requirements.  Mexcor has agreed to deliver additional new brands to the Company’s brand portfolio, which the companies plan to jointly acquire, develop and market.

The overhead reductions we put in place in our second quarter, through decreased administrative support staff and the resulting lower payroll and payroll related and travel expenses were mostly realized in the three months ended January 31, 2010 and we expect they will continue to be realized into the fourth quarter and beyond as we continue to refine and restructure our operating business model.

2. Critical Accounting Policies and Estimates

Significant Accounting Policies

We believe the following significant accounting policies, among others, may be impacted significantly by judgment, assumptions and estimates used in the preparation of the consolidated financial statements:

Revenue Recognition

The Company recognizes revenues when title passes to the customer, which is generally when products are shipped. The Company recognizes royalty revenue based on its license agreements with its distributors which typically is the greater of either the guaranteed minimum royalties payable under our license agreement or a royalty rate computed on the net sales of the distributor shipments to its customers.

The Company recognizes revenue dilution from items such as product returns, inventory credits, discounts and other allowances in the period that such items are first expected to occur. The Company does not offer its clients the opportunity to return products for any reason other than manufacturing defects. In addition, the Company does not offer incentives to its customers to either acquire more products or maintain higher inventory levels of products than they would in ordinary course of business. The Company assesses levels of inventory maintained by its customers through communications with them. Furthermore, it is the Company's policy to accrue for material post shipment obligations and customer incentives in the period the related revenue is recognized.

Accounts Receivable

Accounts receivable are recorded at original invoice amount less an allowance for uncollectible accounts that management believes will be adequate to absorb estimated losses on existing balances. Management estimates the allowance based on collectability of accounts receivable and prior bad debt experience. Accounts receivable balances are written off upon management's determination that such accounts are uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Management believes that credit risks on accounts receivable will not be material to the financial position of the Company or results of operations at January 31, 2009 and April 30, 2009 the allowance for doubtful accounts was $ 111,876 and $128,751, respectively.

Inventories

Inventories are valued at the lower of cost or market, using the first-in first-out cost method. The Company assesses the valuation of its inventories and reduces the carrying value of those inventories that are obsolete or in excess of the Company’s forecasted usage to their estimated net realizable value. The Company estimates the net realizable value of such inventories based on analysis and assumptions including, but not limited to, historical usage, expected future demand and market requirements. A change to the carrying value of inventories is recorded to cost of goods sold.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. The Company's policy is to record an impairment loss at each balance sheet date when it is determined that the carrying amount may not be recoverable. Recoverability of these assets is based on undiscounted future cash flows of the related asset. The Company concluded that there were no impairments for the nine months ended January 31, 2010 and for the year ended April 30, 2009, respectively.

Deferred Charges and Intangible Assets

The costs of intangible assets with determinable useful lives are amortized over their respectful useful lives and reviewed for impairment when circumstances warrant. Intangible assets that have an indefinite useful life are not amortized until such useful life is determined to be no longer indefinite. Evaluation of the remaining useful life of an intangible asset that is not being amortized must be completed each reporting period to determine whether events and circumstances continue to support an indefinite useful life. Indefinite-lived intangible assets must be tested for impairment at least annually, or more frequently if warranted. Intangible assets with finite lives are generally amortized on a straight line bases over the estimated period benefited. The costs of trademarks and product distribution rights are amortized over their related useful lives of between 15 to 40 years. We review our intangible assets for events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable, in which case an impairment charge is recognized currently.

Deferred financing costs are amortized ratably over the life of the related debt. If debt is retired early, the related unamortized deferred financing costs are written off in the period debt is retired.

Income Taxes

The Company the asset and liability method of deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the results of operations in the period the new laws are enacted.  A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless, it is more likely than not, that such assets will be realized.

Stock Based Compensation

The Company accounts for stock-based compensation using the modified prospective approach. The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity based compensation issued to employees and non employees.

Earnings Per Share

The Company computes earnings per share whereby basic earnings per share is computed by dividing net income (loss) attributable to all classes of common shareholders by the weighted average number of shares of all classes of common stock outstanding during the applicable period. Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased to assume exercise of potentially dilutive and contingently issuable shares using the treasury stock method, unless the effect of such increase would be anti-dilutive. For the nine months ended January 31, 2010 and 2009, the diluted earnings per share amounts equal basic earnings per share because the Company had net losses and the impact of the assumed exercise of contingently issuable shares would have been anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Recent accounting pronouncements

Accounting Standards Codification and GAAP Hierarchy (“ASC”) ASC 105-10. Effective for interim and annual periods ending after September 15, 2009, the Accounting Standards Codification and related disclosure requirements issued by the FASB became the single official source of authoritative, nongovernmental GAAP. The ASC simplifies GAAP, without change, by consolidating the numerous, predecessor accounting standards and requirements into logically organized topics. All other literature not included in the ASC is non-authoritative. We adopted the ASC as of September 30, 2009, which did not have any impact on our results of operations, financial condition or cash flows as it does not represent new accounting literature or requirements.  All references to pre-codified U.S. GAAP have been removed from this Form 10Q.

Determining Fair Value in Inactive Markets (ASC 820); Effective for interim and annual periods beginning after June 15, 2009, GAAP established new accounting standards for determining fair value when the volume and level of activity for the asset or liability have significantly decreased and the identifying transactions are not orderly. The new standards apply to all fair value measurements when appropriate. Among other things, the new standards:

•	affirm that the objective of fair value, when the market for an asset is not active, is the price that would be received in a sale of the asset in an orderly transaction;

•	clarify certain factors and provide additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active;

•
provide that a transaction for an asset or liability may not be presumed to be distressed (not orderly) simply because there has been a significant decrease in the volume and level of activity for the asset or liability, rather, a company must determine whether a transaction is not orderly based on the weight of the evidence, and provide a non-exclusive list of the evidence that may indicate that a transaction is not orderly; and

•
require disclosure in interim and annual periods of the inputs and valuation techniques used to measure fair value and any change in valuation technique (and the related inputs) resulting from the application of the standard, including quantification of its effects, if practicable.

These new accounting standards must be applied prospectively and retrospective application is not permitted. See Note __ for disclosure of our fair value measurements.

Financial Instruments (ASC 825-10);  Effective for interim and annual periods ending after June 15, 2009, GAAP established new disclosure requirements for the fair value of financial instruments in both interim and annual financial statements. Previously, the disclosure was only required annually. We adopted the new requirements as of September 30, 2009, which resulted in no change to our accounting policies, and had no effect on our results of operations, cash flows or financial position, but did result in the addition of interim disclosure of the fair values of our financial instruments. See Note 4 for disclosure of the fair value of our debt.

Subsequent Events (ASC 855-10); Effective for interim and annual periods ending after June 15, 2009, GAAP established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The new requirements do not change the accounting for subsequent events; however, they do require disclosure, on a prospective basis, of the date an entity has evaluated subsequent events. We adopted these new requirements as of September 30, 2009, which had no impact on our results of operations, financial condition or cash flows.

Consolidation (ASC 810 Effective for interim and annual periods beginning after November 15, 2009, with earlier application prohibited, GAAP amends the current accounting standards for determining which enterprise has a controlling financial interest in a Variable Interest Entity (“VIE”) and amends guidance for determining whether an entity is a VIE. The new standards will also add reconsideration events for determining whether an entity is a VIE and will require ongoing reassessment of which entity is determined to be the VIE’s primary beneficiary as well as enhanced disclosures about the enterprise’s involvement with a VIE. We are currently assessing the future impact these new standards will have on our results of operations, financial position or cash flows.

Transfers and Servicing — Effective for interim and annual periods beginning after November 15, 2009, GAAP eliminates the concept of a qualifying special purpose entity, changes the requirements for derecognizing financial assets and requires additional disclosures. We are currently assessing the future impact these new standards will have on our results of operations, financial position or cash flows.

3. Due From Factors

As of January 31, 2010 and April 30, 2009, Due From Factors consist of the following:

	January 31,	April 30,
	2010	2009

Accounts receivable	$—	$153,444
Advances	—	(118,191)
Allowances	—	3,467
	$—	$31,786

The Company has an agreement with a factor entered into April 2009, pursuant to which a substantial portion of the Company’s accounts receivable is sold to the factor with recourse to bad debts and other customer claims.  The Company receives a cash advance equal to 80% of the invoice amount and is paid the balance of the invoice less fees incurred at the time the factor receives the final payment from the customer. The factor fee is 1.75% for the first 30 days the invoice remains unpaid and 0.07% for each day thereafter. The facility shall remain open until a 30 day notice by either party of termination of the agreement.  The facility is collateralized by all assets of the Company.  The Company also had an agreement with a second factor which was terminated in August 2009.

4. Inventories

As of January 31, 2010 and April 30, 2009, Inventories consist of the following:

	January 31, 2010	April 30, 2009

Finished goods	$189,551	$518,489
Raw materials	574,569	685,777
	$764,119	$1,204,266

All raw materials used in the production of the Company's inventories are purchased by the Company and delivered to independent production contractors.

5. Other Current Assets

As of January 31, 2010 and April 30, 2009, Other Current Assets consist of the following:

	January 31, 2010	April 30, 2009
Prepaid inventory purchases	$250,359	$315,592
Other	60,801	59,079
	$311,160	$374,671

6. Note receivable

On June 19, 2009, (the "Closing Date") we sold to one investor (the “Investor”) a $4,000,000 non-interest bearing debenture with a 25% ($1,000,000) original issue discount, that matures in 48 months from the Closing Date (the Drink’s Debenture) for $3,000,000, consisting of $375,000 paid in cash at closing and eleven secured promissory notes, aggregating $2,625,000, bearing interest at the rate of 5% per annum, each maturing 50 months after the Closing Date (the “Investor Notes”).  The Investor Notes, the first ten of which are in the principal amount of $250,000 and the last of which is in the principal amount of $125,000, are mandatorily pre-payable, in sequence, at the rate of one note per month commencing on January 19, 2010, subject to certain contingencies.  If the prepayment occurs, the entire aggregate principal balance of the Investor Notes in the amount of $2,625,000 (less the $200,000 August prepayment) together with the interest outstanding thereon, will be paid in eleven monthly installments (ten in the amount of $230,000 and one the amount of $125,000) such that the entire amount would be paid to us by November 26, 2010.  As a practical matter, the interest rate on the Investor Notes serves to lessen the interest cost inherent in the original issue discount element of the Drinks Debenture. For the mandatory prepayment to occur, no Event of Default or Triggering Event as defined under the Drinks Debenture shall have occurred and be continuing and the outstanding balance due under the Drinks Debenture must have been reduced to $3,500,000 on January 19, 2009 and be reduced at the rate of $333,334 per month thereafter. Due to the uncertainty of the mandatory prepayments by the Investor, the note receivable has been classified as a long term asset as of January 31, 2010.

One of the Triggering Events includes the failure of the Company to maintain an average daily dollar volume of common stock traded per day for any consecutive 10-day period of at least $10,000 or if the average value of the shares pledged to secure the Company’s obligation under the Drinks Debenture (as subsequently described) falls below $1,600,000.

Under the Drinks Debenture, commencing six months after the Closing Date, the Investor may request the Company to repay all or a portion of the Drinks Debenture by issuing the Company’s common stock, $0.001 par value, in satisfaction of all or part of the Drinks Debenture, valued at the Market Price,(as defined in the Drinks Debenture), of Drink’s common stock at the time the request is made (collectively, the “Share Repayment Requests”).  The Investor’s may not request repayment in common stock if, at the time of the request, the amount requested would be higher than the difference between the outstanding balance owed under the Drinks Debenture and 125% of the aggregate amount owed under the Investor Note.

The Company may prepay all or part of the Drinks Debenture upon 10-days prior written notice and are entitled to satisfy a portion of the amount outstanding under the debenture by offset of an amount equal to 125% of the amount owed under the Investor Notes, which amount will satisfy a corresponding portion of the Drinks Debenture.

Also as part of this financing, the Investor acquired warrants to purchase 2,500,000 shares of our common stock at an exercise price of $0.35 per share (the “Investor Warrants”).  The Investor Warrants contain full ratchet anti-dilution provisions, as to the exercise price and are exercisable for a five year period. Management has determined that the aggregate value of the warrants was $142,500 based on the market price per share of the Company’s common stock on the date of the agreement.

In order to secure waivers which the investors in our December 2007 placement of our  Series A Preferred stock claimed were required for the Company to consummate this financing , we allowed, and the three December investors elected, to  convert an aggregate of $335,800 (335.8 shares) of our preferred stock into 3,358,000 shares of our common stock.. In addition, in August 2009 we allowed the two other holders of our Series A Preferred Stock to convert an aggregate of $134,625 (134.6 shares) of our Series A Preferred Stock into 1,200,000 shares of our common stock.  The book value of the preferred stock converted exceeded the par value of the common stock received on the date of conversions. It was subsequently agreed with the lead investor that the Company would not be required to issue shares of our common stock for debt or employee compensation.

Out of the gross proceeds of this Offering, the Company paid the placement agent $37,500 in commissions and we are obligated to pay the placement agent 10% of the principal balance of the Investor Notes when each note is paid. We will also issue to the Placement Agent, warrants to acquire 5% of the shares of our Common Stock which we deliver in response to Share Repayment Requests, at an exercise price equal to the Market Price related to the shares delivered in response to the Share Repayment Request (the "Placement Agent Warrants"), which warrants are exercisable for a five year period, will contain cashless exercise provisions as well as anti-dilution provisions in the case of stock splits and similar matters. (See Note 17. - Subsequent Events)

In March 2010, the Company delivered to the Placement Agent, in aggregate, 4,674,126 Placement Agent Warrants as follows: effective February 24, 2010, a warrant to purchase 425,000 shares of Company common stock at an exercise price of $0.01594; effective February 11, 2010, a warrant to purchase 2,000,000 shares of Company common stock at an exercise price of $0.001; effective January 15, 2010, a warrant to purchase 1,000,000 shares of Company common stock at an exercise price of $0.00625; effective December 30, 2009, a warrant to purchase 681,818 shares of Company common stock at an exercise price of $0.01375; effective August 28, 2009, a warrant to purchase 192,308 shares of Company common stock at an exercise price of $0.065; effective June 19, 2009, a warrant to purchase 250,000 shares of Company common stock at an exercise price of $0.09375; and, effective June 19, 2009, a warrant to purchase 125,000 shares of Company common stock at an exercise price of $0.4375.

Our CEO has guaranteed our obligations under the Drinks Debenture in an amount not to exceed the lesser of (i) $375,000 or (ii) the outstanding balance owed under the Drinks Debenture.  In addition, the Company, our CEO, COO, and three other members of our Board of Directors, either directly, or through entities they control, pledged an aggregate of 12,003,720 shares of our common stock (of which 3,000,000 was pledged by the Company) to secure our obligations under the Drinks Debenture (the “Pledged Shares”). As a direct result of the guarantees and shares of common stock provided by the above individuals, the Company agreed to issue shares of common stock totaling 4,501,860 with an estimated fair value totaling $675,279.  The estimated fair value of the stock commitment was accounted for as a deferred loan cost and a contribution to capital (due to shareholders), with deferred loan costs being amortized ratably over 48 months.

On July 14, 2009, the value of the Pledged Shares fell below the required amount and consequently the Investor delivered a notice of default to the Company. On August 31, 2009, the Investor and the Company agreed to the First Amendment to the Drink’s Debenture which waived the default. Pursuant to the First Amendment, the outstanding balance of the debenture was increased by $400,000 and the debenture will carry an interest rate of 12% per annum.  Also, a member of the Company’s board of directors pledged 1,263,235 shares of our common stock as security for our obligations under the debenture, which increased the total number of shares pledged for this purpose.  In return, the investor has prepaid $200,000 of the notes it issued to the Company in partial payment for the debenture and agreed that the provisions of the debenture relating to a 10% premium and the imposition of default interest will not apply in the event a “Triggering Event”, as defined in the debenture, was to occur in the future.

In response to the default, the Investor transferred 2,523,645 shares of the non-Company Pledged Shares into its own name in order to commence sale thereof to satisfy payment of the Drinks Debenture. Accordingly and upon the Company’s request, the Investor agreed to waive its right under an Event of Default. The value of the 2,523,645 shares on the date transferred to the Investor aggregated $378,547 which when sold by the Investor will reduce the balance of the Drinks Debenture.  The aggregate value of $378,547 of the shares transferred has been accounted for as a reduction of the Drinks Debenture with a corresponding increase to additional paid-in capital..

In addition, as a result of the default, 3,000,0000 of the Company shares having an aggregate value of  $450,000 that were issued in July 2009 were transferred to the Investor

On October 27, 2009, the Investor declared a second default under our $4,400,000 debenture as a result of the failure of the Pleged shares, to legally secure the debenture that had been acquired by St. George.  The Company has secured an agreement from the Investor not to enforce the default based on any decline in value of the pledge shares that has occurred in the past or that may occur prior to December 31, 2006.  Under the terms of such agreement, the  Investor received title to 3,209,997 of non-Company pledged shares having a fair market value on that date of $160,500.  The fair value of these shares totaled $160,500 and has been reflected as a reduction of the Debenture payable and an addition to additional paid-in capital.

As a result of the depletion of the non-Company pledged shares, the Company agreed to issue and did issue in November 2009 and January 2010 an aggregate 18,005,590  shares of Company common stock to the individuals at a fair market value of $720,224, or $0.04 per share.   Included in the total shares is 4,501,860 shares which represents satisfaction of the original share commitment to the individuals at the inception of the Debenture agreement (see paragraph above).  The difference in the fair value of the 4,501,860 issued shares and the original estimated fair value of these shares in July 2009,  reduced, as of November 2009 deferred loan costs as originally recorded, additional paid-in capital, and the related accumulated loan cost amortization

At January 31, 2010, the offsetting of the Drinks Debentures of $3,410,953 unamortized Debenture debt discount of $1,319,938, and Investor notes receivable of $2,281,040 results in a net notes receivable balance of $190,025.  This balance has been reflected as a non-current asset in the accompanying consolidated balance sheet.

7. Other long term assets

In January 2009, in accordance with an employment agreement executed with an Olifant employee the Company issued 100,000 shares of its common stock (see Note 8). The value of the stock on the date of grant aggregated $26,000 which is being amortized over the five year life of the un-extended term of the agreement. At January 31, 2010 and April 30, 2009, the unamortized balance of the stock was $0 and $24,505, respectively.

In August 2008, the Company entered into a three year agreement with an unrelated entity which is to provide marketing and promotional services for the Company.  Under the terms of the agreement, as consideration for the services to be provided, the Company is to issue warrants to purchase an aggregate of 350,000 shares of Company stock at an exercise price of $.50. The Company determined, as of the grant date the warrants had an aggregate value of $6,730 which is being amortized over the three year benefit period. At January 31, 2010 and April 30, 2009, the unamortized balance of the warrants was $0 and $5,666, respectively. As of January 31, 2010, a warrant to purchase an aggregate of 275,000 shares of Company stock was issued and the balance of 75,000 remains to be issued.

In August 2006, in connection with an agreement with one of its sales consultants the Company issued warrants to purchase 100,000 shares of Holdings common stock at an exercise price of $0.60 per share. The agreement which was for three years,  expiring in June 30, 2009, was automatically  extended for a one year renewal term with an optional renewal term of one year remaining . The warrants may be exercised at any time up to five years from the date of the agreement. The Company determined, as of the grant date of the warrants, that the warrants had a value of $18,000 which was amortized over the one year benefit period of such warrants. In addition, under the terms of the agreement, the consultant received 175,000 shares of Holdings common stock which were valued at $107,000 based on the market price of the stock at the date of the agreement. The value of stock issued is being amortized over the five year life of the consulting agreement. On August 28, 2008, the Company granted the consultant warrants to purchase an additional 200,000 shares of the Company’s common stock at an exercise price of $0.50 per share. This issuance satisfies the Company’s requirements for the contract years ending June 30, 2008 and 2009. Management has determined that the aggregate value of the warrants was $4,000 based on a market price of $0.28 per share of the Company stock on the date of grant. The warrants expire five years from the date of grant. The unamortized value of the aggregate stock and warrants issued to the consultant under the agreement at January 31, 2010 and April 30, 2009 was $0 and $53,478, respectively.  On  August 28, 2008 the consultant and the Company agreed to convert $153,000 of past due consulting fees into 306,000 shares of common stock at a value of  $0.50 per share which was at a premium to the market price on date of grant. Also, in August 2009, the consultant converted $ 307,981 of past due and future consideration into 2,053,210 shares of Company stock.

In February 2007, the Company entered into a five year agreement with a consulting company to provide certain financial advisory services. The Company prepaid $300,000 for such services. This amount is carried as a long-term asset and was being amortized over the five year life of the agreement. The Company determined that the services no remaining value and fully amortized the remaining unamortized balance.  At October 31, 2009 and April 30, 2009 the unamortized balance of the agreement was $0 and $165,370 respectively.

On June 14, 2007, in connection with an endorsement agreement, the Company issued warrants to purchase 801,000 shares of the Company’s common stock at a price of $1.284 per share. The warrants may be exercised at any time up to June 14, 2017. The Company determined that the warrants had a value of $416,500, as of the date the warrants were granted, which is being amortized over the three year term of the endorsement agreement. The warrants have cashless exercise provisions. At January 31, 2010 and April 30, 2009, the unamortized balance of these warrants was $51,203 and $155,856, respectively.  In addition, the Company has agreed to issue, as partial consideration for monthly consulting services, to a principal of one of the entities involved in the endorsement agreement, warrants to purchase 3,000 shares of the Company’s common stock per month at the monthly average market price.  As of January 31, 2010, warrants to purchase 108,000 shares of the Company’s stock have been earned under this agreement of which a warrant for 54,000 shares was issued at exercise prices ranging from $0.19 to $2.12 per share of common stock and the balance of 54,000 remain to be issued. Each warrant issuance has an exercise period of 5 years from date of issuance

8 . Acquisition

On January 15, 2009 (the “Closing”), the Company acquired 90% of the capital stock  of Olifant U.S.A, Inc. (“Olifant”) , pursuant to a Stock Purchase Agreement (the “Agreement”).   Olifant has the worldwide distribution rights (other than Europe) to Olifant Vodka and Olifant Gin which are both produced in Holland.  The transaction was accounted for as a business combination using the purchase method of accounting.

The Company agreed to pay the sellers $1,200,000 for its 90% interest: $300,000 in cash and Company common stock valued at $100,000 to be paid 90 days from the Closing date.  At closing the initial cash payment of $300,000 was reduced by $138,000 because Olifant’s liabilities exceeded the amount provided for in the Purchase Agreement. In August 2009, upon final settlement of the consideration to be paid by the Company, the parties agreed to additional offsets aggregating $13,000 which resulted in the Company paying the sellers $149,000 and issuing  $100,000 (555,556 shares) of Company stock which were released from escrow to the sellers. At Closing, the Company issued a promissory note for the $800,000 balance. The promissory note is payable in four annual installments, the first payment is due one year from Closing. Each $200,000 installment is payable $100,000 in cash and $100,000 in Company common stock, with the stock value based on the 30 trading days immediately prior to the installment date. The cash portion of the note accrues interest at a rate of 5% per annum. The Company will also pay contingent consideration to the sellers based on the financial performance of Olifant. The contingent consideration terminates at the later of (i) full payment of the promissory note or (ii) second year following Closing. The Agreement also provides for “piggyback” registration rights relating to the shares issuable.

The Company has tentatively assigned the excess of cost over investment to trademarks. As of January 31, 2010, our review does not indicate any diminution in the carrying value assets acquired.

The cost of the acquisition was allocated based on management’s estimates as follows:

Cash	$17,150
Accounts receivable	87,850
Inventory	217,770
Other current assets	27,070
Trademarks and brand names	1,333,333

Total assets	1,683,173

Accounts payable	483,173

Net assets acquired	$1,200,000

The operating results of Olifant are reflected in the accompanying consolidated financial statements from the date of acquisition.
In connection with the acquisition the Company entered into an employment agreement with one of the sellers. The agreement is for five years with two automatic one year extensions. The annual base compensation under the employment agreement is $132,000 with additional compensation due based on the financial performance of Olifant.  In accordance with the employment agreement the Company issued to the seller 100,000 shares of its common stock in May 2009. This agreement terminated upon the closure of the Olifant purchase.

9. Notes and Loans Payable

As of January 31, 2010 and April 30, 2009, Notes and Loans Payable consisted of the following:

	January 31, 2010	April 30, 2009

Convertible notes(a)	$253,617	$286,623
Purchase order facility(b)	—	1,223
Olifant note(c)	695,260	1,061,763
Other (d)	81,937	49,720
	1,030,814	1,399,329
Less current portion	630,814	799,329

Long-term portion	$400,000	$600,000

(a)
In October 2006, the Company borrowed $250,000 and issued a convertible promissory note in like amount. The due date of the loan was originally extended by the Company to October 2008 from October 2007 in accordance with the terms of the original note agreement. On March 1, 2009 the note was amended to extend the due date to October 18, 2009. As of March 1, 2009, the principal amount of the amended note is $286,623, which includes the original $250,000 of principal plus accrued and unpaid interest of 36,623 as of March 1, 2009. The amended note is convertible into shares of our common stock at $0.35 per share, a decrease from the $0.60 price under the original note but at a premium to the market price on the date of the amended agreement, with certain anti-dilution provisions. The note bears interest at 12% per annum which is payable quarterly. At the option of the lender, interest can be paid in shares of Company common stock. Under the terms of the amended note monthly principal payments of $20,000 were to commence June 1, 2009 with the balance paid at maturity. As of September 2009 the Company had not made any payments under the amended note and has reached an informal agreement with the note-holder, to issue 50,000 shares of the Company’s common stock for each week of nonpayment. As of January 31, 2010, the Company has issued the note-holder 600,000 shares of its stock as payment of interest on the note. In addition, as consideration for extending the note the Company issued the lender 286,623 shares of Company common stock which had a value of $42,992 on March 1, 2009. As of the January 31, 2010, and April 30, 2009 the unamortized balance of the 286,623 shares issued was $-0- and $30,710, respectively, which is included in Other current assets on the accompanying balance sheets.

On November 9, 2009, the Company issued an unsecured $100,000 convertible note that matures on November 9, 2010. Interest accrues at a rate of 12.5% per annum and is payable quarterly. As of January 31, 2010, interest expense of $2,882 was accrued. At the option of the note holder, interest can be paid in either cash or shares of Company common stock based on the convertible note’s $0.06 conversion price. As additional consideration, the Company granted the note holder 250,000 shares of the Company’s common stock and agreed to register the shares by January 8, 2010 or pay to the note holder as damages additional shares of the Company’s common stock equal to 2.0% of the common shares issuable upon conversion of the convertible note. The Company also granted the note holder piggyback registration rights. On November 9, 2009, the Company issued the 250,000 shares valued at $10,000 which the Company deemed a loan origination fee. As of January 31, 2010, $7,694 has been recorded as a deferred charge on the balance sheet and $3,306 has been amortized to interest expense. On November 23 2009, the Company issued 400,000 shares of common stock in satisfaction of interest payable on the note described above in Note 9 (a).

On November 9, 2009, an investor purchased a $309,839 past due Company Note. On November 13, 2009, the Company exchanged the past due Company Note for a new $447,500 Convertible Promissory Note. The new convertible promissory note is convertible at the note holder’s option using a conversion price based on the prevailing market prices. As of January 31, 2010, the Company issued the note holder a total of 16,162,687 shares of Company common stock in satisfaction of conversions of note principal leaving a balance of $153,618 in note principal available for conversion. Subsequent to January 31, 2010, the Company issued the note holder a total of 13,688,679 shares of Company common stock in satisfaction of conversions of the remaining note principal. (See Note 17 - Subsequent Events.)

(b)
As of April 30, 2009, balances on borrowings under purchase order financing facility with Hartsko Financial Services, LLC (“Hartsko”). Advances under the facility are subject to a 3% fee for the first 30 days they remain outstanding and 1% for each 10 days they remain unpaid.  Hartsko has a first security interest in the assets of the Company to the extent of this advance.

(c)
On January 15, 2009, (the “Closing”), the Company acquired 90% of the capital stock of Olifant U.S.A, Inc. (“Olifant”),  pursuant to a Stock Purchase Agreement (the “Agreement. The Company has agreed to pay the sellers $1,200,000 for its 90% interest: $300,000 in cash and common stock valued at $100,000 to be paid 90 days from the Closing date. The initial cash payment of $300,000 which was due 90 days from Closing, was reduced to $149,633, which was paid to the sellers in August 2009 together with Company common stock having an aggregate value of $100,000 based on the date of the Agreement.   The Company issued a promissory note for the $800,000 balance. The promissory note is payable in four annual installments, the first payment is due one year from Closing. Each $200,000 installment is payable $100,000 in cash and Company stock valued at $100,000 with the stock value based on the 30 trading days immediately prior to the installment date. The cash portion of the note accrues interest at a rate of 5% per annum. On January 15, 2010, the Company paid the first loan installment in the amount of $200,000 and $5,000 in interest. The Company issued 4,950,496 shares as payment for the stock portion of the installment, and at the election of the sellers, $63,000 in cash and 2,079,208 in common stock as payment of the cash and interest portion on the first installment.

(d)
As of January 31, 2010 and April 30, 2009, $40,000 is owed to a shareholder of the Company in return for financial consulting services. On March 4, 2010, the Company issued the shareholder 2,000,000 shares of its common stock with a fair value of $40,000 in payment for the loan. (See Note 17.- Subsequent Events.)

On November 5, 2009, the Company borrowed $37,500 from an investor under an informal agreement for working capital purposes. The loan is payable on demand and is classified under notes and loans payable as a current liability on the balance sheet as of January 31, 2010.

At April 30, 2009, an additional $9,720 was owed to a member of the Company’s board of directors under an informal agreement with the Company for amounts advanced to the Company for working capital purposes. Amounts owed to the shareholder accrues interest at a rate of 18% per annum.  In June 2009, the director was repaid $11,220 which included interest of $1,500.

10. Accrued expenses

Accrued expenses consist of the following at January 31, 2010 and April 30, 2009:

	January 31, 2010	April 30, 2009
Payroll, board compensation, and consulting fees owed to officers, directors and shareholders	$2,117,213	$1,565,964
All other payroll and consulting fees	635,968	470,061
Interest	281,409	17,465
Others	729,052	846,935
	$3,763,642	$2,900,425

On October 20, 2009, the Company reached agreements with its Chief Executive Officer and members of its Board of Directors to satisfy obligations owed to them, in the aggregate amount of $1,002,450 for salary, director fees, consulting fees and for satisfaction of a portion of an outstanding loan and the interest accrued thereon, by issuing to them 1,763,607 shares of our common stock and warrants to acquire 9,838,793 shares of our common stock. Under this arrangement, the valuation of the common stock and the exercise price of the warrants was $0.15 a share, representing a 250% premium to the current market price of our shares. Fifty percent of the warrants can be exercised at anytime during the ten-year term and the other 50 percent will only be exercisable when the Company has achieved positive EBITDA for two successive quarters.  If this profitably standard is not realized during the term of the warrants, 50 percent of the warrants will be forfeited.   While the Company has not yet issued the shares or warrants as of January 31, 2010, it expects to do so in the fourth quarter.

11. Shareholders' Equity (Deficiency)

In addition to those referred to in Notes 6, 7, 8, and 9, additional transactions affecting the Company's equity for the nine months ended January 31, 2010 are as follows:

On November 9, 2009, the Company filed a registration statement on Form S-8 filed to register 20,000,000 shares issuable pursuant to the Drinks Americas 2009 Incentive Stock Plan (the “2009 Plan”) under which the Company has issued a total of 13,597,353 shares of common stock for legal and marketing services.

On November 9, 2009, the Company issued an unsecured $100,000 convertible note that matures on November 9, 2010. Interest accrues at a rate of 12.5% per annum and is payable quarterly. As of January 31, 2010, interest expense of $2,882 was accrued. At the option of the note holder, interest can be paid in either cash or shares of Company common stock based on the convertible note’s $0.06 conversion price.  As additional consideration, the Company granted the note holder 250,000 shares of Company’s common and agreed to register the shares by January 8, 2010 or pay to the note holder as damages additional shares of the Company’s common stock equal to 2.0% of the common shares issuable upon conversion of the convertible note.  The Company also granted the note holder piggyback registration rights.  On November 9, 2009, the Company issued the 250,000 shares valued at $10,000 which the Company deemed a loan origination fee. As of January 31, 2010, $7,694 has been recorded as a deferred charge on the balance sheet and $3,306 has been amortized to interest expense.

On November 9, 2009, an investor purchased a $309,839 past due Company Note described above in Note 9(a).  On November 13, 2009, the Company exchanged the past due Company Note for a new $447,500 Convertible Promissory Note. The new convertible promissory note is convertible at the note holder’s option using a conversion price based on the prevailing market prices.  As of January 31, 2010, the Company  issued the note holder a total of 16,162,687 shares of Company common stock in satisfaction of conversions of note principal leaving a balance of $153,618 in note principal available for conversion. On November 23, the Company issued 400,000 shares of common stock in satisfaction of interest payable on the note described above in Note 9 (a). Subsequent to January 31, 2010, the Company issued the note holder a total of 13,688,679 shares of Company common stock in satisfaction of conversions of the remaining note principal. (See Note 17 – Subsequent Events.)

On November 17, 2009, the Company issued a total of 12,003,720 shares of Company common stock to certain officers and directors as a replacement for the shares they pledged pursuant to a financing transaction (including 8,000,000 to our CEO; 906,000 to our COO and an aggregate of 3,097,720 among our three directors.) (See Note 6 – Note Receivable.)

On January 11, 2010, pursuant to the previously noted financing transaction, the Company issued  to those individuals who pledged their shares, 0.5 shares of Company stock for each share pledged, which aggregated 6,001,860 shares (including 4,000,000 to our CEO; 453,000 to our COO and an aggregate of 1,548,860 to our three directors). The 6,001,860 shares had an approximate fair value of $240,074 on January 11, 2010, the issuance date, which amount is recorded in common stock and additional paid in capital in the accompanying balance sheet as of January 31, 2010. (See Note 6 – Note Receivable.)

On November 18, 2009, the Company retained a business advisory consultant and agreed to issue 2,000,000 shares of Company Common Stock in exchange for consulting services which shares the Company issued on March 10, 2010.

On November 17, 2009, the Company issued 23,000,000 shares of Company common stock, to be held in treasury, as they are pledged in lieu of prejudgment remedies on two litigation matters. (See Note 16. Commitments and Contingencies – Litigation).

On November 25, 2009, pursuant to the August 17, 2009 Preferred Stock Purchase Agreement (described below) with Optimus Capital Partners (the “investor”), the Company received gross proceeds of $87,037 from the issuance to an investor of 8.7037 shares of Series B preferred stock at $10,000.00 per share and a warrant for 4,701,167 shares of common stock with an exercise price based on prevailing market prices.  The warrant is exercisable upon the earlier of (a) May 25, 2010, or (b) the date a registration statement covering the warrant shares is declared effective, but not after November 25, 2014, that number of duly authorized, validly issued, fully paid and non-assessable shares of common stock set forth above, provided; however, that this warrant may only be exercised for warrant shares equal in value to not more than 135.0% of the initial $0.025 initial exercise price. We have determined the warrants to have a fair value of $66,960 using Black-Scholes pricing model described below and we will amortize the cost over five years or until exercised.

On December 17, 2009, pursuant to the August 17, 2009 Preferred Stock Purchase Agreement (described below) with Optimus Capital Partners (the “investor”), the Company received gross proceeds of $51,333 from the issuance to an investor of 5.133333 shares of Series B preferred stock at $10,000.00 per share and a warrant for 4,200,000 shares of common stock with an exercise price based on prevailing market prices.  The warrant is exercisable upon the earlier of (a) June 17, 2010, or (b) the date a registration statement covering the warrant shares is declared effective, but not after December 17, 2014, that number of duly authorized, validly issued, fully paid and non-assessable shares of common stock set forth above, provided; however, that this warrant may only be exercised for warrant shares equal in value to not more than 135.0% of the initial $0.0165 initial exercise price.  We have determined the warrants to have a fair value of $53,922 using Black-Scholes pricing model described below and we will amortize the cost over five years or until exercised.

The fair value of each warrant is estimated as of the respective transaction date using the Black-Scholes pricing model and is affected by assumptions regarding a number of highly complex and subjective variables including expected volatility, risk-free interest rate, expected dividends and expected term. Expected volatility is based on the historic volatility of the Company’s stock over the expected life of the warrant. The expected term of the warrants represents the estimated period of time until the exercise and is based on management’s estimate and gives  consideration to the contractual term. The risk-free interest rate is based on the U.S .Treasury 5-year Treasury Bills in effect at the transaction date for the expected term of the warrant. The Company has not paid dividends in the past and does not plan to pay any dividends in the near future.

On May 9, 2009, we issued a sales consultant 85,000 shares of our common stock with an aggregate value of $11,900 for past due fees owed to him. The value of the shares is included in selling, general and administrative expenses for the six months ended October 31, 2009.

On July 1, 2009, we issued an aggregate of 333,333 shares of our common stock having an aggregate value of $50,000 to a member of our board of directors for an advance he made to a third, unrelated, entity for services they provided the Company. The amount the Company was invoiced for these services by the third party was equal to the value of the stock issued to the director.

On July 1, 2009, we issued 28,000 shares of our common stock having an aggregate value of   $3,600 to a company which provides freight services to the company.  The value of the shares is included in selling, general and administrative expenses for the six months ended October 31, 2009.

On July 1, 2009, we issued 100,000 shares of our common stock having an aggregate value of $13,000 to a sales consultant for the Company for services he has provided to us. The value of the shares is included in selling, general and administrative expenses for the six months ended October 31, 2009.

On July 22, 2009, we issued 2,325,000 shares of our common stock as treasury shares and pledged the shares in lieu of a prejudgment remedy that the Plaintiff had sought against the Company and its Chief Executive Officer.  See Note 16.

On July 31, 2009, we issued 750,000 shares of our common stock as treasury shares and pledged the shares as collateral against payment for legal services rendered.

On July 29, 2009 we issued 71,500 shares of our common stock having an aggregate value of $10,000 to a consultant for the Company for services he has performed. The value of the shares is included in selling, general and administrative expenses for the six months ended October 31, 2009.

On March 2009, the Company granted 1,175,000 shares of its common stock under its 2008 Stock Incentive Plan (the” Plan”) to several of its employees as consideration for past services they have performed for the Company. The value of the stock on the date of grant aggregated $188,000 which was  included in accrued  expenses at  April 30, 2009 as  none of these shares were issued as of  that date. In July 2009 the Company issued 750,000 of these shares (including 250,000 each to the Company’s Chief Operating Officer and former Chief Financial Officer).

As of July 31, 2009, warrants to purchase 8,944,423 shares of Holdings common stock were outstanding, including warrants previously disclosed in Note 9. The warrants have exercises prices per share of Company common stock ranging from $0.35 to $3.00.In August 2009, we issued a total of 2,124,710 shares of our common stock having an aggregate value of $193,389 to vendors in satisfaction of amounts owed.

On August 1, 2009 and September 29, 2009, we issued 200,000 and 400,000 shares of our common stock, respectively, having an aggregate value of $59,400 to a note holder as interest payments.

On August 5, 2009, we issued 350,000 shares of our common stock having an aggregate value of $45,150 as payment for legal services.

In August 2009, we issued 1,200,000 shares of our common stock in satisfaction of a conversion request for 120 shares of our Series A Preferred Stock.

In September 2009, we issued a total of 425,000 shares to employees as bonus payments.

On September 23, 2009, we issued 4,200,000 shares of our common stock having an aggregate value of $373,800 as repayment of $100,000 borrowed and promotional services rendered for Olifant marketing.

On September 24, 2009, we issued 50,119 shares of our common stock having an aggregate value of $3,959 to a vendor in satisfaction of amounts owed.

As of August 17, 2009, we entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Optimus Capital Partners, LLC, d/b/a Optimus Special Situations Capital Partners, LLC an unaffiliated investment fund (the “Fund”), which provides that, upon the terms and subject to the conditions set forth therein, the Fund is committed to purchase up to $5,000,000 of our Series B Preferred Stock.  Under the terms of the Purchase Agreement, from time to time until August 16, 2011 and at our sole discretion, we may present the Fund with a notice to purchase such Series B Preferred Stock (the “Notice”).  The Fund is obligated to purchase such Series B Preferred Stock on the tenth trading day after the Notice date, subject to satisfaction of certain closing conditions.  The Fund will not be obligated to purchase the Series B Preferred Stock (i) in the event the closing price of our common stock during the nine trading days following delivery of a Notice falls below 75% of the closing price on the trading day prior to the date such Notice is delivered to the Fund, or (ii) to the extent such purchase would result in the Fund and its affiliates beneficially owning more than 9.99% of our common stock.  Our ability to send a notice is also subject to certain conditions.  Therefore, the actual amount of the Fund’s investment is not certain.

In connection with the Purchaser Agreement, we also issued to the Fund five-year warrants to purchase 6,750,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the trading day prior to the execution of the Purchase Agreement.  The number of shares exercisable under the warrant will be equal in value to 135% of the purchase price of the Series B Preferred Stock to be issued in respect of the related Notice and the exercise price of a corresponding number of shares is subject to adjustment to equal the closing bid price of our common stock on the trading day preceding the Notice.  Each warrant will be exercisable on the earlier of (i) the date on which a registration statement registering for resale the shares of common stock issuable upon exercise of such warrant becomes effective and (ii) the date that is six months after the issuance date of such warrant.

The Series B Preferred Stock is redeemable at Registrant’s option on or after the fifth anniversary of the date of its issuance.  The Series B Preferred Stock also has a liquidation preference per share equal to the original price per share thereof plus all accrued dividends thereon, and is subject to repurchase by us at the Fund’s election under certain circumstances, or following the consummation of certain fundamental transactions by us, at the option of a majority of the holders of the Series B Preferred Stock.

Holders of Series B Preferred Stock will be entitled to receive dividends, which will accrue in shares of Series B Preferred Stock on an annual basis at a rate equal to 10% per annum from the issuance date.  Accrued dividends will be payable upon redemption of the Series B Preferred Stock.  The Series B Preferred Stock ranks, with respect to dividend rights and rights upon liquidation senior to our common stock and our Series A Convertible Preferred Stock.

In a concurrent transaction, the Fund will borrow up to 10,000,000 shares of our common stock from certain of our non-affiliated stockholders.

The Series B Preferred Stock and warrants, and the shares common stock issuable upon exercise of the warrants  have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Out of the gross proceeds of this Offering, we are obligated to pay Source Capital Group (the "Placement Agent") 10% of the amount we realize on the sale of the Series B Preferred Stock. We will also issue to the Placement Agent, warrants to acquire 5% of the shares of our Common Stock which we deliver on exercise of the Warrants with an exercise price equal to the exercise price of the Warrants that were exercised. (the "Placement Agent Warrants"), which warrants are exercisable for a five year period, will contain cashless exercise provisions as well as anti-dilution provisions in the case of stock splits and similar matters.

In order to secure amendments to our Certificate of Designation  with respect our Series A Convertible Preferred Stock (“Series A Shares”) which were required in order for us to enter into the Purchase Agreement, we agreed that that upon any issuance by the Company of any Common Stock with an effective price per share of Common Stock of less than $0.35 per share (“Triggering Issuances”)(subject to adjustment for reverse and forward stock splits and the like), the holders of the Series A Shares(the “Series A Holders”) may, in their sole discretion, at any time thereafter, pursuant to the conversion terms set forth in the Certificate of Designation of the Series A Preferred Stock, convert at the per share price which applied to the Triggering Issuance, such number of shares of Preferred Stock as will result, in the aggregate, in the issuance by the Company of the same number of shares of Common Stock to the Series A Holders as were issued in the Triggering Issuances, which rights will be exercisable by the Series A Holders pro rata to the number of shares of Preferred Shares held by each of them on the date the Triggering Issuances occur.

12.  Stock Incentive Plan

On November 9, 2009, the Company filed a registration statement on Form S-8 and registered  20,000,000 shares issuable under the 2009 Plan.  The Company has issued a total of 13,597,353 shares of Company common stock under the plan as compensation for legal and marketing services.

In January 2009, the Company’s shareholders approved the 2008 Stock Incentive Plan (the “2008 Plan”) which provides for awards of incentives of non-qualified stock options, stock, restricted stock and stock appreciation rights for its officers, employees, consultants and directors in order to attract and retain such individuals and to enable them to participate in the long-term success and growth of the Company. Under the 2008 Plan, 10,000,000 common shares were reserved for distribution, of which 9,275,000 have been issued and 725,000 remain available. Stock options granted under the Plan are granted with an exercise price at or above the fair market value of the underlying common stock at the date of grant, generally vest over a four year period and expire 5 years after the grant date.

On November 9, 2009, the Company granted 3,500,000 shares under the 2008 Plan at fair value of $132,000 to several consultants, which vested immediately upon grant, as compensation for legal and marketing services.

On March 12, 2009, the Company granted an aggregate of 5,775,000 options under its 2008 Stock Incentive Plan to various employees, the directors of the Company, and to two consultants to the Company.  The exercise price of the options granted to employees and directors and one of the consultants was at the market value (other than those issued to our CEO which was at a 10% premium to the market value) of the underlying common stock at the date of grant. The exercise price of the options granted to the other consultant, $0.35, was above the fair market value of the underlying common stock at the date of grant. The value of the options on the date of grant was calculated using the Black-Scholes formula with the following assumptions: risk free frate-2%, expected life of options –5 years, expected stock volatility -67%, expected dividend yield -0%. The Company issued an aggregate of 4,175,000 options to purchase shares of its common stock to its employees including 2,500,000 to its CEO, 500,000 to its COO and 300,000 to its former CFO.

The options granted to employees of the Company vest over a four year period and expire five years after the grant date. The cost of the options, $375,750, is expected to be recognized over the four year vesting period of the non-vested options.  The options awarded to the directors of the Company (1,000,000) and the consultants (600,000) at fair value of $129,000 vested immediately on the grant date.

The fair value of each option  award is estimated on the date of grant using the Black-Scholes option pricing model and is affected by assumptions regarding a number of highly complex and subjective variables  including expected volatility, risk-free interest rate, expected dividends and expected term. Expected volatility is based on the historic volatility of the Company’s stock over the expected life of the option. The expected term and vesting of the option represents the estimated period of time until the exercise and is based on management’s estimates, giving consideration to the contractual term, vesting schedules and expectations of future employee behavior. The risk-free interest rate is based on the U.S . Treasury yield curve in effect at the time of grant for the expected term of the option. The Company has not paid dividends in the past and does not plan to pay any dividends in the near future. SFAS 123R, “Share Based Payment,” also requires the Company to estimate forfeitures at the time of grant and revise these estimates, if necessary, in subsequent period if actual forfeitures differ from those estimates. The Company estimates forfeitures of future experience while considering its historical experience.

13. Income Taxes

No provision for income taxes is included in the accompanying statements of operations because of the net operating losses for the nine months ended January 31, 2010 and 2009. Holdings and Drinks previously filed income tax returns on a June 30 and December 31 tax year, respectively; however, both companies applied for and received a change in tax year to April 30 and file a federal income tax return on a consolidated basis. Olifant files income tax returns on a February 28 tax year. The consolidated net operating loss carry forward as of January 31, 2010 available to offset future years' taxable income is approximately $29,000,000, expiring in various years through 2029.

A valuation allowance has been provided against the entire deferred tax asset due to the uncertainty of future profitability of the Company. Management's position with respect to the likelihood of recoverability of these deferred tax assets will continue to be evaluated each reporting period.

14.  Related Party Transactions

Related party transactions, in addition to those referred to in Notes 9, 10, 11 and 12 are as follows:

Consulting and Marketing Fees

The Company incurred fees for services rendered related to sales and marketing payable to a limited liability company which was controlled by a member of the Company’s board of directors and previous chairman of the board. As of January 31, 2010 and April 30, 2009, unpaid fees owed to the former chairman and his firm aggregated $175,550, respectively.

In fiscal 2003, we entered into a consulting agreement with a company wholly owned by a member of the Company's board of directors. Under the agreement, the consulting company is compensated at the rate of $100,000 per annum. For each of the nine and three months ended January 31, 2010 and 2009, the Company incurred fees aggregating $75,000 and $25,000 under this agreement. As of January 31, 2010 and April 30, 2009, we were indebted to the consulting company in the amount of $331,243 and $256,248, respectively. In October 2009, the Company and the Board member have agreed to settle the outstanding amount due at January 31, 2010 by the Company issuing shares of our common stock and warrants to acquire shares of our common stock. The Company plans to issue the shares and associated warrants in our fiscal fourth quarter.

In December 2002, the Company entered into a consulting agreement with one of its shareholders which provided for $600,000 in fees payable in five fixed increments over a period of 78 months. The agreement expired on June 9, 2009. For each of the nine and three months ended January 31, 2010 and 2009, the Company incurred fees aggregating $13,151 and $90,000, respectively, under this agreement. The Company has an informal agreement with the shareholder pursuant to which he has the option of converting all or a portion of the consulting fees owed him into shares of Holding's common stock at a conversion price to be agreed upon. In March 2009, the consultant elected to convert $120,000 due him for consulting fees into shares of Company stock at a price of $0.35 per share resulting in the Company issuing 342,857 shares to him.  In February 2008, the consultant elected to convert $190,000 due him for consulting fees into shares of Company common stock at a price of $0.50 per share resulting in the Company issuing 380,000 shares to him. Each of the conversions were at a premium to the market price of the Company’s common on the date of the elections to convert.   As of January 31, 2010 and April 30, 2009, amounts owed to this shareholder aggregated $43,151 and $30,000, respectively.

On October 20, 2009, the Company reached agreements with its Chief Executive Officer and members of its Board of Directors to satisfy obligations owed to them, in the aggregate amount of $1,002,450 for salary, director fees, consulting fees and for satisfaction of a portion of an outstanding loan and the interest accrued thereon, by issuing to them 1,763,607 shares of our common stock and warrants to acquire 9,838,793 shares of our common stock. Under this arrangement, the valuation of the common stock and the exercise price of the warrants was $0.15 a share.  Fifty percent of the warrants can be exercised at anytime during the ten-year term and the other 50 percent will only be exercisable when the Company has achieved positive EBITDA for two successive quarters.  If this profitably standard is not realized during the term of the warrants, 50 percent of the warrants will be forfeited.   While the Company has not yet issued the shares or warrants as of January 31, 2010, it expects to do so in the fourth quarter.

Royalty Fees

In connection with the Company's distribution and licensing agreements with its equity investee the Company incurred royalty expenses for the nine months ended January 31, 2010 and 2009, of approximately $53,682 and $29,000, respectively and for the three months ended January 31, 2010 and 2009, of approximately $42,912 and $11,0000, respectively. The operations and the net assets are immaterial.

 Loan Payable

The Company is obligated to issue shares of its common stock to several of its shareholders in connection with its June 2009 debt financing (see Note 5).

From July 2007 through January 2010, the Company has borrowed and our CEO has loaned various amounts up to $813,035 to the Company for working capital purposes at an annual interest rate of 12%. As of January 31, 2010 and April 30, 2009, amounts owed to our CEO on these loans including accrued and unpaid interest aggregated $280,845 and $305,935, respectively. For the nine months ended January 31, 2010 and 2009, interest incurred on these loans aggregated $27,983 and $29,179, respectively.

15. Customer Concentration

For the nine months ended January 31, 2010, our largest customer accounted for 19% of our sales and two other customers accounted for 10% or more of our sales. For the three months ended January 31, 2010, our largest customer accounted for 31.5% of our sales and two other customers accounted for 10% or more of our sales.

For the nine months ended January 31, 2009, our largest customer accounted for 13% of our sales. For the three months ended January 31, 2009, our largest customer accounted for 16% of our sales and three other customers accounted for 10% or more of our sales.

16. Commitments and Contingencies

Lease

The Company leases office space under an operating lease, with minimum annual rentals of $50,000 through September, 2009 which was renewed for a two year period through September 2011 with minimum annual rentals of $36,000. The Company leased additional office space under an operating lease, which expired in March 2009 that required minimal annual rental payments of $51,600.

Rent expense for these leases aggregated approximately $15,000 and $79,000 for the nine months ended January 31, 2010 and 2009, respectively. For the three months ended January 31, 2010 and 2009, rent expense aggregated approximately $15,000 and $28,000, respectively
Rent expense for the three and nine months ended January 31, 2010 is net of a landlord credit of approximately $13,000.

Future minimum payments for all leases are approximately as follows:

Year Ending
April 30,	Amount
2010	$20,333
2011	36,000
2012	15,000

License Agreement

In November 2005, the Company entered into an eight-year license agreement for sales of Trump Super Premium Vodka. Under the agreement the Company is required to pay royalties on sales of the licensed product. The agreement requires minimal royalty payments through November 2012 which if not paid could result in termination of the license. The Company is currently in default under the terms of its license agreement with Trump Marks LLC. The Company under a non-documented arrangement with the licensor is continuing to sell the product both domestically and internationally. The Company and licensor are currently engaged in active discussion to both enhance the marketing of the brand and to amend the agreement under mutually beneficial terms.

In 2008 the Company entered into a licensing agreement with Vetrerie Bruni S.p.A. (“Bruni”), which has the patent to the Trump Vodka bottle design. The agreement is retroactive to January 1, 2008, and calls for annual minimum royalties of $150,000. Royalties are due on a per bottle basis on bottles produced by another bottle supplier of approximately 18% of the cost of such bottles.  The agreement terminates upon the expiration of the patent or the expiration of the Company’s license agreement with Trump Marks LLC. Due to a dispute with respect to the pricing and quantities of glass ordered and the source of readily available and more efficient alternative producers the Company entered into a dispute with Bruni Glass resulting in litigation which was resolved with a settlement. This settlement resulted in the reduction of the Company’s annual glass royalty obligation and a settlement of the outstanding balance the Company owed Bruni. In conjunction with the legal settlement, the Company has accrued $150,000, payable in installments over 12 months from February 2010 forward which if paid in full by August 2010 reverts to the amount of $120,000 in satisfaction of the outstanding balance as of January 31, 2010. The Company expects to pay in full by August 2010 and has made two payments (February and March 2010) of $12,500. Additionally, the annual going forward royalty has been lowered by as much as 75% depending on utilization levels.

In February 2008 we entered into a joint venture with Grammy Award-winning producer and artist, Dr. Dre. The Company and Dr. Dre have formed the joint venture to identify, develop, and market premium alcoholic beverages, The deal is under the umbrella of the agreement between the Company and Interscope Geffen A&M Records.  Our Leyrat Cognac is the joint ventures’ first beverage. In January 2009, the Company launched its Leyrat Estate Bottled Cognac which it imports from a 200 year old distillery in Cognac, France. The Company granted 10% of its 50% interest in the brand to the producer of the product, leaving us with a 45% interest, in return for the rights to distribute the product in the United States. The Company has 5% of the rights for the brand in Europe. The Company continues to work toward a major product launch agreeable between the parties.

Our license with respect to the Kid Rock related trademarks currently requires payments to Drinks Americas based upon volume through the term of the agreement.

Other Agreements

The Company has modified its agreement with a foreign distributor, through December 2023, to distribute our products in their country. The agreement requires the distributor to assume procurement of component parts, production, distribution and funding for approved marketing and promotion for the term of the agreement. The distributor is to pay the Company a quarterly fee no less than one fourth of $150,000 and certain incremental payments for set volume levels. In return for the fee and assumption of all financial support in the territory, the Company will be the exclusive distributor in Israel over the term of the agreement with the rights to be exclusive distributor in their country. The distributor is in the process of purchasing component parts for its own production. It is also anticipated that the Company may purchase up to five containers of product or 5,000 cases from the Company’s current inventory as a precursor to its own production in order to accelerate market entry. The Company has received an $82,000 prepayment for volume which it expects to recognize in the first quarter of the next fiscal year.

Effective February 15, 2010, the Company entered into an exclusive agreement with Mexcor, Inc., to promote and distribute in the United States, the Company’s portfolio of brands, as defined. The initial term of the agreement is for five years, requires a minimum net sales performance by Mexcor, which when attained, will automatically renew for an additional ten years. Under the terms of the agreement, the Company has agreed to issue the principal of the business 12 million shares of Company common stock in exchange for consulting services.

Furthermore, the Company shall earn and Mexcor shall pay, a royalty fee on a per case or case equivalent basis on all Company products distributed by Mexcor which royalty fee will increase by ten percent on August 12, 2011, with additional ten percent increases (compounded) on August 15th of each successive year during the initial term of the agreement. Additionally, the Company shall earn $10.00 for each case of Damiana product, as defined, distributed by Mexcor. For the first full twenty-one calendar months following the effective date, Mexcor will pay the Company the greater of the per case royalty fees described above or the following monthly minimum royalties; $20,000, for the first six months; $35,000, for months 7-9 and $50,000 for months 10-21. The minimum monthly royalties are payable on the 15th day of that month.

Additionally, the Company will issue to Mexcor, warrants to acquire 2,000,000 shares of the Company’s common stock at such time Mexcor realizes the minimum net sales requirements under the initial term. The Company has further agreed to issue Mexcor a warrant to acquire an additional 2,000,000 shares of Company common stock at such time Mexcor attains a second net sales performance level based on a twelve-month look-back period provided such performance criteria are satisfied during the initial term. Finally, the Company has agreed to issue Mexcor additional financial incentives payable in cash or stock and warrants for the attainment of certain volume or business metrics.

Litigation

In June 2009, Richard Shiekman, a former employee of the Company, filed an application for prejudgment remedy against the Company and our chief Executive Officer in Superior Court of Connecticut, Judicial District of Fairfield (Docket Number CV 09 4028895 S). The plaintiff seeks $127,250 of unpaid wages and commissions and, $1,500 for reimbursement of expenses. The maximum exposure to the Company and our CEO is approximately $260,000 for double damages plus attorneys’ fees and costs. The Company believes that the claims made by the plaintiff are false and plans to vigorously defend this suit.  In addition, the Company plans to commence a countersuit for damage and theft of services.  As of November 30, 2009, we pledged 10,325,000 shares of Company common stock in lieu of a prejudgment remedy that the Plaintiff had sought against the Company and its Chief Executive Officer. At this time the plaintiff has not commenced a suit. In 2009, as a matter of public record the former employee was arrested and charged with alleged theft of Company property.

In October 2009, James Sokol, a former salesperson for the Company, filed suit against the Company and its Chief Executive Officer in the Superior Court for the Judicial District of Fairfield (Docket Number CV 09 5027925 S) claiming unpaid compensation of $256,000.00.  The maximum exposure to the Company and our CEO is approximately $520,000.00 for double damages plus attorney's fees and costs.  The Company believes that the claims made by the plaintiff are false and plans to vigorously defend this suit.  As of November 30, 2009, we pledged 15,000,000 shares of Company common stock in lieu of a prejudgment remedy that the Plaintiff had sought against the Company and its Chief Executive Officer. The Company believes this matter should be resolved with Mr. Sokal and is working to meet with him to do so.

In February 2009, Vetrerie Bruni S.p.A (“Bruni”) the company that has the patent to the Trump Vodka bottle design filed a complaint against us in the U.S. District Court, Southern District of New York for alleged breach of contract and sought $225,000 for alleged past due invoices and royalties. The Company filed a counterclaim. In October 2009, the case was settled, whereby we agreed to pay Bruni $150,000 in settlement of all claims. The settlement amount was to be paid in monthly installments of $12,500 beginning February 15, 2010, and $12,500 on 15th of each succeeding month through January 15th, 2011. The February 15, 2010 and March 15, 2010 payments were made. The Company has accrued $150,000 as of January 31, 2010, which if paid in full by August 2010 reverts to $120,000.

In June 2009, Liquor Group Wholesale, Inc. (“Liquor Group”) a company which provided distribution services for us in several states filed a claim for damages against us in Duval County Florida for alleged damages including breach of contract and is seeking  damages. It is the Company’s opinion that the claim arose out of our termination of the agreements we had with them for their nonperformance, failure of the plaintiff to accurately report sales to the Company and their withholding of information required by the agreements. The Company filed a counterclaim of $500,000 for damages against Liquor Group and has denied their claimed breach of contract claim previously made against it.  The Company contends that it is owed money by Liquor Group under the agreements. There is currently pending an arbitration before the American Arbitration Association involving the dispute between Liquor Group and Drinks Americas. A final arbitration hearing has been scheduled for June 22, 2010, in Jacksonville, Florida. Liquor Group Wholesale, Inc. and/or Liquor Group Holdings, LLC sought arbitration on a breach of contract claim asserting damages in excess of $1,100,000. The claim was filed against Drinks Americas Holding Limited, not Drink Americas, Inc., the contracting party. Drinks America, Inc. has counter claimed against the initial Liquor Group claimants, and has included several other Liquor Group entities because of the considerable confusion Liquor Group has created through the use of multiple entities with the same or virtually identical names. The counterclaim is for $500,000 and includes claims concerning breach of contract, civil conspiracy, fraudulent concealment, and civil theft.

Liquor Group has been authorized to conduct certain limited discovery concerning Drinks Americas’ civil conspiracy, fraudulent concealment and civil theft claims and the parties are scheduled to exchange witness lists on April 23rd and exhibit lists on May 14th and to file prehearing briefs on June 8th.

In December 2009, Niche Media, Inc., an advertising vendor, filed suit against the Company in the Connecticut Superior Court for the Judicial District of Stamford/Norwalk (Docket Number FST-CV09-6002627-S) claiming unpaid invoices  for the approximate amount of $300,000.00.  The Company believes that it has defenses to this action and is attempting to reach a resolution.

Other than the items discussed above, we believe that the Company is currently not subject to litigation, which, in the opinion of our management, is likely to have a material adverse effect on the Company.

17. Subsequent Events

The Company has evaluated events subsequent to January 31, 2010 to assess the need for potential recognition or disclosure in this report. Such events were evaluated through March 22, 2010, the date these financial statements were issued and has disclosed such items in Note 17, “Subsequent Events” herein in addition to those referred to in Notes 6, 7, 8, and 9, subsequent events which have been reviewed through March 22, 2010 include the following:

On February 11, 2010, the Company signed an  agreement with Mexcor, Inc., an  importer and distributor for hundreds of high quality brands nationally and internationally. Mexcor has agreed to manage the sourcing  importing and distribution of our portfolio of brands nationally. Our Company will continue to focus its efforts on its core business of marketing and building a portfolio of iconic brands as well as developing, coordinating and executing marketing and promotional strategies for its icon brands. We anticipate that the agreement with Mexcor will rapidly drive additional revenues and substantially reduce our overhead costs.

Under the terms of the agreement, the parties have agreed to a 15-year term. Additionally, the Company has agreed to issue the principal of the business 12 million shares of Company common stock in exchange for consulting services. Mexcor is eligible to receive financial incentives provided the parties deliver and attain certain minimum performance requirements.  Mexcor has agreed to deliver additional new brands to the Company’s brand portfolio, which the companies plan to jointly acquire, develop and market.

On March 4, 2010, we granted 2,000,000 shares of Company common stock under the 2009 Plan to a financial consultant in satisfaction of payment for a $40,000 note payable (See Note 9 (d) - Notes and Loans Payable.).

On March 2, 2010, we issued 6,000,000 shares to our Chief Executive Officer and President; 5,000,000 (aggregate value $100,000) was a partial payment against the working capital loan he has provided to the Company and 1,000,000 (aggregate value $20,000) was awarded by the Board of Directors as a stock bonus for his accomplishments in the creation and launch of one of our premier brands.

On March 2, 2010, we issued 36,150 shares of our common stock with an aggregate value of $723 to a former employee in satisfaction of past due wages net of advances.

On March 2, 2010, we granted 2,000,000 shares of our common stock with an aggregate value of $40,000 under the 2009 Plan to a consultant in exchange for marketing services. The shares vested immediately on the date of grant.

On March 10, 2010, we issued 2,000,000 shares of our common stock with an aggregate value of $40,000 for investor relation services provided to us under the terms to a management consulting agreement.

On March 10, 2010, we granted 3,000,000 shares of our common stock with an aggregate value of $60,000 under the 2009 Plan to a consultant in exchange for marketing and promotional services. The shares vested immediately on the date of grant.

In connection with the June 18, 2009 Drinks Debenture financing by an investor, the investor submitted a Notice of Conversion, on February 11, 2010 to convert $108,375 of the outstanding balance of the Debenture in exchange for 8,500,000 shares of our common stock. (See Note 6. – Note Receivable)

In connection with the June 18, 2009 Drinks Debenture financing by an investor, the investor submitted a Notice of Conversion, on March 11, 2010 to convert $120,000 of the outstanding balance of the Debenture in exchange for 7,058,824 shares of our common stock. (See Note 6. – Note Receivable)

In connection with the June 18, 2009 Drinks Debenture financing, (See Note 6. – Note Receivable) we agreed to issue to the Placement Agent, warrants to acquire 5% of the shares of our common stock which we would deliver in response to Share Repayment Requests made by the Investor (described above in Note 6), at an exercise price equal to the Market Price related to the shares delivered in response to the Share Repayment Request (the "Placement Agent Warrants"). The Placement Agent Warrants are exercisable for a five year period, will contain cashless exercise provisions as well as anti-dilution provisions in the case of stock splits and similar matters. In March 2010, the Company delivered to the Placement Agent, in aggregate, 4,674,126 Placement Agent Warrants as follows: effective February 24, 2010, a warrant to purchase 425,000 shares of Company common stock at an exercise price of $0.01594; effective February 11, 2010, a warrant to purchase 2,000,000 shares of Company common stock at an exercise price of $0.001; effective January 15, 2010, a warrant to purchase 1,000,000 shares of Company common stock at an exercise price of $0.00625; effective December 30, 2009, a warrant to purchase 681,818 shares of Company common stock at an exercise price of $0.01375; effective August 28, 2009, a warrant to purchase 192,308 shares of Company common stock at an exercise price of $0.065; effective June 19, 2009, a warrant to purchase 250,000 shares of Company common stock at an exercise price of $0.09375; and, effective June 19, 2009, a warrant to purchase 125,000 shares of Company common stock at an exercise price of $0.4375.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Drinks Americas Holdings, Ltd.

We have audited the accompanying consolidated balance sheets of Drinks Americas Holdings, Ltd. and Affiliates (the "Company") as of April 30, 2009 and 2008, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years ended April 30, 2009 and 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 30, 2009 and 2008 and the results of its operations, changes in shareholders' equity and its cash flows for the years ended April 30, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has incurred significant losses from operations since its inception. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bernstein & Pinchuk LLP

New York, NY
August 13, 2009

DRINKS AMERICAS HOLDINGS, LTD AND AFFILIATES CONSOLIDATED BALANCE SHEETS

	April 30,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$30,169	$133,402
Accounts receivable, net of allowances of $128,751 and $24,000	41,796	583,949
Due from factors	31,786	-
Inventories, net of allowances	1,204,266	1,844,412
Other current assets	374,671	445,278

Total current assets	1,682,688	3,007,041

Property and Equipment, at cost less accumulated depreciation	58,900	91,307
Investment in Equity Investees	73,916	69,028
Intangible assets, net of accumulated amortization of $245,678 and $416,749	1,892,650	735,559
Deferred loan costs, net of accumulated amortization of $335,452 and $287,904	-	22,548
Other assets	467,912	644,762

Total Assets	$4,176,066	$4,570,245

Liabilities and Shareholders’ Equity (Deficiency)
Current Liabilities:
Notes and loans payable	$799,329	$1,057,940
Loans Payable-related party	305,935	232,547
Accounts payable	2,746,181	1,866,477
Accrued expenses	2,900,425	1,235,165

Total current liabilities	6,751,870	4,392,129

Long-term debt, less current maturities	600,000	-

	7,351,870	4,392,129

Minority interest
	130,944	-
Commitments and Contingencies (Note )

Shareholders’ equity deficiency
Preferred Stock, $0.001 par value; 1,000,000 shares authorized; issued and outstanding 11,000 shares(redemption value $11,000,000)	11	11
Common Stock, $0.001 par value; 500,000,000 and 100,000,000, respectively, authorized; issued and outstanding 87,662,383 and 81,188,224 shares, respectively	87,662	81,189
Additional paid-in capital	34,206,433	32,656,684
Accumulated deficit	(37,600,854)	(32,559,768)
	(3,306,748)	-
	$4,176,066	$4,570,245

 See notes to consolidated financial statements.

DRINKS AMERICAS HOLDINGS, LTD AND AFFILIATE
CONSOLIDATED STATEMENTS OF OPERATIONS YEARS ENDED APRIL 30, 2009 AND 2008

	2009	2008

Net sales	$2,477,617	$4,509,070

Cost of sales	1,969,437	2,824,237

Gross profit	508,180	1,684,833

Selling, general and administrative expenses	5,720,024	7,838,481

Loss from Operations	(5,211,844)	(6,153,648)

Other income (expenses):
Interest expense	(150,631)	(164,205)
Minority interest	2,389	-
Impairment of intangible asset	(90,000)	-
Other	409,000	6,905

Total other income (expenses)	170,758	(157,300)

Net loss	(5,041,086)	(6,310,948)

Net loss per share (basic and diluted)	$(0.06)	$(0.08)

Weighted average number of common shares (basic and diluted)	83,947,221	80,014,601

See accompanying notes to the consolidated financial statements.

DRINKS AMERICAS HOLDINGS, LTD AND AFFILIATES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY) YEARS ENDED APRIL 30, 2009 AND 2008

	Preferred Stock		Common Stock

	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders' Accumulated Equity (Deficit)
Balance April 30, 2007	-	$-	79,533,574	$79,534	$28,971,010	$(26,248,820)	$2,801,724

Issuances of shares for cash	3,000	3	-	-	2,759,997	-	2,760,000

Exchange of common shares for preferred shares	8,000	8	(4,444,445)	(4,444)	4,436	-	-

Exchange of warrants for common shares	-	-	5,000,000	5,000	(5,000)	-	-

Issuance of shares and warrants for services	-	-	1,099,095	1,099	926,241	-	927,340

Net loss for the year	-	-	-	-	-	(6,310,948)	(6,310,948)

Balance, April 30, 2008	11,000	11	81,188,224	81,189	32,656,684	(32,559,768)	178,116

Issuances of shares for cash	-	-	3,944,445	3,944	713,981	-	717,925

Issuance of shares, warrants and options for services	-	-	1,893,092	1,893	702,412	-	704,305

Issuance of shares in settlement of note payable	-	-	350,000	350	90,650	-	91,000

Issuance of shares for loan extension	-	-	286,622	286	42,706	-	42,992

Minority interest in net assets of acquired consolidated subsidiary	-	-	-	-	-	-	-

Minority interest in net loss of consolidated subsidiary	-	-	-	-	-	-	-

Net loss for the year	-	-	-	-	-	(5,041,086)	(5,041,086)

Balance, April 30, 2009	11,000	$11	87,662,383	$87,662	$34,206,433	$(37,600,854)	$(3,306,748)

See notes to consolidated financial statements.

DRINKS AMERICAS HOLDINGS, LTD AND AFFILIATES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED APRIL 30, 2009 AND 2008

	2009	2008
Cash flows From Operating Activities:
Net loss	$(5,041,086)	$(6,310,948)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	167,610	217,851
Impairment of intangible asset	90,000
Allowance for doubtful accounts	119,781	4,600
Stock and warrants issued for services of vendors	311,684	149,741
Gain on extinguishment of debt	(409,000)	-
Earnings in equity method investees	(4,888)	(7,392)
Minority interest in net loss of consolidated subsidiary	(2,389)	-
Changes in operating assets and liabilities:
Accounts receivable	510,313	299,130
Due from factor	(31,786)	-
Inventories	857,918	407,962
Other current assets	97,678	601,594
Other assets	338,047	176,359
Accounts payable	391,532	372,301
Accrued expenses	1,974,886	240,536

Net cash used in operating activities	(629,700)	(3,848,266)

Cash Flows From Investing Activities:
Cash assumed of acquired business	17,150	-

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	717,926	-
Proceeds from issuance of preferred stock	-	2,760,000
Proceeds from debt	220,056	604,453
Repayment of debt	(96,948)	(380,151)
Working capital revolvers	(306,717)	52,598
Payments for loan costs	(25,000)	(50,000)

Net cash provided by financing activities	509,317	2,986,900

Net decrease in cash and equivalents	(103,233)	(861,366)

Cash and equivalents - beginning	133,402	994,768

Cash and equivalents - ending	$30,169	$133,402

See notes to consolidated financial statements.

Supplemental disclosure of non-cash investing and financing transactions:

Increase in other assets and additional paid in capital equal to the value of stock and warrants issued	$307,058	$416,520

Increase in other current assets equal to the value of common stock issued	$-	$80,000

Payment of accrued expenses with shares of common stock	$273,000	261,078

Accrued interest capitalized to debt principal	$36,623	$-

Settlement of debt with issuance of common stock	$91,000	$-

Acquisition of business
Current assets less current liabilities	(138,237)	-
Intangible assets	1,333,333	-
Minority interest	(133,333)	-
Payable to sellers	(1,061,763)	-
	$-	$-

Supplemental disclosure of cash flow information:
Interest paid	$107,880	$76,343

Income taxes paid	$-	$-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Nature of Business

On March 9, 2005 the shareholders of Drinks Americas, Inc. ("Drinks") a company engaged in the business of importing and distributing unique, premium alcoholic and non-alcoholic beverages associated with icon entertainers, sports figures, celebrities and destinations, to beverage wholesalers throughout the United States, acquired control of Drinks Americas Holdings, Ltd. ("Holdings"). Holdings and Drinks were incorporated in the state of Delaware on February 14,  2005 and September 24, 2002, respectively. On March 9, 2005 Holdings merged with Gourmet Group, Inc. ("Gourmet"), a publicly traded Nevada corporation, which resulted in Gourmet shareholders acquiring 1 share of Holdings' common stock in exchange for 10 shares of Gourmet's common stock. Both Holdings and Gourmet were considered "shell" corporations, as Gourmet had no operating business on the date of the share exchange, or for the previous three years. Pursuant to the June 9, 2004 Agreement and Plan of Share Exchange among Gourmet, Drinks and the Drinks' shareholders, Holdings, with approximately 4,058,000 shares of outstanding common stock, issued approximately 45,164,000 of additional shares of its common stock on March 9, 2005 (the "Acquisition Date") to the common shareholders of Drinks and to the members of its affiliate, Maxmillian Mixers, LLC ("Mixers"), in exchange for all of the outstanding Drinks' common shares and Mixers' membership units, respectively. As a result Maxmillian Partners, LLC ("Partners") a holding company which owned 99% of Drinks' outstanding common stock and approximately 55% of Mixers' outstanding membership units, became Holdings' controlling shareholder with approximately 87% of Holdings' outstanding common stock. For financial accounting purposes this business combination has been treated as a reverse acquisition, or a recapitalization of Partners' subsidiaries (Drinks and Mixers).

Subsequent to the Acquisition Date, Partners, which was organized as a Delaware limited liability company on January 1, 2002 transferred all its shares of holdings to its members as part of a plan of liquidation.

On March 11, 2005 Holdings and an individual organized Drinks Global, LLC ("DGI"). Holdings own 90% of the membership units and the individual, who is the president of DGI, owns 10%. DGI's business is to import wines from various parts of the world and sell them to distributors throughout the United States. In May 2006 Holdings organized D.T. Drinks, LLC ("DT Drinks") a New York limited liability company for the purpose of selling certain alcoholic beverages.

On January 15, 2009 Drinks acquired 90% of Olifant U.S.A Inc. (“Olifant”), a Connecticut corporation, which owns the trademark and brand names and holds the worldwide distribution rights ( excluding Europe) to Olifant Vodka and Gin.

The accompanying consolidated balance sheets as of April 30, 2009 and 2008  and the consolidated results of operations, consolidated changes in shareholders' equity (deficiency)and consolidated cash flows for the years ended April 30, 2009 and 2008 reflect Holdings its majority-owned subsidiaries and Partners (collectively, the "Company") with adjustments for income and loss allocated based on percentage of ownership. The accounts of the subsidiaries have been included as of the date of acquisition. All intercompany transactions and balances in these financial statements have been eliminated in consolidation. The amount of common and preferred shares authorized, issued and outstanding as of April 30, 2009 and 2008 are those of Holdings.

The accompanying consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern. As of April 30, 2009 the Company  has a shareholders’ deficiency of (3,306,748) and has incurred significant  operating losses and negative cash flows since inception. For the year ended April 30, 2009, the Company sustained a net loss of $4,951,086 compared with a net loss of $6,310,948 for the year ended April 30, 2008, and used $629,700 in operating activities compared with $3,848,266 for the year ended April 30, 2008. We have increased our working capital as a result of  the exercise of warrants to acquire 3,944,445 shares of our common stock pursuant to our October 2008 warrant re-pricing and our June 2009 debt financing In addition we have improved our liquidity by extinguishing a significant amount of debt by exchanging it for our common stock in previous periods. We will need additional financing which may take the form of equity or debt. We anticipate that increased sales revenues will help to some extent. In the event we are not able to increase our working capital, we will not be able to implement or may be required to delay all or part of our business plan, and our ability to attain profitable operations, generate positive cash flows from operating and investing activities and materially expand the business will be materially adversely affected. The accompanying financial statements do not include any adjustments relating to the classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the company be unable to continue in existence.

Nature of Business

Through our majority-owned subsidiaries, Drinks, DGI and DT Drinks, and Olifant we import, distribute and market unique premium wine and spirits and alcoholic beverages associated with icon entertainers, celebrities and destinations, to beverage wholesalers throughout the United States.

2. Summary of Significant Accounting Policies

Revenue Recognition

The Company recognizes revenues when title passes to the customer, which is generally when products are shipped.

The Company recognizes revenue dilution from items such as product returns, inventory credits, discounts and other allowances in the period that such items are first expected to occur. The Company does not offer its clients the opportunity to return products for any reason other than manufacturing defects. In addition, the Company does not offer incentives to its customers to either acquire more products or maintain higher inventory levels of products than they would in ordinary course of business. The Company assesses levels of inventory maintained by its customers through communications with them. Furthermore, it is the Company's policy to accrue for material post shipment obligations and customer incentives in the period the related revenue is recognized.

Cash and Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

The Company from time to time maintains balances in depository accounts in excess of FDIC insured limits. The Company has not experienced any credit losses nor anticipates any future losses in such accounts. At April 30, 2009  and  2008 amounts exceeding FDIC insured limits aggregated approximately $0 and  $98,000, respectively.

Accounts Receivable

Accounts receivable are recorded at original invoice amount less an allowance for uncollectible accounts that management believes will be adequate to absorb estimated losses on existing balances. Management estimates the allowance based on collectability of accounts receivable and prior bad debt experience. Accounts receivable balances are written off upon management's determination that such accounts are uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

Inventories

Inventories are valued at the lower of cost or market, using the first-in first-out cost method. The Company assesses the valuation of its inventories and reduces the carrying value of those inventories that are obsolete or in excess of the Company’s forecasted usage to their estimated net realizable value. The Company estimates the net realizable value of such inventories based on analysis and assumptions including, but not limited to, historical usage, expected future demand and market requirements. A change to the carrying value of inventories is recorded to cost of goods sold.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of furniture and equipment, and amortization of leasehold improvements is provided on the straight-line method over the term of the related lease. When assets are retired or otherwise disposed of, the cost and related depreciation is removed from the accounts, and any resulting gain or loss is recognized in the statement of operations.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144 (SFAS No. 144), Accounting for the Impairment or Disposal of Long-lived Assets, we review long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. The Company's policy is to record an impairment loss at each balance sheet date when it is determined that the carrying amount may not be recoverable. Recoverability of these assets is based on undiscounted future cash flows of the related asset. The Company concluded that there was no impairment during the  years ended April 30, 2009 and 2008, respectively.

Income Taxes

Under the asset and liability method of SFAS No. 109 “Accounting for Income Taxes,” deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. A valuation allowance is provided to the extent a deferred tax asset is not considered recoverable.

The Company has adopted the provisions of the Financial Accounting Standards Board’s (“FASB”) interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” as interpretation of FASB Statement No. 109.” The Company has recognized no adjustment for uncertain tax provisions.

Holdings, Drinks and Olifant are C Corporations under the provisions of the Internal Revenue Code (the "Code") and applicable state statutes. Partners, Mixers and  DGI are  limited liability companies, taxed as partnerships with no income tax liabilities under the provisions of the Code and applicable state statutes.

Deferred Charges and Intangible Assets

The costs of intangible assets with determinable useful lives are amortized over their respectful useful lives and reviewed for impairment when circumstances warrant. Intangible assets that have an indefinite useful life are not amortized until such useful life is determined to be no longer indefinite. Evaluation of the remaining useful life of an intangible asset that is not being amortized must be completed each reporting period to determine whether events and circumstances continue to support an indefinite useful life. Indefinite-lived intangible assets must be tested for impairment at least annually, or more frequently if warranted. Intangible assets with finite lives are generally amortized on a straight line bases over the estimated period benefited. The costs of trademarks and product distribution rights are amortized over their related useful lives of between 15 to 40 years. We review our intangible assets for events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable, in which case an impairment charge is recognized currently.

Deferred financing costs are amortized ratably over the life of the related debt. If debt is retired early, the related unamortized deferred financing costs are written off in the period debt is retired.

Investments

The investment of the Company in 25% ownership interests of Old Whiskey River Distilling, LLC is accounted for under the equity method of accounting.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense was approximately $11,000 and $325,000 for the years ended April 30, 2009 and 2009, respectively.

Shipping and Delivery

The Company reflects as inventory costs freight-in and related external handling charges relating to the purchase of raw materials and finished goods. These costs are charged to cost of sales at the time the underlying product is sold. The  Company also incurs shipping costs on the of shipping of  product to its customers. These shipping delivery costs  are included in selling, general and administrative expenses. Shipping and delivery costs were approximately $107,000 and $190,000  for the years ended April 30, 2009 and 2009, respectively.

Repairs and Maintenance

The Company charges the cost of repairs and maintenance, including the cost of replacing minor items not constituting substantial betterment, to selling, general and administrative expenses as these costs are incurred.

Stock Based Compensation

The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standard 123 (revised 2004), Share-Based Payment (SFAS 123R) using the modified prospective approach. The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity based compensation issued to employees and non employees.

Earnings Per Share

The Company computes earnings per share under the provisions of SFAS No. 128, Earnings per Share, whereby basic earnings per share is computed by dividing net income (loss) attributable to all classes of common shareholders by the weighted average number of shares of all classes of common stock outstanding during the applicable period. Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased to assume exercise of potentially dilutive and contingently issuable shares using the treasury stock method, unless the effect of such increase would be anti-dilutive. For the years ended April 30, 2009 and 2008, the diluted earnings per share amounts equal basic earnings per share because the Company had net losses and the impact of the assumed exercise of contingently issuable shares would have been anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Fair Value of Financial Instruments

SFAS No. 107, ‘Disclosure About Fair Value of Financial Instruments,’ defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing participants and requires disclosure of the fair value of certain financial instruments. The Company believes that there is no material difference between the fair value and the reported amounts of financial instruments in the balance sheet due to the short term maturity of these instruments, or with respect to the debt, as compared to the current borrowing rates available to the Company.

SFAS No. 157. “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting  principles, and expands disclosures about fair value measurements. The Company adopted the provisions of SFAS 157 for financial assets and liabilities on May 1, 2008; there was no material impact on the Company’s financial position or results of operations at adoption.

 FASB Staff Position (FSP) 157-2, “Effective Date of FASB Statement No. 157,” permits a one-year deferral in applying the measurement provisions of Statement No. 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of Statement 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. The Company elected to defer adoption of the provisions of SFAS  157 that relate such items until the beginning of our 2010 fiscal year. The Company is currently evaluating the impact, if any, that the adoption of  SFAS 157, as it relates to non-financial items, will have on the Company’s operating income or net earnings.

Recent Accounting Pronouncements

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). This Statement establishes  general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. This Statement is effective for interim and annual periods ending after June 15, 2009 and such, the Company will adopt SFAS No. 165 concurrent with its report filed for the interim period ending July 31, 2009. The Company does not anticipate that the adoption of SFAS No. 165 will have a material impact on its results of operations, cash flows or financial position.

In October 2008, the FASB issued FSP FAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active” (“FSP FAS No. 157-3”),  to provide guidance on determining the fair value of financial instruments in  inactive markets. FSP FAS No. 157-3 became effective for the Company upon issuance. This standard had no impact on the Company’s results of operations, cash flows or financial position.

In June 2008, the FASB issued FASB Staff Position (“FSP”) No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities," which classifies unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) as participating securities and requires them to be included in the computation of earnings per share pursuant to the two-class method described in SFAS No. 128, "Earnings per Share.” This Staff Position is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented are to be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform to the provisions of this Staff Position, with early application not permitted. The adoption of this Staff Position, which will require us to allocate a portion of net income to these participating securities, will not have an effect on our historical reported earnings due to their anti-dilutive effect as a result of losses in all prior periods previously presented. The Company is currently evaluating effect of. FSP EITF 03-6-1, but does not expect the adoption of this pronouncement to have a material impact on its earnings per share.

On December 4, 2007, the FASB issued SFAS No. 141(R), “ Business Combinations ,” and SFAS No. 160, “ Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements , an amendment of ARB No. 51 .” Statement No. 141(R) is required to be adopted concurrently with Statement No. 160 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. Application of Statement No. 141(R) and Statement No. 160 is required to be adopted prospectively, except for certain provisions of Statement No. 160, which are required to be adopted retrospectively. Business combination transactions accounted for before adoption of Statement No. 141(R) should be accounted for in accordance with Statement No. 141 and that accounting previously completed under Statement No. 141 should not be modified as of or after the date of adoption of Statement No. 141(R). The Company is currently evaluating the impact of Statement No. 141(R) and Statement No. 160, but does not expect the adoption of these pronouncements to have a material impact on the Company’s financial position or results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 159, “ The Fair Value Option for Financial Assets and Financial Liabilities ” (SFAS 159), which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. Subsequent changes in fair value of these financial assets and liabilities would be recognized in earnings when they occur. SFAS 159 further establishes certain additional disclosure requirements. SFAS 159 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial position or results of operations.

3. Due From Factors

As of  April 30, 2009 and 2008, Due From Factors consist of the following:

2009
Accounts receivable	$153,444
Advances	(118,191)
Allowances	(3,467)
31,786

The Company has an agreement with a factor expiring September 2009 pursuant to which a substantial portion of Olifant’s accounts receivable are sold to the factor without recourse as to bad debts but with recourse as to all customer claims. Immediately upon assigning  a customer invoice the Company receives a cash advance equal to 70% of the invoice amount and is paid the balance of the invoice less fees incurred at the time the factor receives the final payment from the customer. The facility has a maximum account limit of $200,000. The factor fee is 1% of the factored receivable for every ten days the related invoice remains unpaid and is subject to a monthly administrative charge based on monthly volume. The factor has first security interest in the factored receivable of Olifant and a security interest in the related inventory.

The Company also has an agreement with a second factor entered into April 2009, pursuant to which a substantial portion of the Company’s accounts receivable, other than Olifant’s, is sold to the factor with recourse to bad debts and  other customer claims.  The Company receives a cash advance equal to 80% of the invoice amount and is paid the balance of the invoice less fees incurred at the time the factor receives the final payment from the customer. The factor fee is 1.75% for the first 30 days the invoice remains unpaid and 0.07% for each day thereafter. The facility shall remain open until a 30 day notice by either party of termination of the agreement The facility is secured by all assets of the Company other than Olifants’.

4. Inventories

As of  April 30, 2009 and 2008, Inventories consist of the following:

	2009	2008

Finished goods	$518,489	$1,012,656
Raw materials	685,777	831,756
	$1,204,266	$1,844,412

All raw materials used in the production of the Company's inventories are purchased by the Company and delivered to independent production contractors.

5. Other Current Assets

As of April 30, 2009 and 2008  Other Current Assets consist of the following:

	2009	2008
Prepaid inventory purchases	$315,592	$405,451
Prepaid insurance	-	14,994
Other	59,079	24,833
	$374,671	$445,278

6. Property and Equipment

As of April 30, 2009 and 2008 Property and Equipment consist of the following:

		Amount
	Useful Life	2009	2008
Computer equipment	5 years	$23,939	$23,939
Furniture	5 years	10,654	10,654
Automobile	5 years	68,337	68,337
Leasehold improvements	7 years	66,259	66,259
Production costs	2 years	122,449	122,449
		291,638	291,638
Accumulated depreciation and amortization		(232,738)	(200,331

		$58,900	$91,307

Depreciation expense for the years ended April 30, 2009 and 2008 amounted to $32,407 and $38,643 respectively.

7. Intangible Assets/Deferred Loan Costs

Intangible assets include the costs to acquire trademarks, license rights and distribution rights for four of the Company's alcoholic products. As of April 30, 2009 and 2008 intangible assets consist of the following:

	2009	2008
Trademark/dist and license rights	$2,138,333	$1,151,966

Accumulated amortization	(245,683)	(416,407)

	$1,892,650	$735,559

As of April 30, 2009  the gross carrying amount and accumulated amortization (both $176,966) of one of the Company’s intangible assets pertaining to distribution rights for a product the Company no longer sells has been removed. In addition, the amount of our Rheingold license rights aggregating $400,000 of which $80,076 has been amortized as of April 30, 2009. Management determined as of April 30, 2009 that based on estimated future  cash flows, the carrying amount exceeds its fair value by $90,000, therefore an impairment loss  of that amount was recognized. Management’s estimations were reached after determining that the product will require additional investment to bring the product to market.

At April 30, 2009 trademarks distribution and license rights consist of the following:

Trademarks and distribution rights of Olifant acquisition	$1,333,333
Trademarks of Rheingold acquired in 2005	230,000
Other intangibles	575,000
2,138,333

Deferred loan costs consist of costs relating to the Company's short term financing. As of April 30, 2009 deferred loan costs consist of the following:

	2009	2008
Deferred loan costs	$63,915	$63,915

Accumulated amortization	(63,915)	(41,637)

	$-	$22,548

Aggregate amortization expense for the years ended April 30, 2009 and 2008 amounted to $135,203 and $179,208 (including $25,000 for deferred financing costs which were removed from gross carrying amount and accumulated amortization in both years), respectively.

Estimated annual amortization expense as of April 30, 2009 for the next five years are approximately as follows:

Year Ended	Amortization
April 30,	Expense
2010	$149,723
2011	149,723
2012	149,723
2013	149,723
2014	149,723

8. Other long term assets

In March 2009 in consideration for extending a note payable (see Note 9(b)) the Company issued the lender 286,623 shares of Company common stock which had a value of $42,993 on March 1, 2009. As of the April 30, 2009 the unamortized balance of the 286,623 shares issued was $30,710 which is included in Other current assets as of April 30, 2009.

In January 2009, in accordance with an employment agreement resulting from the  Olifant acquisition  the Company issued 100,000 shares of its common stock (see Note 9). The value of the stock on the date of grant aggregated $26,000 which is being amortized over the five year life of the un-extended term of the agreement. At April 30, 2009 the unamortized balance of the stock $24,505.

In August 2008 the Company entered into a three year agreement with an unrelated entity which is to provide marketing and promotional services for the Company.  Under the terms of the agreement, as consideration for the services to be provided, the Company is to issue warrants to purchase an aggregate of 350,000 shares of Company stock  at an exercise price of  $.50. The Company determined, as of the grant date  the warrants had an aggregate  value of $6,730 which is being  amortized over the three year benefit period. At April 30, 2009 the unamortized balance of the warrants  was $5,666. As of April 30, 2009 a warrant to purchase an aggregate of 275,000 shares of Company stock has been issued with 75,000 remaining to be issued.

In August 2006, in connection with an agreement with one of its sales consultants the Company issued warrants to purchase 100,000 shares of Holdings common stock at an exercise price of $0.60 per share. The agreement which was for three years,  expiring in June 30, 2009, was automatically  extended for two consecutive renewal terms  of  one year each. The warrants may be exercised at any time up to five years from the date of the agreement. The Company determined, as of the grant date of the warrants, that the warrants had a value of $18,000 which was amortized over the one year benefit period of such warrants. In addition, under the terms of the agreement, the consultant received 175,000 shares of Holdings common stock which were valued at $107,000 based on the market price of the stock at the date of the agreement. The value of stock issued is being amortized over the five year life of the consulting agreement. The consultant is to receive an additional 100,000 warrants for each contract year with an exercise price to be determined by the Company’s board of directors. On August 28, 2008, the Company  granted the consultant warrants to purchase an additional 200,000 shares of the Company’s common stock at an exercise price of $0.50 per share. This issuance satisfies the Company’s requirements for the contract years ending June 30, 2008 and 2009. Management has determined that the aggregate value of the warrants was $4,000 based on a market price of $0.28 per share of the Company stock on the date of grant. The warrants expire five years from the date of grant. The unamortized value of the aggregate  stock and warrants issued to the consultant under the agreement at April 30, 2009 and  2008 was $53,478 and  $47,682 respectively.  Also, on August 28, 2008 the consultant and the Company agreed to convert $153,000 of past due consulting fees into 306,000 shares of common stock at a value of  $0.50 per share which was at a premium to the market price on date of grant.

In February 2007, the Company entered into a five year agreement with a consulting company to provide certain financial advisory services. The Company prepaid $300,000 for such services. This amount is carried as a long-term asset and is being amortized over the five year life of the agreement. At April 30, 2009 and 2008 the unamortized balance of the agreement was $165,370 and $210,647 respectively. On August 21, 2008 the Company agreed to issue the principals of the consulting company warrants to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.50 per share. The warrants were issued to the principals for their role in the Company securing a strategic relationship. The warrants expire five years from the date of grant. Management has determined that the aggregate value of the warrants was $7,000, which is included in Selling , general and administrative expenses  for the year ended April 30, 2009,  based on a market price of $0.26 per share of the Company stock on the date of grant

0n June 14, 2007, in connection with an endorsement agreement, the Company issued warrants to purchase 801,000 shares of the Company’s common stock at a price of $1.284 per share. The warrants may be exercised at any time up to June 14, 2017. The Company determined that the warrants had a value of $416,500, as of the date the warrants were granted, which is being amortized over the three year term of the endorsement agreement. The warrants have cashless exercise provisions. At April 30, 2009 and   2008, the unamortized balance of these warrants was   $155,856 and $304,034 respectively.  In addition, the Company has agreed to issue, as partial consideration for monthly consulting services, to a principal of one of the entities involved in the endorsement agreement, warrants to purchase 3,000 shares of the Company’s common stock per month at the monthly average market price.  As of  April 30, 2009 warrants to purchase 90,000 shares of the Company’s stock have been earned under this agreement of which a warrant for 54,000 shares has been issued at exercise prices ranging from $0.19 to $2.12 per share of common stock. The aggregate value of the 90,000 warrants earned, which is accounted for as consulting expense aggregate $13,440. Each warrant issuance has an exercise period of 5 years.

 9 . Acquisition

On January 15, 2009 (the “Closing”), the Company acquired 90% of the capital stock  of Olifant U.S.A, Inc. (“Olifant”) , pursuant to a Stock Purchase Agreement (the “Agreement”).   Olifant has the worldwide distribution rights (other than Europe)  to Olifant Vodka and Olifant Gin which are both produced in Holland.  The transaction was accounted for as a business combination  using the purchase method of accounting under the provisions of  SFAS 141.

The Company agreed to pay the sellers $1,200,000 for its 90% interest: $300,000 in cash and Company common stock valued at $100,000 to be paid 90 days from the Closing date.  At Closing the initial cash payment of $300,000 was reduced by $138,000 because Olifant’s liabilities exceeded the amount provided for in the Purchase Agreement. . As of July 31, 2009 the parties have agreed to additional offsets aggregating $4,702 with potential offsets of  $37,030 which are to be determined by August 20, 2009 in accordance with a supplementary agreement entered into by the parties,  Settlement Agreement and General Release, on July 31, 2009.  In accordance with the supplementary agreement, the cash portion of the  initial is due August 31, 2009 and the $100,000 (555,556 shares) of Company stock which were released from escrow and issued to the sellers. At Closing, the Company issued a promissory note for the $800,000 balance. The promissory note is payable in four annual installments, the first payment is due one year from Closing. Each $200,000 installment is payable $100,000 in cash and Company common stock, with the stock value based on the 30 trading days immediately prior to the installment date. The cash portion of the note accrues interest at a rate of 5% per annum. The Company will also pay contingent consideration to the sellers based on the financial performance of Olifant. The contingent consideration terminates at the later of (i) full payment of the promissory note or (ii) second year following Closing. The Agreement also provides for “piggyback” registration rights relating to the shares issuable.

The Company has tentatively assigned the excess of cost over investment to trademark. We are in the process of completing our acquisition date fair value allocations which shall be completed no later than January 15, 2010.

The cost of the acquisition was allocated based on management’s estimates as follows:

Cash	$17,150
Accounts receivable	87,850
Inventory	217,770
Other current assets	27,070
Trademarks and brand names	1,333,333

Total assets	1,683,173

Accounts payable	483,173

Net assets acquired	$1,200,000

The operating results of Olifant are reflected in the accompanying consolidated financial statements from the date of acquisition and were not material.

In connection with the acquisition the Company entered into an employment agreement with one of the sellers. The agreement is for five years with two automatic one year extensions. The annual base compensation under the employment agreement is $132,000 with additional compensation due based on the financial performance of Olifant.  In accordance with the employment agreement the Company issued to the seller 100,000 shares of its common stock in May 2009.

The following table presents unaudited pro forma information including sales and net loss had the operations of the above described acquisition been combined with the Company’s business as of the first day of the period shown. This information has not been audited to reflect any changes in the operations subsequent to acquisition by the Company. Changes in the operations of the acquired business includes, but are not limited to, changes in trade practices, changes in distribution network, changes in marketing and promotional programs and personnel. Had any of these changes been implemented by the former management of the business acquired prior to acquisition by the Company, the sales and net income information might have been materially different than the actual results achieved and from the pro forma information provided below.

	Year Ended April 30,
	2009	2008

Net sales	$3,612,376	$5,501,796

Net loss	(5,106,956)	(6,525,466)

Net loss per share (basic and diluted)	(0.06)	(0.08)

Weighted average number of common shares (basic and diluted)	83,947,221	80,014,601

10. Notes and Loans Payable

As of April 30, 2009 and 2008 Notes and loans payable consisted of the following:

	2009	2008
Due to RBCI(a)	$-	$500,000
Convertible note(b)	286,623	250,000
Revolving finance facility(c)	-	307,940
Olifant note(d)	1,061,764	-
Purchase order facility(e)	1,223	-
Other (f)	49,720	-
	1,399,330	1,057,940
Less current portion	931,267	-

Long-term portion	$600,000	$1,057,940

(a)
On October 27, 2005, the Company acquired certain assets of Rheingold Beer (“Rheingold”) and assumed certain obligations from Rheingold Brewing Company, Inc. (“RBCI”). At closing Holdings issued 724,638 shares of common stock with a fair value of approximately $650,000 to RBCI and assumed approximately $142,000 of their liabilities and were contractually obligated to RBCI to issue an additional $500,000; payable in Holdings common stock with a value of $350,000 and $150,000 cash, accruing no interest. The obligation due RBCI was originally due on October 27, 2006. Due to nonpayment of the balance as a result of disagreements over certain of the acquired assets and liabilities, the Company was sued by RBCI. On January 15, 2009 the Company reached a settlement with RBCI in which the Company issued 350,000 shares of common stock in full satisfaction of the balance owed to RBCI. Based on the fair value of the 350,000 shares of $91,000 in the date the agreement was reached the Company has recognized a gain on such settlement of $409,000 which is included in Other income for the year ended April 30, 2009.

(b)
In October 2006, the Company borrowed $250,000 and issued a convertible promissory note in like amount. The due date of the loan was originally extended by the Company to October 2008 from October 2007 in accordance with the terms of the original note agreement. On March 1, 2009 the note was amended to extend the due date to October 18, 2009. As of March 1, 2009, the principalamount of the amended note is $286,623, which includes the original $250,000 of principal plus accrued and unpaid interest of 36,623 as of March 1, 2009. The amended note is convertible into shares of our common stock at $0.35 per share, a decrease from the $0.60 price under the original note but at a premium to the market price on the date of the amended agreement, with certain anti-dilution provisions. The note bears interest at 12% per annum which is payable quarterly. At the option of the lender, interest can be paid in shares of Company common stock. Under the terms of the amended note monthly principal payments of $20,000 were to commence June 1, 2009 with the balance paid at maturity. As of July 2009 the Company had not made any payments under the amended note and has reached an informal agreement with the note-holder, to issue 50,000 shares of the Company’s common stock for each week of nonpayment. As of August 3, 2009 the Company has issued the note-holder 400,000 shares of its stock to remain in compliance with the amended note.  As consideration for extending the note the Company issued the lender 286,623 shares of Company common stock which had a value of $42,992 on March 1, 2009. As of the April 30, 2009 the unamortized balance of the 286,623 shares issued was $30,710 which is included in Other current assets as of April 30, 2009. During the year ended April 30, 2008 the Company issued the note holder an aggregate of 49,307 shares of Company common stock to satisfy an aggregate of $29,583 of unpaid interest accrued through October 10, 2007. In February 2008 the Company paid the note holder an additional $7,742 for interest accrued through January 10, 2008. At April 30, 2009 and 2008 accrued interest on this loan aggregated $5,760 and $9,283, respectively, which is included in accrued expenses on the accompanying balance sheets. In October 2006, connection with this borrowing, we issued warrants to purchase 250,000 shares of our common stock for $0.60 per share. These warrants are exercisable for a five-year period from the date of issuance. The Company had determined, as of the date the notes were issued, the warrants had a value of $48,000 which was expensed over the original term of the note.

(c)
In June 2006, the Company entered into a $10 million, three year, working capital revolving finance facility with Sovereign Business Capital (“Sovereign”) (formally BACC), a division of Sovereign Bank. Interest on the line of credit was prime rate plus 1.5%. The facility was secured by a first security interest in the assets of the Company (other than those of Olifant). In early December 2008 the Company was notified by the lender, Sovereign, that the lender calculated interest on the working capital line incorrectly since the inception of the line in June 2006.  On December 17, 2008 the Company modified the terms of its credit facility with Sovereign Business Capital. Pursuant to this modification all amounts owed under the credit facility would be due April 3, 2009 rather than June 2, 2009 and in order to reduce our fees on the unutilized credit line, and to satisfy Sovereign's request, we reduced the amount we can borrow under the facility to $300,000. In consideration for the modifications the amount of the past due interest was reduced to $50,000 (from $100,000) and further reduced at termination on April 2, 2009 by an additional $10,000.

(d)
On January 15, 2009 (the “Closing”), the Company acquired 90% of the capital stock of Olifant U.S.A, Inc. (“Olifant”) , pursuant to a Stock Purchase Agreement (the “Agreement. The Company has agreed to pay the sellers $1,200,000 for its 90% interest: $300,000 in cash and common stock valued at $100,000 to be paid 90 days from the Closing date The initial cash payment of $300,000 which was due 90 days from Closing, was initially reduced by $138,000 at Closing because Olifant’s liabilities exceeded the amount provided for in the Purchase Agreement.  In accordance with the Agreement, the initial cash payment was subject to additional offsets to be mutually agreed upon by both parties. As of July 31, 2009 the parties have agreed to additional offsets aggregating $4,702 with potential offsets of $37,030 which are to be determined by August 20, 2009 in accordance with a supplementary agreement entered into by the parties, Settlement Agreement and General Release, on July 31, 2009. The initial payment in accordance with the supplementary agreement is due August 31, 2009.  The Company issued a promissory note for the $800,000 balance. The promissory note is payable in four annual installments, the first payment is due one year from Closing. Each $200,000 installment is payable $100,000 in cash and Company stock valued at $100,000 with the stock value based on the 30 trading days immediately prior to the installment date. The cash portion of the note accrues interest at a rate of 5% per annum.

.
(e)
Balance on borrowings under purchase order financing facility with Hartsko Financial Services, LLC (“Hartsko”). Advances under the facility are subject to a 3% fee for the first 30 days they remain outstanding and 1% for each 10 days they remain unpaid.  Hartsko has a first security interest in the assets of the Company to the extent of this advance.

(f)
As of April 30, 2009, $40,000 is owed to a shareholder of the Company and $9,720 is owed to a member of the Company’s board of directors under an informal agreement s with the Company for amounts advanced to the Company for working capital purposes. Amounts owed to the shareholder accrues interest at a rate of 18%   per annum.  In June 2009, the director was repaid $11,220 which includes interest of $1,500.

11. Accrued Expenses

As of April 30, 2009 and 2008 Accrued Expenses consist of the following:

	2009	2008
Payroll, board compensation, and consulting fees owed to officers, directors and shareholders	$1,565,964	$742,567
All other payroll and consulting fees	470,061	218,413
Interest	17,465	11,339
Others	846,935	262,846
	$2,900,425	$1,235,165

12. Shareholders' Equity (Deficiency)

In addition to those referred to in Notes 8, 9, 10 and 13, additional transactions affecting the Company's equity for the years ended April 30, 2009 and 2008 are as follows:

On January 15, 2009 our stockholder approved the number of shares of common stock we are authorized to issue to 500,000,000 shares.

In March 2009 a consultant to the Company elected to convert $120,000 due him for consulting fees into shares of Company stock at a price of $0.35 per share resulting in the Company issuing 342,857 shares to him.  In February 25, 2008 the same consultant elected to convert $190,000 due him for consulting fees into shares of Company common stock at a price of $0.50 per share resulting in the Company issuing 380,000 shares to him. The conversions were at a premium to the market price of the Company’s common on the date of the elections to convert.

On January 8, 2009 the Company issued 400,000 shares of its common stock in consideration for legal fees. The aggregate value of the shares was $72,000 on the date of grant.

On December 12, 2008 the Company’s CEO converted $10,000 of deferred compensation into 28,571 shares of common stock at a price of $0.35 per share.

On December 11, 2008 the Company issued 50,000 shares valued at $5,241 of common stock to an employee as a bonus for services performed. The value of the stock issued aggregated $8,000.

On December 10, 2008 the Company issued 15,664 shares of its common stock to one of its director for reimbursement of expenses.

In November 2008 the Company issued warrants to purchase 275,000 shares of its common stock in connection with a promotional agreement.  The warrants, which have an exercise price of $0.50 per share of common stock, expire five years from the date of the agreement. Management has determined that the aggregate value of the warrants was $6,740 based on the market price of the Company’s common stock on the date of grant.

On October 27, 2008, in order to encourage holders of warrants which we issued in our January Financing (described below) to exercise their warrants, and enabling us to decrease the number of unexercised warrants and raise short-term working capital at low cost,  the Company reduced the exercise price from $.50 to $0.20 per share of common stock for a period of 5 trading days, subject to adjustment in the event that the Company’s stock traded  for $1.50 or higher (subject to adjustments for forward and reverse stock splits, recapitalizations, stock dividends, and the like after the date hereof)  for ten (10) consecutive trading days through February 28, 2009, which it did not, then the exercise price would have  reverted  to the exercise price of $.50 per share and the warrant holders would have been required to pay the Company the difference of $.30 per share, as part of this re-pricing program. Each of the investors who participated in the January Financing exercised all of the warrants issued in the private placement  representing a total of 3,777,778 newly issued shares of common stock, resulting in proceeds to the Company of $755,556 less a due diligence fee paid of $70,693. We also agreed to reduce the conversion price of the preferred stock acquired by these investors in our December Financing (described below) from $0.50 per share of common stock to $0.35 per share. There are a total of 11,000 shares of preferred shares outstanding with a redemption value of $11,000,000 which if all the preferred stock was converted would result in the issuance of 31,428,571 shares of our common stock. One other investor, Greenwich Beverage Group LLC, who is controlled by a member of our board of directors, elected to exercise warrants for a total of 166,667 shares of common stock at $0.20 per share, which the Company reduced from $1.25, for an aggregate exercise price of $33,333.

In September 2008 as a bonus for work performed the Company granted its Chief Financial Officer warrants to purchase 300,000 shares of its common stock at an exercise price of $.50 per share.  The warrants expire five years from the date of the agreement. Management has determined that the aggregate value of the warrants was $4,200 based on the market price of $0.26 per share of the Company’s common stock on the date of grant.

In July 2008 in connection with an extension of a licensing agreement for one of our brands the Company issued 100,000 shares of common stock and warrants to purchase an additional 300,000 shares of common stock to a charitable organization supported by one of the icons with whom we have a relationship. Company management has determined the value of such shares at the date of grant was $25,000. Under the terms of the warrant agreement 100,000 shares of common stock are exercisable September 1, 2009, 100,000 shares of common stock are exercisable September 1, 2010, and 100,000 shares of common stock are exercisable September 1, 2011. The exercise price of the warrants is $0.50 per share. The warrants expire five years from the date they are first exercisable. Management has determined that the aggregate value of the warrants was $3,000 based on the market price of $0.25 per share of the Company’s common stock on the date of grant.

In June 2008, 50,000 shares of our common stock and warrants to purchase an additional 150,000 shares or shares of our common stock were issued to one of the Company’s vendors as part of an agreement to sell their brand. The aggregate market value of the stock issued was $12,500 based on the market price on the date of grant. The exercise price of the warrants is $0.50 per share. The warrants expire five years from the date of the agreement. Management has determined that the aggregate value of the warrants was $1,700 based on the market price of $0.25 per share of the Company’s common stock on the date of grant.

In April 2008 the Company issued 300,000 shares of its stock to three consultants (100,000 shares each) for their contributions relating to certain strategic transactions which the Company entered. The aggregate value of the shares, based on the date the shares were granted, aggregated $99,000 which is included in selling, general and administrative expenses for the year ended April 30, 2008.

On March 28, 2008 a consultant elected to convert $16,818 due him for consulting fees into shares of Company stock at a price of $0.37 per share, which was the market price on the date of election (grant), resulting in the Company issuing 45,455 shares to him.

On January 17, 2008 the Company’s Chief Executive Officer (CEO) elected to convert $25,000 due him for compensation into shares of Company common stock at a price of $0.50 per share, which was at a premium to the market price, resulting in the Company issuing 50,000 shares to him.

On December 18, 2007 (the "Closing Date") the Company sold to three related investors (the "December Investors") an aggregate of 3,000 shares of our Series A Preferred Stock, $.001 par value (the "Preferred Stock"), at a cash purchase price of $1,000 per share, generating gross proceeds of $3,000,000 (the “December Financing”). The Preferred Stock has no voting or dividend rights. Out of the gross proceeds of the December Financing, we paid Midtown Partners & Co., LLC (the "Placement Agent") $180,000 in commissions and $30,000 for non-accountable expenses. We also issued, to the Placement Agent, warrants to acquire 600,000 shares of our Common Stock for a purchase price of $.50 per share (the "Placement Agent Warrants"), which warrants are exercisable for a five year period and contain anti-dilution provisions in the events of stock splits and similar matters. Both the commissions and expenses were accounted for as a reduction of Additional Paid in Capital.

The financing that we consummated in January 2007 (the “January Financing”) provided participating investors (the “January Investors”) rights to exchange the common stock they acquired for securities issued in subsequent financings which were consummated at a common stock equivalent of $2.00 per share or less. Under this provision, the January Investors have exchanged 4,444,445 shares of common stock for 8,000 shares of Preferred Stock. The 4,444,445 shares returned were accounted for as a reduction of Additional Paid in Capital and a reduction of Common Stock since the shares have been cancelled. Also in the January Financing, the January Investors acquired warrants to purchase 3,777,778 shares of our common stock at an exercise price of $3.00 per share (the “January Warrants”).  These warrants were exercised at $.20 per share of common stock. In total we have issued $11,000,000 of our Series A Preferred Stock, which under their original terms were convertible into our Common Stock at $0.50 per share, are now convertible at $0.35 under the provisions of our Warrant Repricing Program.

Each of our December Investors participated in the January Financing but not all of our January Investors participated in the December Financing.

In October 2007 the Company issued 200,000 shares of our common stock with a value of $80,000 for payments towards legal fees (RBCI and other matters.

In July 2007 the Company issued 1,000 shares of our common stock as a bonus for work performed by an independent contractor.

In June 2007 a member of our Board of Directors was issued 40,000 shares of our common stock as compensation for serving on the Board. The aggregate value of the stock issued was $50,000 based on the market price on the date of grant.

As of April 30, 2009, warrants to purchase 6,444,423 shares of Holdings common stock were outstanding, in addition to warrants previously disclosed in Notes 8,9,10, and this Note 12,  are as follows:

In October and November 2006, the Company sold 1,750,000 shares of its common stock for $1,050,000 to investors. Greenwich Beverage Group, LLC (“Greenwich”), an entity controlled by a member of our board of directors acquired 333,333 shares of common stock for $200,000. In addition, these investors were issued warrants, exercisable for five years from the date of the investment, to purchase 875,000) shares of common stock at a price of $1.25 per share. The Company has the option to redeem up to 50% of the warrants at anytime prior to exercise at a price of $0.50 per warrant. In October 2008, Greenwich elected to exercise their warrants at $0.20 per share, with the Company receiving $33,333 in proceeds.

Warrants were issued in connection with convertible notes issued in July 2006 to purchase an aggregate of 300,000 of Holding’s common stock at an exercise price of $0.50 per share. The warrants were issued in lieu of interest payments. The warrants expire five years from the date of issuance.

In February 2006, the Company issued warrants to purchase 250,000 shares of common stock at a price of $0.56 per share to a consultant in connection with consulting services rendered the Company. The warrants are exercisable through February 2011.

Warrants issued in connection with convertible notes issued between December 2005 and February 2006 to purchase an aggregate of 445,646 shares of Holding’s common stock at an exercise price of $0.45 per share. The warrants may be exercised at any time up to five years from the date of the notes. Warrants to purchase 55,556 shares are owned by Greenwich and warrants to purchase 83,333 shares are owned by a significant shareholder of the Company.

Warrants were issued in connection with senior convertible notes which were issued between March and May 2005 to purchase an aggregate of 1,350,000 shares of Holdings common stock at a per share price of $0.45. These warrants also have cashless exercise provisions. The warrants may be exercised at any time up to five years from the date of the notes. Warrants to purchase 100,000 shares are owned by Greenwich. In December 2006 three of the warrant holders exercised their warrants under the cashless exercise provisions of the warrants receiving an aggregate of 402,587 shares of the Company's common stock. Warrants to purchase an aggregate 0f 820,000 shares of the Company’s stock remain outstanding.

Warrants

The following is a summary of the Company's outstanding warrants as of April 30, 2009

	Warrants	Per Warrant
Warrants outstanding May 1, 2007	7,262,868	$2.05

Granted	801,000	1.28

Granted	600,000	0.50

Re-price(a)	(3,777,778)	3.00

Re-price(a)	3,777,778	0.50

Exercised	—	—

Forfeited	—	—

Warrants outstanding April 30, 2008	8,663,868	0.78

Granted	1,725,000	0.50

Reprice(b)	(3,777,778)	0.50

Re-price(b)	(166,667)	1.25

Re-price(b)	3,944,445	0.20

Exercised(b)	(3,944,445)	0.20

Forfeited	—	—

Warrants outstanding April 30, 2009	6,444,423	$0.85

The value of the warrants on the date of grant was calculated using the Black-Scholes formula with the following assumptions: risk free – rate 2-4%, expected life of warrants –  5-10 years, expected stock volatility – 20-35%, expected dividend yield – 0%.

(a)
Reduction in the exercise price pursuant to the provisions of the January  Warrants which resulted in the reduction of the exercise price as a result of the December Financing. The exercise price of the January Warrants have been reduced to $.50 per share (as previously in this  Note 12)

(b)
Reduction in the exercise price pursuant to the provisions of the October 2008 warrant re-pricing. The warrants were exercised in accordance with the agreement (as previously disclosed in this Note 12).

13. Stock Incentive Plan

In January 2009, the Company’s shareholders approved the 2008 Stock Incentive Plan (the” Plan”) which provides for awards of incentives of non-qualified stock options, stock, restricted stock and stock appreciation rights for its officers, employees, consultants and directors in order to attract and retain such individuals and to enable them  to participate in the long-term success and growth of the Company. There are 10,000,000  common shares reserved for distribution under the Plan, of which 3,050,000 remain available. Stock options granted under the Plan are granted with an exercise price at or above the fair market value of the underlying common stock at the date of grant, generally vest over a four year period and expire 5 years after the grant date.

On March 12, 2009 the Company granted  an aggregate of 5,775,000 options under  its 2008 Stock Incentive  Plan to various employees, the directors of the Company, and to two consultants  to the Company.  The exercise price of the options granted to employees  and directors and one  of the consultants  was at the market value (other than those issued to our CEO which was at a 10% premium to the market value)  of the underlying common stock at the date of grant. The exercise price of the options granted to the other consultant, $0.35,  was above the fair market value of the underlying common stock at the date of grant. The value of the options on the date of grant was calculated using the Black-Scholes formula with the following  assumptions: risk free frate-2%, expected life of options –5 years, expected stock volatility -67%, expected dividend yield -0%.

The Company issued an aggregate of 4,175,000 options to purchase shares of its common stock to its employees including 2,500,000 to its CEO, 500,000 to its COO and 300,000 to its CFO.  The options  granted  to employees of the Company vest over a four year period and expire five years after the grant date. The cost of the options, $375,750,   is expected to be recognized over the four year vesting period of the non-vested options.  For the year ended April 30, 2009 the Company  has recognized $12,611 of stock based compensation which is included in selling, general and administrative expenses. At April 30, 2009. total unrecognized compensation cost amounted to $363,139. The options awarded to the directors (1,000,000) of the Company and the consultants (600,000) vested immediately upon grant. The cost of these options aggregated $129,000 which is included in selling, general and administrative expense for the year ended April 30, 2009.

The Company did not issue options to purchase shares of its common stock prior to the year ended April 30, 2009.

A summary of the options outstanding under the Plan is as follows:

	2009		2008
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	-	$-	-	$-
Granted	5,775,000	0.18	-	-
Forfeited	-	-	-	-
Outstanding at end of period	5,775,000	$0.18	-	$-
Exercisable at end of period	1,600,000	$0.22	-	$-
Weighted average fair value of grants during the period		$0.09		$-

The following table summarizes activity pertaining to options outstanding and exercisable at April 30, 2009:

	Options Outstanding		Options Exercisable
Exercise price	Shares	Weighted Average Remaining Life in Years	Shares	Weighted Average Exercise Price	Intrinsic Value

0.160	2,775,000	4.87	1,100,000	$0.16	$-
0.176	2,500,000	4.87	-	-	-
0.350	500,000	4.87	500,000	0.35	-
	5,775,000	4.87	1,600,000	$0.22	$-

The following table summarizes activity pertaining to the Company’s non-vested options for the years ended April 30, 2009 and 2008:

	Shares	Weighted Average Exercise Price
Nonvested at April 30, 2007
Granted	-	$-
Canceled or expired	-	-
Vested	-	-
Nonvested at April 30, 2008	-	-
Granted	5,775,000	$0.18
Canceled or expired	-	-
Vested	(1,600,000)	0.22
Nonvested at April 30, 2008	4,175,000	$0.17

The fair value of each option  award is estimated on the date of grant using the Black-Scholes option pricing model and is affected by assumptions regarding a number of highly complex and subjective variables  including expected volatility, risk-free interest rate, expected dividends and expected term. Expected volatility is based on the historic volatility of the Company’s stock over the expected life of the option. The expected term and vesting of the option represents the estimated period of time until the exercise and is based on management’s estimates, giving consideration to the contractual term, vesting schedules and expectations of future employee behavior. The risk-free interest rate is based on the U.S . Treasury yield curve in effect at the time of grant for the expected term of the option. The Company has not paid dividends in the past and does not plan to pay any dividends in the near future. SFAS 123R, “Share Based Payment,” also requires the Company to estimate forfeitures at the time of grant and revise these estimates, if necessary, in subsequent period if actual forfeitures differ from those estimates. The Company estimates forfeitures of future experience while considering its historical experience.

The fair value of options at date of grant was estimated using the Black-Scholes option pricing model utilizing the following weighted average assumptions:

Risk-free rate	2.0%
Expected option life in years	5.0
Expected stock price volatility	67%
Expected dividend yield	0%

Also on March 12, 2009, the Company granted 1,175,000 shares of  its common stock under the Plan to several of  its employees as consideration for past services they have performed for the Company. The value of the stock on the date of grant aggregated $188,000 which is  included in selling, general and administrative expenses for the year ended April 30, 2009 and accrued expense as of April 30, 2009 as  none of these shares were issued as of  that date.

14. Income Taxes

No provision for taxes on income is included in the accompanying statements of operations because of the net operating losses in both fiscal years and changes in valuation allowance for the years. Holdings and Drinks previously filed income tax returns on a June 30 and December 31 tax year, respectively; however, both companies applied for and received a change in tax year to April 30 and file a federal income tax return on a consolidated basis. The consolidated net operating loss carry forward as of April 30, 2009 is approximately $28,500,000, available to offset future years' taxable income expiring in various years through 2029.

As of April 30, 2009 and 2008, components of the deferred tax assets are as follows:

	2009	2008
Net operating loss	$10,800,000	$9,600,000
Compensation	496,000	450,000
Royalties	50,000	-
Accounts receivable	49,000	-
Inventory	38,000	-
Stock based compensation	54,000	-
	11,487,000	10,050,000
Less valuation allowance	(11,487,000)	(10,050,,000)

	$—	$—

A valuation allowance has been provided against the entire deferred tax asset due to the uncertainty of future profitability of the Company.

Management's position with respect to the likelihood of recoverability of these deferred tax assets will be evaluated each reporting period.

Reconciliation of the differences between the statutory tax rate and the effective income tax rate is as follows for the year ended April 30, 2009 and 2008:

	2009	2009

Statutory federal tax (benefit) rate	(34.00)%	(34.00)%
Statutory state tax (benefit) rate	(4.00)%	(4.00)%
Valuation allowance	38.00%	38.00%

Effective income tax rate	—	—

15.. Related Party Transactions

Related party transactions, in addition to those referred to in Notes 9 and 10 are as follows:

Consulting and Marketing Fees

For each of the years ended April 30, 2009 and 2009, the Company incurred fees for services rendered related to sales and marketing payable to a limited liability company which was controlled by a member of the Company’s board of directors, and previous  chairman of the board aggregating $84,000. As of April 30, 2009 and 2008  unpaid fees owed to the chairman's firm, aggregated $174,550 and  $98,550, respectively.

In fiscal 2003 we entered into a consulting agreement with a company wholly owned by a member of the Company's board of directors. Under the agreement the consulting company is being compensated at a rate of $100,000 per annum. As of April 30, 2009 and 2008 we were indebted to the consulting company in the amount of $256,248 and  $156,248, respectively.

In December 2002 the Company entered into a consulting agreement with one of its shareholders which provides for $600,000 in fees payable in five fixed increments over a period of 78 months. The agreement expires on  June 9, 2009. The Company has an informal agreement with the shareholder pursuant to which he has the option of converting all or a portion of the consulting fees owed him into shares of Holding's common stock at a conversion price to be agreed upon. For each of the years ended April 30, 2009 and 2008 consulting fees incurred to this shareholder aggregated $120,000. In March  2009 the consultant elected to convert $120,000  due him for consulting fees into shares of Company stock at a price of $0.35 per share resulting in the Company issuing 342,857  shares to him.  In February, 2008 the consultant elected to convert $190,000 due him for consulting fees into shares of Company common stock at a price of $0.50 per share resulting in the Company issuing 380,000 shares to him. Each of the conversions were  was at a premium to the market price of the Company’s common on  the date of the elections  to convert.  As of April 30, 2009 and 2008 amounts owed to this shareholder aggregated $30,000.

Legal Fees

For the year ended the Company granted to a member of our board of directors options to purchase 400,000 shares of our Company stock, under our Plan,  for legal services he provided the Company. The fair market value of the options issued, which vested 100% upon grant, aggregated $45,000 based on the assumptions disclosed in Note 13.  For the years ended April 30, 2008, the Company incurred legal fees payable to a company which was controlled by  this director  aggregating.  $57,633.

Royalty Fees

In connection with the Company's distribution and licensing agreements with its equity investee the Company incurred royalty expenses for the years ended April 30, 2009 and 2008 of approximately $30,000 and $62,000, respectively. The operations and the net assets are immaterial.

Loan Payable

From July 2007 through April 2009 the Company borrowed an aggregate of $654,435 from our CEO for working capital purposes.   The borrowings bear interest at 12% per annum.. For  the years ended April 30, 2009 and 2008 interest incurred on this loan aggregated $38,204 and $37,798, respectively.  As of  April 30, 2009 and, 2008 amounts owed to our CEO on these loans including accrued and unpaid interest aggregated $305,935 and $232,547, respectively.

16. Customer Concentration

For the years ended April 30, 2009 and 2009 our largest customer accounted for approximately 16% and 12%, respectively of net sales. For the year ended April 30, 2008 another customer accounted for 10% of net sales.

17. Commitments

Lease

The Company leases office space under an operating sublease, with minimum annual rentals of $50,000 through September , 2009. The Company leased additional office under an operating lease, which expired in March 2009,  that required minimal annual rental payments of $51,600.

Rent expense for these leases aggregated approximately $101,000 and $99,000 for the years  ended April 30, 2009 and 2008, respectively.

Future minimum payments for all leases are approximately as follows:

Year Ending
April 30,	Amount
2010	20,833

 License Agreement

In November 2005 the Company entered into an eight-year license agreement for sales of Trump Super Premium Vodka. Under the agreement the Company is required to pay royalties on sales of the licensed product. The agreement requires minimal royalty payments through November 2012 which if not paid could result in termination of the license. The Company is currently in default under the terms of its license agreement with  Trump Marks LLC. The licensor has the right to terminate the license, but at present has not formally asserted that right. The Company under a non documented arrangement with the licensor is continuing to sell the product. The Company and licensor are currently in discussion to amend the agreement under mutually beneficial terms.

In 2008  the Company entered into a licensing agreement with Vetrerie Bruni S.p.A. (“Bruni”), which has  the patent to the Trump Vodka bottle design. The agreement is retroactive to January 1, 2008 and calls for annual minimum royalties of $150,000. Royalties are due on a per bottle basis on bottles produced by another bottle supplier of approximately 18% of the cost of such bottles.  The agreement terminates upon the expiration of the patent or the expiration  of the Company’s license agreement with  Trump Marks LLC. At  April 30, 2009 the Company has accrued $200,00 in fees due Bruni. Due to nonpayment of the outstanding  balance the  Company was sued by Bruni  (see Note 14).

In February 2008 we entered into a joint venture with Grammy Award-winning producer and artist, Dr. Dre. The Company and Dr. Dre have formed the joint venture to identify, develop, and market premium alcoholic beverages, The deal is under the umbrella of the agreement between the Company and Interscope Geffen A&M Records.  Our Leyrat Cognac is the joint ventures’ first beverage.
In January 2009 the Company launched its Leyrat Estate Bottled Cognac which it imports from a 200 year old distillery in Cognac France. The Company granted 10% of its 50% interest in the brand to the producer of the product , leaving us with a 45% interest, in return for the rights to distribute the product in the United States. The Company has 5% of the rights for the brand in Europe.

Litigation

In June 2009, Richard Shiekman, a former employee of the Company, filed a claim against the Company and our chief Executive Officer  in Superior Court of Connecticut, Fairfield County (CV 09 4028895 S). The plaintiff seeks $127,250 of unpaid wages and commissions and, $1,500 for reimbursement of expenses. The maximum exposure to the Company and our CEO is $387,000 for treble damages plus attorneys’ fees and costs. The Company believes that the claims made by the plaintiff are false and plans to vigorously defend this suit,. In addition, the Company plans to commence a countersuit for damage and theft of services.  We pledged 2,325,000 shares of Company stock in lieu of a prejudgment remedy.

In February 2009, Vetrerie Bruni S.p.A the company which has the patent to the Trump Vodka bottle design filed a complaint against us in the U.S. District Court, Southern District of New York for alleged breach of contract and seeking $225,000 for alleged past due invoices and royalties. The Company is currently engaged in settlement negotiations and if a settlement is not reached the case will be defended.

In June 2009, Liquor Group Wholesale, Inc. (“Liquor Group”) a company which provided distribution services for us in several states filed a claim for damages against us in Duval County Florida for alleged damages including breach of contract and is seeking approximately $2 million in damages. It is the Company’s  strong opinion that the claim arose out of our termination of the agreements we had with them for their nonperformance, failure of the plaintiff  to accurately report sales to the Company and their withholding of information required by the agreements. The Company filed a counterclaim of $500,000 for damages against Liquor Group and has denied their claimed breach of contract claim previously made against it. The Company contends that it is owed money by Liquor Group under the agreements.

Other than the above we believe that the Company  is currently not subject to litigation, which, in the opinion of our management, is likely to have a material adverse effect on us.

We may, however, become involved in litigation from time to time relating t claims arising in the ordinary course of our business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

Other

In April 2009 the Company entered into a  sponsorship  agreement with concert producer and promoter to promote Olifant Vodka  in its  concert tour  which  runs from July  10, thru August 8, 2009.  In consideration for their services the Company has given the promoter the following: 1,500,000 shares of  its stocks which were issued in May 2009; 3% of the net profits of Olifant for each fiscal year beginning  following the third anniversary of the agreement (years  beginning May 2012) and ending  the earlier of Olifant’s fiscal year ending in 2018 or when Olifant is sold.  If  Olifant is sold prior to expiration the promoter will receive 3% of the consideration received from the sale. The Company has agreed to grant an additional 2% (of Olifant or  a future  brand)  for promotion in the 2010 concert tour; and warrants to purchase 200,000 shares of Company stock at an exercise price of 200,000 shares which shall be issued at the end of the 2009  tour. The value of  the 1,500,000 shares issued aggregating  $225,000,  based on the market price of the Company’s stock on the date of the agreement, and the warrants granted , $8,000 , will be amortized over the life of the tour. In accordance with the agreement the amount of cash and stock based consideration issued by the Company shall not be less than $400,000.

 In accordance with the agreement, in May 2009,  the Company issued a promissory note to the promoter  for a loan in the same amount  to cover expenses relating to the tour. The note, which bears no interest, was to be paid in four equal installments beginning in June 2009 is secured by 500,000 shares of Company stock.  The promoter has deferred the requirement of payment under the note pending  the completion of a future financing  for the Company at which time they will elect payment or take the 500,000 shares of stock.

The Company has an agreement with a foreign distributor, through December 2023, to distribute our products in their country. The agreement provides  for a set monthly amount of both product (primarily Trump Super Premium Vodka) to be purchased by the distributor plus the payment to us of an exclusivity fee. Presently the distributor has not received its distribution license. Once the license is received performance under the contract will commence.

18. Subsequent Events

On June 19, 2009 (the "Closing Date") we sold to one investor (the “Investor”) a $4,000,000 non interest bearing debenture with a 25% ($1,000,000) original issue discount, that matures in 48 months from the Closing Date (the Drink’s Debenture) for $3,000,000, consisting of $375,000 paid in cash at closing and eleven secured promissory notes, aggregating $2,625,000, bearing interest at the rate of 5% per annum, each maturing 50 months after the Closing Date(the “Investor Notes”).  The Investor Notes, the first ten of which are in the principal amount of $250,000 and the last of which is in the principal amount of $125,000, are mandatorily pre-payable, in sequence, at the rate of one note per month commencing on the seven month anniversary of the Closing Date.  If the prepayment occurs, the entire aggregate principal balance of the Investor Notes in the amount of $2,625,000, together with the interest outstanding thereon, will be paid in eleven monthly installments (ten in the amount of $250,000 and one the amount of $125,000)such that the entire amount would be paid to us by November 26, 2010.  As a practical matter, the interest rate on the Investor Notes serves to lessen the interest cost inherent in the original issue discount element of the Drinks Debenture. For the mandatory prepayment to occur, no Event of Default or Triggering Event as defined under the Drinks Debenture shall have occurred and be continuing and the outstanding balance due under the Drinks Debenture must have been reduced to $3,500,000 on the seventh month anniversary of the Closing Date and be reduced at the rate of $333,334 per month thereafter.

One of the Triggering Events includes the failure of the Company to maintain an average daily dollar volume of common stock traded per day for any consecutive 10-day period of at least $10,000 or if the average value of the shares are pledge to secure our obligation under the Drinks Debenture (as subsequently described )fall below $1,600,000.

Under the Drinks Debenture, commencing six months after the Closing Date, the Investor may request the Company to repay all or a portion of the Drinks Debenture by issuing the Company’s common stock, $0.001 par value, in satisfaction of all or part of the Drinks Debenture, valued at the Market Price,(as defined in the Drinks Debenture), of Drink’s common stock at the time the request is made
(collectively, the “Share Repayment Requests”).  The Investor’s may not request repayment in common stock if, at the time of the request, the amount requested would be higher than the difference between the outstanding balance owed under the Drinks Debenture and 125% of the aggregate amount owed under the Investor Note.

We may prepay all or part of the Drinks Debenture upon 10-days prior written notice and are entitled to satisfy a portion of the amount outstanding under the debenture by offset of an amount equal to 125% of the amount owed under the Investor Notes, which amount will satisfy a corresponding portion of the Drinks Debenture.  For example, subsequent to receipt of the $375,000 and prior to the receipt of any payments under the Investor Notes, we can satisfy the Drinks Debenture by paying $718,750 to the Investor.

Also as part of this financing, the Investor acquired warrants to purchase 2,500,000 shares of our common stock at an exercise price of $0.35 per share (the “Investor Warrants”).  The Investor Warrants contain full ratchet anti-dilution provisions, as to the exercise price and are exercisable for a five year period.

Out of the gross proceeds of this Offering, we paid the placement agent $37,500 in commissions and we are obligated to pay the placement agent 10% of the principal balance of the Investor Notes when each note is paid. We will also issue to the Placement Agent, warrants to acquire 5% of the shares of our Common Stock which we deliver in response to Share Repayment Requests, at an exercise price equal to the Market Price related to the shares delivered in response to the Share Repayment Request (the "Placement Agent Warrants"), which warrants are exercisable for a five year period, will contain cashless exercise provisions as well as anti-dilution provisions in the case of stock splits and similar matters

Our CEO has  guaranteed our obligations under the Drinks Debenture in an amount not to exceed the lesser of (i) $375,000 or (ii) the outstanding balance owed under the Drinks Debenture.  In addition our CEO, COO, and three other members of our Board of Directors and another of our shareholders, have, either directly, or through entities they control pledged an aggregate of 9,000,000 shares of our common stock to secure our obligations under the Drinks Debenture (the “Pledged Shares”). The Company has pledged an additional 3,000,000 shares of its common stock. The Company has agreed in principle to issue to those individuals who pledged their shares,  0.5 shares of Company stock for each share pledged.

On July 14, 2009 the value of the Pledged Shares fell below the required amount and consequently the  Investor delivered  a notice of default to the Company. On receipt of the notice the Company requested, and the Investor orally agreed, that the penalties the Company would have incurred would not apply. The agreement was subsequently documented and the Investor also waived the application of this provision through October 31, 2009. In response to the default  the Investor to transferred 5,523,645 shares of the Pledged Shares into its own name in order  to commence sale thereof  to satisfy payment of the Drinks Debenture. Accordingly and upon the Company’s request,  Investor agreed to waive its right under an Event of Default.

In order to secure waivers which the investors in our December 2007 financing claimed were required for the Company to consumate this financing (see Note 11), we allowed, and the three December investors elected, to  convert an aggregate of $335,800(335.8 shares) of our preferred stock into 3,358,000 shares of our common stock.

In June 2009, in partnership with rock and roll personality,  Kid Rock, , the Company formed a limited  liability company (LLC) in which it is has a 50% interest and is the managing member. The LLC has the license rights to distribute Kid Rock’s BadAss Beer on a worldwide basis for a term of five years with a option to renew for an additional five years. The license  requires the LLC to  pay the licensor $0.35 per 24 can case (or equivalent liquid volume) with certain minimum royalties for years 2 through 5 of the agreement payable on the first day of the applicable year. In accordance with the agreement the Company is required to issue an entity controlled by Kid Rock warrants to purchase 100,000 shares of our common stock at an exercise price of $.15 per share which was the market value of our common stock at the closing of the agreement. The warrants  are exercisable for a 5 year period. In addition, the Company is required to issue the entity additional warrants based on the sales volume of the product up to additional warrants to purchase 1,000,000 shares of our common stock at an exercise price of $.35 per share. These warrants will also have an exercise period of 5 years.

In May 9, 2009 we issued a sales consultant 85,000 shares of our common stock with an aggregate value of $11,900 for past due fees owed to him.

On July 1, 2009 we issued an aggregate of 333,333 shares of our common stock having an aggregate value of $50,000 to a member of our board of directors for an advance he made to a third, unrelated,  entity for services they provided the Company. The amount the Company was invoiced for these services by the third party was equal to the value of the stock issued to the director.

On July 1, 2009 we issued 28,000 shares of our common stock having an aggregate value of $3,600 to a company which provides freight services to the company.

On July 1, 2009 we issued 100,000 shares of our common stock having an aggregate value of $13,000 to a sales consultant for the Company for services he has provided to us.

On July 29, 2009 we issued 71,500 shares of our common stock having an aggregate value of $10,000 to a consultant  for the Company for services he has performed.

On August 5, 2009 we issued 350,000 shares of our common stock having an aggregate value of $49,000 to an attorney for the Company for services he has performed.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution
We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders.  The estimated expenses of issuance and distribution are set forth below.

SEC filing fee	$53.47
Legal expenses	$75,000	*
Accounting expenses	$2,500	*
Miscellaneous	$5,000	*
Total	$82,553.47	*
 *Estimate

Item 14.   Indemnification of Directors and Officers

Pursuant to Section Seventh of our By-Laws, we have agreed to indemnify our officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law of Delaware, as amended from time to time.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.    Recent Sales of Unregistered Securities

In March and April 2006, we sold 3,266,665 shares of our common stock to six accredited investors for $1,959,999. We issued an additional 100,000 shares for consulting services in satisfaction of fees of $45,000 incurred in connection with this financing.

In June 2006, we borrowed $50,000 from an unrelated accredited investor. We satisfied the loan in January 2007 by issuing 91,101 shares of our common stock. Interest accrued on the loan was paid with an additional 36,364 shares of our common stock.

In July 2006, we borrowed $300,000 from two unrelated accredited entities which are affiliated with one another and issued convertible promissory notes, convertible into shares of our common stock at $0.50 per share, which were converted in December 2006 into 600,000 shares of our common stock. In lieu of interest, we issued to the lenders warrants to purchase an aggregate of 300,000 shares of our common stock for $0.50 per share. These warrants are exercisable for a five year period from the respective date of the notes.

In July 2006, we issued 166,667 shares of our common stock to a charitable organization supported by one of the icons with whom we have a relationship.

In July 2006, we issued 50,000 shares of our common stock to a lender in consideration for an extension of the date a loan was to be repaid.

In August 2006, we borrowed $400,000 from an accredited investor and issued a convertible promissory note convertible into shares of our common stock at $0.60 per share. In December 2006, the note holder converted the $400,000 principal amount plus accrued interest of $15,890 into 693,150 shares of Common Stock and received an additional 333,333 shares for additional interest and charges related to this loan, this lender is a selling security holder in this offering.

In August 2006, we entered into an agreement with one of our consultants who is the sales manager for one of our products, whereby the consultant received 175,000 shares of our common stock, and warrants to purchase 100,000 shares of our common stock at an exercise price of $0.60 per share in consideration for services to be rendered. The warrants are exercisable for a five year period from the date of the agreement. The consultant is to receive warrants to purchase 100,000 shares of our common stock for each year of the contract term with an exercise price to be determined by our Board of Directors. This agreement is for three years with an automatic two year extension.

In October 2006, we borrowed $250,000 from an accredited investor and issued a convertible promissory note in like amount. This note is payable in October 2008 and is convertible into shares of common stock at $0.60 per share. In addition, the lender received warrants to purchase 250,000 shares of our common stock at $0.60 per share. These warrants are exercisable for a five year period from the date of the loan.

Between October and November 2006, we sold 1,750,000 shares of our common stock for $1,050,000 to four accredited investors, one of which is an entity controlled by Mr. Schwalm, a member of the our Board of Directors. Two of these investors are selling security holders in this offering. In addition, these investors were issued warrants, exercisable for five years from the date of the investments, to purchase 875,000 shares of common stock at a price of $1.25 per share. The Company has the option to redeem up to 50% of the warrants at any time prior to exercise at a price of $0.50 per warrant. Between October and December 2006, we sold, in a private placement, 708,335 shares of our common stock for $425,000 to seven accredited investors. In connection therewith, we paid $33,980 to a placement agent, Basic Investors, Inc.

In October 2006, 20,000 shares of our common stock were issued to a vendor who provided packaging design services to us, in satisfaction of unpaid invoices in the amount of $12,000.

In November 2006, we issued 140,000 shares of our common stock to or at the direction of an entity which distributes our products in consideration for services rendered.

In December 2006, we issued 280,000 shares of our common stock to an entity which provided marketing services to us in satisfaction of unpaid invoices of $140,000.

On December 5, 2006, we issued 1,138 shares of our common stock to a sales broker in consideration for services rendered.

In December 2006, we sold 41,667 shares of our common stock to two accredited investors for $25,000.

On December 19, 2006, we reached agreements with two lenders who held promissory notes and two lenders who lent money to us without documentation, to satisfy an aggregate amount of $743,135 owed to them, inclusive of interest, by issuing 994,291 shares of our common stock. The note holders and one of the other lenders is either a significant shareholder or an entity he controls.

On December 19, 2006, we reached an agreement with Shep Gordon and Alive Spirits, an entity he controls, which provides consulting services to us, to convert past due amounts owed to them aggregating $312,102, plus penalties for nonpayment into 595,568 shares of our common stock.

On December 19, 2006, we agreed to issue an aggregate of 722,001 shares of our common stock to four employees, one of whom is an officer of the Company and two consultants, one of which is an entity controlled by Mr. Traub, a member of our Board of Directors, for services they have provided to us.

On January 12, 2007, we issued 14,286 shares of common stock, to a sales broker in consideration for services he has provided to us.

On January 17, 2007 we issued 60,000 shares of our common stock to an individual as repayment for a $30,000 loan he made to us.

In February 2007, four members of our Board of Directors, Messrs. Schulman, Klein, Traub and Schwalm were each issued 16,502 shares of our common stock as compensation for serving on our Board of Directors. In addition, Mr. Kenny was issued 16,502 shares of our common stock as a bonus for services he has provided to us in his position as our Chief Executive Officer.

In February 2007, we issued an aggregate of 22,500 shares of our common stock to fifteen brokers in consideration for services to us.

On January 30, 2007, we sold to five accredited investors, who are selling security holders, an aggregate of 4,444,445 shares of our common stock, at a price of $1.80 per share generating gross proceeds of $8,000,000, and warrants to purchase an aggregate of 3,777,778 shares of our common stock for a purchase price of $3.00 per share. We also issued to the placement agent warrants to acquire 444,445 shares of the our common stock for a purchase price of $3.00 per share.

In May 2007, we issued a note holder 23,836 shares of our common stock to satisfy $14,301 of interest accrued through April 10, 2007. This note was issued in October 2006 in the amount of 250,000, bears 12% interest per annum and matures in October 2007. At the option of the lender, the interest accrued on the note is payable in shares of our common stock.

In July 2007, we issued 1,000 shares of our common stock as a bonus for work performed by an independent contractor.

In June 2007, a member of our Board of Directors was issued 40,000 shares of our common stock as compensation for serving on our Board. The aggregate value of the stock issued was $50,000 based on the market price on the date of issuance.

In June 2007, in connection with our new relationship with Interscope Geffen A&M, of Universal Group, we issued warrants to purchase 801,000 shares of our common stock at a price of $1.284 per share. The warrants may be exercised at any time up to June 14, 2017. The warrant has cashless exercise provisions.

In October 2007 the Company issued 200,000 shares of our common stock with a value of $80,000 for payments towards legal fees related to Rheingold beer.

On December 18, 2007, we sold to three related investors who participated in our January 2007 Private Placement an aggregate of 3,000 shares of our Series A Preferred Stock, $0.001 par value, at a cash purchase price of $1,000 per share. We also issued to the placement agent, warrants to acquire 600,000 shares of our Common Stock for a purchase price of $0.50 per share, which warrants are exercisable for a five year period. The financing terms in January 2007 provided participating investors, all of whom are selling security holders, with rights to exchange the common stock they acquired in that private placement for securities issued in subsequent financings consummated at a common stock equivalent of $2.00 per share or less. Under this provision, all of the prior investors including the investors from our December financing have exchanged 4,444,444 shares of our common stock for 8,000 shares of our Preferred Stock, which Preferred Stock is convertible into an aggregate of 16,000,000 shares of our common stock. Also, warrants issued in connection with the January private placement contain full ratchet anti-dilution provisions, as to both the exercise price and the number of shares purchasable under the warrants, which due to the private placement in December, would have resulted in the January warrants representing the right to acquire 22,666,668 shares of our common stock, i.e., an additional 18,888,890 shares (the “Warrant Increment”) at a reduced exercise price of $0.50 per share. We have issued 5,000,000 shares of our common stock to the January Investors, in consideration of their waiver of the Warrant Increment.

In January 2008 the Company’s Chief Executive Officer elected to convert $25,000 due him for compensation into shares of our common stock at a price of $0.50 per share resulting in the our issuing 50,000 shares to him.

In June 2008, we issued 50,000 shares of our common stock and warrants to purchase an additional 150,000 shares of our common stock to one of our vendors as part of an agreement to sell their brand. The aggregate market value of the stock issued was $12,500 based on the market price on the date of grant. The exercise price of the warrants is $0.50 per share. The warrants expire five years from the date of the agreement. Management has determined that the aggregate value of the warrants was $1,700.

In July 2008 in connection with an extension of a licensing agreement for one of our brands the we issued 100,000 shares of common stock and warrants to purchase an additional 300,000 shares of common stock to a charitable organization supported by one of the icons with whom we have a relationship. Under the terms of the warrant agreement 100,000 shares of common stock are exercisable September 1, 2009, 100,000 shares of common stock are exercisable September 1, 2010, and 100,000 shares of common stock are exercisable September 1, 2010. The exercise price of the warrants is $0.50 per share. The warrants expire five years from the date of the shares are exercisable. Management has determined that the aggregate value of the warrants was $3,000.

On August 28, 2008, as part of his consulting agreement, we agreed to issue a sales consultant warrants to purchase an additional 200,000 shares of our common stock at an exercise price of $0.50 per share. This issuance satisfies our requirements for the contract years ending August 2007 and 2008. Also, on August 28, 2008 the consultant agreed to convert $150,000 of past due consulting fees into 300,000 shares of common stock at $0.50 per share which was at a premium to the market price on date of grant.

On August 21, 2008 we issued the principals of a consulting company warrants to purchase 500,000 shares of our common stock at an exercise price of $0.50 per share. The warrants were issued to the principals for their role in the Company securing a strategic relationship. The warrants expire five years from the date of grant.

On September 26, 2008 as a bonus for work performed, we granted our Chief Financial Officer warrants to purchase 300,000 shares of its common stock at an exercise price of $0.50 per share.  The warrants expire five years from the date of the agreement.

On October 23, 2008 under an agreement with one of our consultants, we issued a warrant to purchase 54,000 shares of our common stock at exercise prices ranging from $0.19 to $2.12 per share.

In November 2008 we issued  warrants to purchase 275,000  shares of our common stock in connection with a promotional agreement.  The warrants, which have an exercise price of $0.50 per share of common stock,  expire five years from the date of the agreement.

On December 10, 2009 we issued 15,664 shares of its common stock to one of its director for reimbursement of expenses.

On December 11, 2009 we issued 50,000 shares of  common stock to an employee  as a bonus for services performed. The value of the stock issued aggregated $8000.

On December 12, 2009 our CEO converted $10,000 of deferred compensation into $28,571 shares of common stock at a price of $0.35 per share.

In January 2009, we entered into a six month agreement with a consulting company to provide certain financial advisory services.  As consideration for the agreement we issued 500,000 shares of our in January 2009.

On January 8, 2009 we issued 400,000 shares of its common stock in consideration for legal fees. The aggregate value of the shares was $72,000 on the date of grant.

On January 15, 2009, our wholly-owned subsidiary, entered into a Stock Purchase Agreement with Jack McKenzie and Paul Walraven (together, the Sellers”), the owners of all of the outstanding shares of capital stock of Olifant USA, Inc. (“Olifant”), under which the Purchaser agreed to purchase 90% of the outstanding shares of the capital stock of Olifant (the “Olifant Shares”) from the Sellers for a total purchase price of $1,200,000.  Under the Stock Purchase Agreement, the purchase price is payable as follows: (i) $100,000 in shares of our common stock, with the number of shares determined based upon the closing market price of the common stock on the trading day immediately preceding the date of closing; (ii) $300,000 in cash payable 90 days after the date of closing, subject to reduction (x) for uncollected accounts receivables of Olifant, (y) to the extent the net assets of Olifant at closing is less than zero and (z) based upon certain other mutually agreed upon items; and (iii)  Purchaser’s promissory note in the aggregate principal amount of $800,000. The Note is payable in four annual installments of $200,000, half of which is payable in cash with the other half of each installment payable in shares of common stock of the Company, with the number of shares issuable on each payment date based upon the average closing market price of the common stock for the 30 trading days immediately preceding that payment date.

On March 1, 2009, as consideration for extending a note, we issued the lender 286,623 shares of Company common stock.

Also on March 12, 2009, we granted 1,175,000 shares of our common stock under the Stock Incentive   Plan to several of its employees as consideration for past services they have performed for the Company.

On March 12, 2009 we granted an aggregate of 5,812,000 options under its 2008 Stock Incentive Plan to various employees, the directors of the Company, and to a consultant to the Company.

In March 2009 we issued 350,000 shares of Company stock in consideration for settlement of a note payable in the amount of $500,000.

Mr. J. Patrick Kenny, our Chief Executive Officer and President have guaranteed our obligations under the Drinks Debenture in an amount not to exceed the lesser of (i) $375,000 or (ii) the outstanding balance owed under the Drinks Debenture.  In addition, Mr. Kenny, Mr. Jason Lazo, our Chief Operating Officer, and three other members of our Board of Directors and another of our shareholders, have, either directly, or through entities they control pledged an aggregate of 9,000,000 shares of our common stock to secure our obligations under the Drinks Debenture. The Company has pledged an additional 3,000,000 shares of its common stock.

In May 9, 2009 we issued a sales consultant 85,000 shares of our common stock with an aggregate value of $11,900 for past due fees owed to him.

On June 19, 2009 we sold to one investor a $4,000,000 non interest bearing debenture with a 25% ($1,000,000) original issue discount, that matures in 48 months from the Closing Date for $3,000,000.  Also as part of this financing, the investor acquired warrants to purchase 2,500,000 shares of our common stock at an exercise price of $0.35 per share which are exercisable for a five year period.  We also issued to the placement agent, warrants to acquire 5% of the shares of our common stock.

On July 1, 2009 we issued an aggregate of 333,333 shares of our common stock having an aggregate value of $50,000 to a member of our board of directors for an advance he made to a third, unrelated, entity for services they provided the Company.

On July 1, 2009 we issued 28,000 shares of our common stock having an aggregate value of   $3,600 to a company which provides freight services to the company.

On July 1, 2009 we issued 100,000 shares of our common stock having an aggregate value of $13,000 to a sales consultant for the Company for services he has provided to us.

On July 29, 2009 we issued 71,500 shares of our common stock having an aggregate value of  $10,000 to a consultant for the Company for services he has performed.

In August 2009, a consultant to the Company converted $307,981 of past due and future consideration into 2,053,210 shares of Company stock.

As of August 17, 2009, we entered into a Preferred Stock Purchase Agreement with Optimus Capital Partners, LLC, d/b/a Optimus Special Situations Capital Partners, LLC, an unaffiliated investment fund, which provides that, upon the terms and subject to the conditions set forth therein, Optimus is committed to purchase up to $5,000,000 of our Series B Preferred Stock.  In connection with the foregoing, we also issued to Optimus five-year warrants to purchase 6,750,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the trading day prior to the execution of the Purchase Agreement.  The number of shares exercisable under the warrant will be equal in value to 135% of the purchase price of the Series B Preferred Stock to be issued in respect of the related Notice and the exercise price of a corresponding number of shares is subject to adjustment to equal the closing bid price of our common stock on the trading day preceding the Notice.  We also issued to the placement agent warrants to acquire 5% of the shares of our Common Stock.

As part of our June 2009 sale of our debentures we issued warrants to purchase 2,500,000 shares of our common stock at an exercise price of $0.35 per share (the “Investor Warrants”).  The Investor Warrants contain full ratchet anti-dilution provisions, as to the exercise price and are exercisable for a five year period.

On August 31, 2009, we amended the $4,000,000 debenture we issued to an investor on June 19, 2009.   Pursuant to the amendment, the outstanding balance of the debenture was increased by $400,000 and the debenture will carry an interest rate of 12% per annum.  Also, an affiliate of the Company pledged 1,263,235 shares of our common stock as security for our obligations under the debenture, which increased the total number of shares pledged for this purpose.  In return, the investor has prepaid $200,000 of the notes it issued to the Company in partial payment for the debenture and agreed that the provisions of the debenture relating to a 10% premium and the imposition of default interest will not apply in the event a “Triggering Event”, as defined in the debenture, was to occur in the future.

In October 2006, the Company borrowed $250,000 and issued a convertible promissory note in like amount. The due date of the loan was originally extended by the Company to October 2008 from October 2007 in accordance with the terms of the original note agreement. On March 1, 2009 the note was amended to extend the due date to October 18, 2009. As of March 1, 2009, the principal amount of the amended note is $286,623, which includes the original $250,000 of principal plus accrued and unpaid interest of 36,623 as of March 1, 2009. The amended note is convertible into shares of our common stock at $0.35 per share, a decrease from the $0.60 price under the original note but at a premium to the market price on the date of the amended agreement, with certain anti-dilution provisions. The note bears interest at 12% per annum which is payable quarterly. At the option of the lender, interest can be paid in shares of Company common stock. Under the terms of the amended note monthly principal payments of $20,000 were to commence June 1, 2009 with the balance paid at maturity. As of September 2009 the Company had not made any payments under the amended note and has reached an informal agreement with the note-holder, to issue 50,000 shares of the Company’s common stock for each week of nonpayment. As of July 31, 2009 the Company has issued the note-holder 200,000 and in August 2009 the Company issued an additional 200,000  shares of its stock to remain in compliance with the amended note.

On October 20, 2009, we reached agreements with our Chief Executive Officer and members of our Board of Directors to satisfy obligations owed to them, in the aggregate amount of $1,002,450 for salary, director fees, consulting fees, and satisfaction of a portion of an outstanding loan and the interest accrued thereon, by issuing to them 1,763,607 shares of our common stock and warrants to acquire 9,838,793 shares of our common stock.  Under this arrangement, the valuation of the common stock and the exercise price of the warrants was $0.15 a share, which is a 250 percent premium to the current market price of our shares.  Fifty percent of the warrants can be exercised at anytime during the ten year term and the other 50 percent will only be exercisable at such time as the Company has achieved positive EBITDA for two successive quarters.  If this profitably standard is not realized during the term of the warrants, 50 percent of the warrants will be forfeited.

In connection with our June 2009 sale of our debenture, we allowed, three of the investors in our Series A Preferred Stock, to convert an aggregate of $335,800 (335.8 shares) of our preferred stock into 3,358,000 shares of our common stock. In addition, in August 2009 we allowed the two other holders of our Series A Preferred Stock to convert an aggregate of $134,625 (134.6 shares) of our Series A Preferred Stock into 1,200,000 shares of our common stock.

As of August 17, 2009, we entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Optimus Capital Partners, LLC, d/b/a Optimus Special Situations Capital Partners, LLC, an unaffiliated investment fund, which provides that, upon the terms and subject to the conditions set forth therein, Optimus is committed to purchase up to $5,000,000 of our Series B Preferred Stock.  Under the terms of the Purchase Agreement, from time to time until August 16, 2011 and at our sole discretion, we may present Optimus with a notice to purchase such Series B Preferred Stock (the “Notice”).  Optimus is obligated to purchase such Series B Preferred Stock on the tenth trading day after the Notice date, subject to satisfaction of certain closing conditions.  Optimus will not be obligated to purchase the Series B Preferred Stock (i) in the event the closing price of our common stock during the nine trading days following delivery of a Notice falls below 75% of the closing price on the trading day prior to the date such Notice is delivered to Optimus, or (ii) to the extent such purchase would result in Optimus and its affiliates beneficially owning more than 9.99% of our common stock or other voting securities or otherwise becoming our affiliate.  Our ability to send a notice is also subject to certain conditions.  Therefore, the actual amount of Optimus’ investment is not certain.

In connection with the Purchaser Agreement, we agreed to issue to Optimus five-year warrants to purchase 51,923,077 shares of our common stock at an exercise price of $0.13 per shares (the closing price of our common stock on the trading day prior to the execution of the Purchase Agreement).  The number of shares exercisable under the warrant will be equal in value to 135% of the purchase price of the Series B Preferred Stock to be issued in respect of the related Notice and the exercise price of a corresponding number of shares is subject to adjustment to equal the closing bid price of our common stock on the trading day preceding the Notice.  Each warrant will be exercisable on the earlier of (i) the date on which a registration statement registering for resale the shares of common stock issuable upon exercise of such warrant becomes effective and (ii) the date that is six months after the issuance date of such warrant.   We will also issue Source Capita, warrants to acquire 5% of the shares of our Common Stock which we deliver on exercise of the Warrants with an exercise price equal to the exercise price of the Warrants that were exercised, which warrants are exercisable for a five year period, will contain cashless exercise provisions as well as anti-dilution provisions in the case of stock splits and similar matters.

On November 9, 2009, we received gross proceeds of $100,000 and issued a Convertible Promissory Note in the amount of $100,000.  In connection with the Note, we also entered into a Stock Grant Agreement pursuant to which we issued the note holder 250,000 shares of our Common Stock.

On November 25, 2009, the Company received gross proceeds of $87,037 from the issuance of 8.7037 shares of Series B preferred stock at $10,000.00 per share and a warrant for 4,701,167 shares of common stock with an exercise price of $0.025 per share.  The warrant is exercisable upon the earlier of (a) May 25, 2010, or (b) the date a registration statement covering the warrant shares is declared effective, but not after November 25, 2014.

On December 17, 2009, the Company received gross proceeds of $51,333 from the issuance of 5.133333 shares of Series B preferred stock at $10,000.00 per share and a warrant for 4,200,000 shares of common stock with an exercise price of $0.0165 per share.  The warrant is exercisable upon the earlier of (a) June 17, 2010, or (b) the date a registration statement covering the warrant shares is declared effective, but not after December 17, 2014.

On February 10, 2010, we entered into a contract with Mexcor, Inc. (“Mexcor”) pursuant to which Mexcor will be responsible for services, which include storage, inventory maintenance, warehousing, shipping, marketing, promotion and distribution under the terms of the agreement.  We will be providing consulting services to Mexcor in connection with certain of these services and we have approval rights as to various matters under the agreement.

In part consideration for the services Mexcor is providing to us, we have agreed to issue and deliver to Mexcor 12,000,000 shares of our common stock within 10 days.  We will also issue to Mexcor warrants to acquire 2,000,000 shares of our common stock at such time as Mexcor realizes $8,000,000 of net sales of our products, and additional warrants to acquire 2,000,000 shares of our common stock at such time as Mexcor realizes $12,000,000 in net sales of products over a twelve (12) month look-back period, provided such criterion is satisfied during the initial five-year term.  Furthermore, we will issue to Mexcor warrants to acquire 2,000,000 shares of our common stock for each product introduced by Mexcor which becomes a product subject to the agreement, provided that (i) Mexcor agrees in writing that we will receive not less that 20% of any amount realized by Mexcor on the sale of Mexcor’s interest in the product, and (ii) we receive not less than $75,000 in fees as a result of sales of such product in the ordinary course of business or Mexcor sells not less than 20,000 case equivalents of the new product.  The Warrants will be exercisable for a period of five years from the date of issuance at an exercise price of 75% of the average closing price of our common stock over the fifteen trading day’s immediately preceding issuance of the warrants.

__________________

In connection with the foregoing, the Company relied upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the SEC under the Securities Act and/or Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The issuances were made to a limited number of persons, all of whom were “accredited investors,” and transfer of the securities was restricted in accordance with the requirements of the Securities Act.

Item 16.   Exhibits

2.1 (7)	Agreement and Plan of Share Exchange, dated as of June 9, 2004, among Gourmet Group, Inc., Drinks Americas, Inc. and the shareholders of Drinks Americas, Inc.
3.1 (7)	Certificate of Incorporation of Drinks Americas Holdings, Ltd.
3.2 (7)	By-Laws of Drinks Americas Holdings, Ltd.
3.3 (1)	Certificate of Designation of Series A Convertible Preferred Stock.
3.4 (12)	Certificate of Amendment of Certificate of Incorporation of Drinks Americas Holdings, Ltd. dated January 16, 2009
3.5 (13)	Certificate of Designation of Series B Convertible Preferred Stock
4.1 (7)	Form of 10% Convertible Promissory Note issued by Gourmet Group, Inc., including Registration Rights provisions.
4.2 (3)	Form of 10% Senior Convertible Promissory Note, dated March 2005, issued by Drinks Americas Holdings, Ltd. issued by Drinks Americas Holdings, Ltd. to investors in its Bridge Notes financing.
4.3 (3)	Form of Stock Purchase Warrant, dated March 2005, issued by Drinks Americas Holdings, Ltd to investors in its Bridge Note financing.
4.4 (4)	Form of Securities Purchase Agreement, dated as of January 30th, 2007 between Drinks Americas Holdings, Ltd. and certain investors.
4.5 (4)	Form of Registration Rights Agreement, dated as of January 30th, 2007 between Drinks Americas Holdings, Ltd. and certain investors.
4.6 (4)	Form of Common Stock Purchase Warrant, dated as of January 30th, 2007 between Drinks Americas Holdings, Ltd. and certain investors.
4.7 (4)	Form of Placement Agent Agreement between Drinks Americas Holdings, Ltd. and Midtown Partners Co., LLC dated as of October 25th, 2006.
4.8 (4)	Form of Placement Agent Warrant, dated as of January 30th, 2007 between Drinks Americas Holdings, Ltd. and Midtown Partners Co., LLC.
4.10 (5)	Form of Registration Rights Agreement, dated as of December 18, 2007 between Drinks Americas Holdings, Ltd. and certain Investors.
4.11 (5)	Form of Placement Agent Agreement between Drinks Americas Holdings, Ltd. and Midtown Partners Co., LLC dated as of December 14, 2006.
4.13 (5)	Form of Placement Agent Warrant, dated as of December 18, 2007 between Drinks Americas Holdings, Ltd. and Midtown Partners Co., LLC.
4.14 (11)	Securities Purchase Agreement, dated as of June 18, 2009 between Drinks Americas Holdings, Ltd., St. George Investments, LLC, J. Patrick Kenny and certain other parties thereto
4.15 (11)	Debenture, dated June 18, 2009 issued by Drinks Americas Holdings, Ltd. to St. George Investments, LLC
4.16 (11)	Form of Pledge Agreement, dated June 18, 2009 between Drinks Americas Holdings, Ltd., St. George Investments, LLC, and J. Patrick Kenny and certain other parties thereto
4.17 (11)	Form of Personal Guarantee, dated June 18, 2009 issued by J. Patrick Kenny to St. George Investments, LLC
4.18 (11)	St. George 7 Month Secured Purchase Note, dated June 18, 2009 between Drinks Americas Holdings, Ltd. and St. George Investments, LLC
4.19 (11)	Warrant issued by Drinks Americas Holdings, Ltd. to St. George Investments, LLC, dated June 18, 2009
4.20 (13)
Preferred Stock Purchase Agreement, dated as of August17, 2009, by and among Drinks Americas Holdings, Ltd. and Optimus Capital Partners, LLC dba Optimus Special Situations Capital Partners, LLC, including all material agreements related thereto

4.21 (13)	Warrant, dated as of August 17, 2009 between Drinks Americas Holdings, Ltd. and Optimus Capital Partners, LLC dba Optimus Special Situations Capital Partners, LLC
4.22 (14)	First Amendment to $4,000,000 Debenture, dated August 28, 2009, issued by Drinks Americas Holdings, Ltd. to St. George Investments, LLC
4.23 (14)	First Amendment and Jointer to Pledge Agreement, dated August 28, 2009 between Drinks Americas Holdings, Ltd., St. George Investments, LLC, and J. Patrick Kenny and certain other parties thereto
4.24 (14)	Default Waiver to Debenture, dated June 18, 2009
4.25	Convertible Promissory Note issued to Leon Frenkel
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1 (7)	Form of 10% Promissory Note issued by Drinks Americas, Inc. to Gourmet Group, Inc. relating to the proceeds of the Private Placement.
10.2 (7)	Agreement, dated April 6, 2004, between Paul Newman, Newman's Own, Inc. and Drinks Americas, Inc. relating to the distribution of Newman's Own Lightly Sparkling Fruit Juices.
10.3 (7)	Letter, dated May 12, 2003, from Interamericana de Licores, S.A. to Drinks Americas, Inc. relating to the production of Cohete Rum.
10.4 (7)	Purchase Agreement, dated July 29, 2003, between Drinks Americas, Inc. and Aguila Tequila Partners relating to Aguila Tequila.
10.5 (7)	Agreement, dated June 24, 2003, between Xanadu Wines Limited and Drinks Americas, Inc. relating to the distribution of Xanadu Normans Wines.

10.6 (7)	Interest Purchase Agreement, dated December 9, 2002, between Drinks Americas, Inc. and Shep Gordon.
10.7 (7)	Assignment, dated December 9, 2002, from Shep Gordon to Drinks Americas, Inc. of the limited liability company interests in Old Whiskey River Distilling Company LLC.
10.8 (7)	Assignment, dated December 9, 2002, from Shep Gordon to Drinks Americas, Inc. of the limited liability company interests in Y Sake LLC.
10.9 (7)	Assignment, dated December 9, 2002, from Alive Enterprises, Inc. to Old Whiskey River Distilling Company LLC of Trademark rights to Old Whiskey River.
10.10 (7)	Assignment, dated December 9, 2002, from Alive Enterprises, Inc. to Y Sake LLC of Trademark rights to Y Sake.
10.11 (7)	Trademark License Agreement, dated December 9, 2002, between Drinks Americas, Inc. and Old Whiskey River Distilling Company LLC relating to Old Whiskey River and Willie Nelson.
10.12 (7)	Trademark License Agreement, dated December 9, 2002, between Drinks Americas, Inc. and Y Sake LLC relating to Y Sake and Roy Yamaguchi.
10.13 (7)	Distributor Rights Agreement, dated December 9, 2002, between Old Whiskey River Distilling Company LLC and Drinks Americas, Inc.
10.14 (7)	Distributor Rights Agreement, dated December 9, 2002, between Y Sake LLC and Drinks Americas, Inc.
10.15 (7)	Consulting and Exclusive Referral Agreement, dated December 9, 2002, by and among Shep Gordon, Drinks Americas, Inc. and Maxmillian Partners, LLC.
10.16 (7)	Sublease Agreement, dated August 12, 2002, by and between Blau Marketing Technologies, Inc. as Sublandlord and Maxmillian Partners, LLC as subtenant.
10.17 (7)	Amended and Restated License Agreement, dated December 10, 2002, between Old Whiskey River Distilling Company, LLC and Willie Nelson.
10.18 (7)	Consulting Letter Agreement, dated March 28, 2002, between Marvin Traub Associates, Inc. and Maxmillian Partners, LLC.
10.19 (7)	Letter, dated October 28, 2002, from DAS Communications Ltd. (David Sonenberg) to Drinks Americas, Inc.
10.20 (7)	Restated (Demand) Promissory Note, dated as of July 9, 2004, in the amount of $290,000 from Drinks Americas, Inc. to Fredrick Schulman as agent for the payees.
10.21 (7)	Promissory Note, dated May 10, 2004, in the amount of $200,000 from Drinks Americas, Inc. to Bank Leumi USA.
10.22 (7)	Unlimited Guaranty, dated May 13, 2004, from Drinks Americas, Inc. to Bank Leumi USA.
10.23 (7)	Secured Convertible Note and Agreement, dated April 8, 2003, in the amount of $200,000 from Maxmillian Partners LLC to Nexcomm International Beverages, LLC.
10.24 (7)	Guaranty Agreement, dated April 8, 2003, between Drinks Americas, Inc. and Nexcomm International Beverages, LLC.
10.25 (7)	Security Agreement, dated April 8, 2003, by and between Drinks Americas, Inc. and Nexcomm International Beverages, LLC.
10.26 (7)	Secured Convertible Note and Agreement, dated July 28, 2003, in the amount of $200,000 from Maxmillian Partners LLC to Nexcomm International Beverages, LLC.
10.27 (7)	Security Agreement, dated July 28, 2003, by and between Maxmillian Partners LLC and Kenneth H. Close.
10.28 (7)	Security Agreement, dated July 28, 2003, by and between Drinks Americas, Inc. and Kenneth H. Close.
10.29 (7)	Guaranty Agreement, dated July 28, 2003, between Maxmillian Mixers LLC and Kenneth H. Close.
10.30 (7)	Promissory Note, dated October 15, 2004, in the amount of $155,975 from Drinks Americas, Inc. to Nexcomm International Beverages, LLC.
10.31 (7)	Note, dated October 15, 2004, in the amount of $352,167 from Drinks Americas, Inc. to Kenneth H. Close.
10.32 (7)	Promissory Note, dated October 15, 2004, in the amount of $44,560 from Drinks Americas, Inc. to Kenneth H. Close.
10.33 (7)	Security Agreement, dated October 15, 2004, by and between Drinks Americas, Inc. and Nexcomm International Beverages, LLC.
10.34 (3)	Form of Registration Rights Agreement between Drinks Americas Holdings, Ltd and the investors in its Bridge Notes financing.
10.35 (2)	Amended and Restated Promissory Note, dated December 26, 2005, by and between Drinks Americas Holdings, Ltd. and Kenneth H. Close for $776,167.
10.36 (2)	Asset Purchase Agreement, dated as of October, 2005, by and between Drinks Americas Holdings, ltd. and Rheingold Brewing Company, Inc.
10.37 (2)	Loan Agreement, dated June 1, 2006, by and between D.T. Drinks, LLC and Production Finance International, LLC.
10.38 (2)	Loan and Security Agreement, dated June 1, 2006, by and between Drinks Americas, Inc., Drinks Global Imports, LLC, D.T. Drinks, LLC and Business Alliance Capital Company.
10.39 (6)	Licensee Agreement between Trump Marks, LLC and D.T. Drinks, LLC, dated November 15, 2005.
10.40 (6)	Agreement between D.T. Drinks, LLC and A.H. Wanders B.V., dated August 10, 2006.
10.41 (6)	Exclusive Distribution Agreement between Damiana Importing, Inc. and Drinks Americas, Inc., dated May 25, 2005.
10.42 (6)	Requirements Agreement between Wynn Starr Flavors, Inc. and Drinks Americas, Inc., dated February 19, 2003.
10.43 (1)	Registrant’s Incentive 2007 Stock.
10.44 (8)	Form of Stock Purchase Agreement dated January 15, 2009 between Drinks America Inc , Jack McKenzie and Paul Walraven
10.45 (8)	Promissory Note in the aggregate amount of $800,000 payable to Jack McKenzie and Paul Walraven
10.46 (9)	Forbearance and Modification Agreement

10.47 (10)	Account Purchase Agreement
10.48	Stock Grant Agreement between Drinks Americas Holdings, Ltd and Leon Frenkel, dated November 9, 2009
10.49	Registration Rights Agreement between Drinks Americas Holdings, Ltd. and Leon Frenkel, dated November 9, 2009
10.50 (15)	Master Distribution and Manufacturing Agreement, dated February 15, 2010, as amended, by and between Drinks Americas Holdings, Ltd. and Mexcor, Inc.
10.51	Exchange Agreement between Drinks Americas Holdings, Ltd. and St. George Investments, LLC, dated November 13, 2009.
10.52	Note Purchase Agreement between Leon Frenkel and St. George Investments, LLC, dated November 13, 2009.
21.1(2)	List of Subsidiaries of Drinks Americas Holdings, Ltd.
23.1	Consent of Counsel to use of the opinion annexed as Exhibit 5.1 is contained in the opinion annexed as Exhibit 5.1
23.2	Consent of independent registered public accountant firm for use of their report.
24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to our Post-Effective Amendment No.1 to Form SB-2 Filed on January 22, 2008
(2)	Incorporated by reference to our Form 10-KSB filed on August 14, 2006
(3)	Incorporated by reference to our Form 8-K filed on March 25, 2005
(4)	Incorporated by reference to our Form 8-K filed January 31, 2007
(5)	Incorporated by reference to our Form SB-2 filed on March 19, 2007
(6)	Incorporated by reference to our 8-K filed on December 19, 2007
(7)	Incorporated by reference to our 8-K filed on March 9, 2005.
(8)	Incorporated by reference to our 8-K filed on January 15, 2009
(9)	Incorporated by reference to our 8-K filed on February 10, 2009
(10)	Incorporated by reference to our 8-K filed on April 17, 2009
(11)	Incorporated by reference to our 8-K filed on June 25, 2009
(12)	Incorporated by reference to our 10-K filed on August 13, 2009
(13)	Incorporated by reference to our 8-K filed on August 18, 2009
(14)	Incorporated by reference to our 8-K filed on September 3, 2009
(15)	Incorporated by reference to our 8-K filed on April 13, 2010

 Item 17.   Undertakings

1.      The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.      The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.      The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on May 14, 2010.

DRINKS AMERICAS HOLDINGS, LTD.
A Delaware corporation

By:	/s/ J. Patrick Kenny
J. Patrick Kenny
Its:	Chief Executive Officer
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints J. Patrick Kenny his true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacities	Date

/s/ J. Patrick Kenny
J. Patrick Kenny	Chief Executive Officer, Chairman of the Board	May 14, 2010
Principal Executive Officer and Principal Financial Officer

/s/ Jason Lazo
Jason Lazo	Chief Operating Officer	May 14, 2010

/s/ Bruce Klein
Bruce Klein	Director	May 14, 2010

/s/ Frederick Schulman
Frederick Schulman	Director	May 14, 2010

/s/ Marvin Traub
Marvin Traub	Director	May 14, 2010

/s/ Hubert Millet
Hubert Millet	Director	May 14, 2010